Exhibit 10.63

CONFIDENTIAL

EXECUTION VERSION

*** TEXT OMITTED AND SUBMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

SETTLEMENT, TERMINATION, ASSET TRANSFER AND TRANSITION AGREEMENT

BETWEEN

NAPO PHARMACEUTICALS, INC.

AND

SALIX PHARMACEUTICALS, INC.,

DATED MARCH 4, 2016

LIST OF SCHEDULES

Schedule 1.7	Form of Assignment and Assumption of Contracts Agreement
Schedule 1.8	Form of Assignment and Assumption of Interests Agreement
Schedule 1.9	Form of Assignment of Transferred Salix Patents
Schedule 1.10	Form of Assignment of Trademarks and Domain Names
Schedule 1.14	Batch Records
Schedule 1.15	Form of Bill of Sale
Schedule 1.19	Definition of COGS
Schedule 1.33	List of Existing Secured Creditors
Schedule 1.42	Inventory as of Transfer Date
Schedule 1.63	List of Ongoing Studies
Schedule 1.70	Peruvian Real Property
Schedule 1.73	Product Revenue Territory
Schedule 1.74	Product Trademarks
Schedule 1.75	Promotional Materials
Schedule 1.86	Salix Contracts
Schedule 1.89	Shares
Schedule 1.106	Transferred Salix Patents
Schedule 2.4	Form of Stipulation for Dismissal with Prejudice
Schedule 3.1	Information, Regulatory Documentation and Books and Records To Be Provided by Salix
Schedule 3.2	Assigned Contracts as of the Transfer Date
Schedule 3.9	Form of Salix Notification to Customers
Schedule 4.6(a)(viii)	Form of Letter to Vendors/Service Providers
Schedule 4.6(a)(ix)	Form of Letter to Holders of Inventory
Schedule 4.8(c)	Form of Letter Agreement between Salix and Jaguar
Schedule 4.11	Form of NDA Transfer and Acceptance Letters
Schedule 4.8(c)	Form of Letter Agreement between Salix and Jaguar
Schedule 6.3	Press Release

SETTLEMENT, TERMINATION, ASSET TRANSFER AND TRANSITION AGREEMENT

THIS SETTLEMENT, TERMINATION, ASSET TRANSFER AND TRANSITION AGREEMENT (this “Agreement”) dated as of March 4, 2016 (“Transfer Date”) , is entered into between Napo Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 301 Main Street, Suite 30G, San Francisco, California 94105 (“Napo”), and Salix Pharmaceuticals, Inc., a California corporation having its principal place of business at 400 Somerset Corporate Blvd., Bridgewater, NJ 08807 (“Salix”).

PRELIMINARY STATEMENTS

A.                                    The Parties (as defined below) entered into that certain Collaboration Agreement dated as of December 9, 2008, as amended (the “Original Agreement”), pursuant to which Napo granted to Salix certain rights to develop and commercialize the “Licensed Product” (as defined in the Original Agreement) in certain fields and territories, all in accordance with the Original Agreement.

B.                                    The Parties are currently parties to a litigation pertaining to Salix’s performance of the Original Agreement, filed in the New York County Supreme Court of the State of New York (Index No. 651214/2011 E) and entitled Napo Pharmaceuticals, Inc. v. Salix Pharmaceuticals, Inc. (the “Litigation”).

C.                                    Without making any admission of liability or concession on the strength of their respective claims, the Parties deem it to be in their best interests and to their mutual advantage to settle the Litigation, to terminate the Original Agreement, and to provide, among other matters, for the reversion to Napo of all rights with respect to the “Licensed Compound” (as defined in the Original Agreement) for inclusion in Licensed Products, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of all of the terms and conditions of this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following capitalized terms will have the meanings set forth in this ARTICLE I when used in this Agreement.

1.1                               “Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Salix or any of its Affiliates arising from sales of the Current Product by or on behalf of Salix or its Affiliates prior to the Transfer Date.

1.2                               “Affiliate” means, with respect to a Party, a Person that (directly or indirectly) controls, is controlled by, or is under common control with such Party.  For purposes hereof, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person (including a Party), means (a) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person (including a Party), whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (including a Party).

1.3                               “Agreement” has the meaning assigned to such term in the Preliminary Statements.

1.4                               “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.5                               “Assigned Contracts” has the meaning assigned to such term in Section 3.2.

1.6                               “Assigned LLC Interests” means all of the limited liability company interests of each of Amazonian Region Botanical Products LLC, a Delaware limited liability company, and SPL South America One LLC, a Delaware limited liability company.

1.7                               “Assignment and Assumption of Contracts Agreement” means the form of Assignment and Assumption of Contracts Agreement attached hereto as Schedule 1.7 to be executed by Salix on behalf of itself and/or its relevant Affiliates and by Napo on the relevant Assumption Date for each Assigned Contract pursuant to Section 3.2.

1.8                               “Assignment and Assumption of Interests Agreement” means the form of Assignment and Assumption of Interests Agreement attached hereto as Schedule 1.8 assigning to Napo the Assigned LLC Interests, which is to be executed by Salix and/or its relevant Affiliates and by Napo on the Transfer Date for the Assigned LLC Interests.

1.9                               “Assignment of Transferred Salix Patents” means the form of Assignment of Transferred Salix Patents attached hereto as Schedule 1.9 to be executed by Salix and/or its relevant Affiliates and by Napo on the Transfer Date for the Transferred Salix Patents.

1.10                        “Assignment of Trademarks and Domain Names” means the form of Assignment of Trademarks and Domain Names attached hereto as Schedule 1.10 to be executed by Salix and/or its relevant Affiliates and by Napo on the Transfer Date for the Product Trademarks.

1.11                        “Assumed Liabilities” has the meaning assigned to such term in Section 4.3.

1.12                        “Assumption Date” means, for each Assigned Contract, the date on which that Assigned Contract is assumed by Napo pursuant to Section 3.2, which means:

(a)                                 for each Assigned Contract that can be assigned on the Transfer Date, the Transfer Date;

(b)                                 for each Assigned Contract that cannot be assigned on the Transfer Date, the date on which Salix can assign such Assigned Contract to Napo as provided in Section 3.2.

1.13                        “Apportioned Obligations” has the meaning assigned to such term in Section 4.19(b).

1.14                        “Batch Records” means the executed production batch records, the master batch record(s) and the test methods which enable the manufacture of the Current Product for each production process run during the twelve (12) months prior to the Transfer Date, but for at least the last five (5) such production runs, whether run at a facility of Salix or its Affiliates, or at any Third Party facility on behalf of Salix or its Affiliates, including those set forth on Schedule 1.14.

1.15                        “Bill of Sale” means the Bill of Sale attached hereto as Schedule 1.15 to be executed by Salix and its relevant Affiliates and Napo on the Transfer Date.

1.16                        “Books and Records” means all books and records relating to the Licensed Compound and/or Licensed Products Controlled by Salix or its Affiliates as of the Transfer Date, in any form, including financial and accounting information and records, sales and purchase records, pricing lists, customer and supplier lists, lists of potential pharmaceutical wholesalers for the Licensed Product, regulatory information or files, research and development reports and records, equipment logs, business reports, plans and projections, marketing and advertising materials, and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices).

1.17                        “Claim Amount” means, subject to adjustment as further provided in this Section 1.17, the lesser of (a) Thirty-Six Million Dollars ($36,000,000) and (b) such amount as Napo demonstrates to Salix’s reasonable satisfaction to constitute the aggregate amount of Napo’s bona fide cash obligations as of the Transfer Date to Third Parties for fees and services and related disbursements directly, and solely and exclusively, related to the Litigation, the Draft Complaint, and the Claims asserted by Napo against Salix therein, and the financing costs and accrued interest associated with the payment of such fees, services and related disbursements, which shall be provided to Salix at such time as Napo is required to make the first Tail Payment.  From and after the Transfer Date, in the event that the aggregate amount of Napo’s bona fide cash obligations as of the Transfer Date to Third Parties for fees and services and related disbursements directly, and solely and exclusively, related to the Litigation, the Draft Complaint, and the Claims asserted by Napo against Salix therein, and the financing costs and accrued interest associated with the payment of such fees, services and related disbursements, are, at any time or from time to time, reduced, compromised or forgiven by such Third Parties to less than the initial Claim Amount as established pursuant to the preceding sentence, then the Claim Amount shall to such extent be reduced by the amount of any such reduction, compromise, or forgiveness.  Napo shall promptly provide written notice to Salix of any such reduction, compromise or forgiveness that reduces the Claim Amount.

1.18                        “Claims” shall mean any and all claims, actions, causes of action, demands, costs, grievances, duties, obligations, rights, counterclaims, debts, damages, losses, liabilities, judgments, and charges of whatever nature, whether known or unknown.

1.19                        “COGS” has the meaning assigned to such term in Schedule 1.19.

1.20                        “Confidential Information” has the meaning assigned to such term in Section 6.1.

1.21                        “Contract Assignment Period” has the meaning assigned to such term in Section 3.2.

1.22                        “Contracts” shall mean any contract, agreement or instrument, including supply contracts, market research agreements, ad agency agreements, quality agreements, clinical trial agreements, licenses, purchase orders, sale orders, bids, understandings or commitments, customer agreements, subcontracts or conditional sales agreements.

1.23                        “Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights of a Party, shall mean that such Party or its Controlled Affiliate owns or possesses rights to intellectual property sufficient to effect the transfer or grant the applicable license, as the case may be, under this Agreement, without violating the terms of an agreement with a Third Party or requiring any payment to any Third Party in connection with or as a result of such transfer or license.

1.24                        “Current Product” means that certain pharmaceutical product containing the Licensed Compound that is currently marketed by Salix in the Territory pursuant to the NDA under the brand name “Fulyzaq®”.

1.25                        “Dispute” has the meaning assigned to such term in Section 8.1.

1.26                        “Dollars” or “$” means the legal tender of the United States.

1.27                        “Draft Complaint” means that certain draft complaint presented by Napo to Salix on or about February 20, 2015.

1.28                        “Drug Approval Application” means a New Drug Application as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, or any corresponding application in a country or jurisdiction other than the United States.

1.29                        “Drug Master File” means any drug master files filed with the FDA with respect to Licensed Products, and any equivalent filing in other countries or regulatory jurisdictions.

1.30                        “Encumbrance” means any claim, security interest, pledge, hypothecation, mortgage, charge, escrow, option, proxy, right of first refusal, preemptive right, license, joint ownership interest, prior assignment, title retention agreement, indenture, lien, encumbrance or security agreement.

1.31                        “Excluded Assets” means, other than the Transferred Assets, all assets, property, rights and interests of Salix and its Affiliates.  For clarity, the Excluded Assets include: (a) all intellectual property and intellectual property rights of Salix and its Affiliates (other than the Transferred Salix Technology, the Transferred Information, the Transferred Regulatory Documentation, the Product Trademarks or, to the extent transferred to Napo, intellectual property rights of Salix and its Affiliates as set forth in the Transferred Contracts), including the Retained Information and Retained Regulatory Information; (b) all Regulatory Documentation

(other than the Transferred Regulatory Documentation), including the Retained Regulatory Documentation; (c) all tangible personal property of Salix or any of its Affiliates (other than the Inventory); (d) all Accounts Receivable; (e) any refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to any and all Taxes paid or to be paid by Salix or any of its Affiliates (including any and all Taxes paid or to be paid by any of Salix’s Affiliates on behalf of Seller); (f) all insurance policies and insurance Contracts insuring the Transferred Assets, together with any claim, action or other right Salix or any Affiliate of Salix may have for insurance coverage under any past or present policies and insurance Contracts insuring the Transferred Assets; (g) all books, documents, records, files or other items relating to the Litigation, including the negotiation and consummation of this Agreement and the other transactions contemplated by this Agreement; and (h) all books, documents, records, files or other items prepared in connection with the licensing or sale of rights to the Licensed Compound or Licensed Products, including (i) bids received from Third Parties and analyses relating to the Licensed Compound or Licensed Products, (ii) confidential communications with legal counsel representing Salix or its Affiliates and the right to assert attorney-client privilege with respect thereto, and (iii) all confidentiality agreements with prospective licensees or purchasers of rights to the Licensed Compound or Licensed Products or any portion thereof.

1.32                        “Excluded Liabilities” has the meaning assigned to such term in Section 4.4.

1.33                        “Existing Secured Creditors” means the current secured creditors of Napo as of the Transfer Date, a list of which is set forth on Schedule 1.33.

1.34                        “FDA” shall mean the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions.

1.35                        “GAAP” means United States generally accepted accounting principles, consistently applied.

1.36                        “GMP” means current good manufacturing practices required by the FDA, as set forth in the applicable regulations, guidance and regulatory requirements promulgated under the U.S. Federal Food, Drug and Cosmetic Act, as amended, together with the ICH Guidelines applicable to the manufacture and testing of products.

1.37                        “IND” means any investigational new drug application filed with the FDA for authorization to commence clinical trials or its equivalent in other countries or regulatory jurisdictions.

1.38                        “Indemnification Claim Notice” has the meaning assigned to such term in Section 7.4(a).

1.39                        “Indemnified Party” has the meaning assigned to such term in Section 7.4(a).

1.40                        “Indemnifying Party” has the meaning assigned to such term in Section 7.4(a).

1.41                        “Information” means techniques and data relating to the development, manufacture, commercialization and other exploitation of the Licensed Compound or Licensed Products, including the data and information arising from the Ongoing Studies, that are

Controlled by Salix or its Affiliates as of the Transfer Date and, with respect to the Ongoing Studies thereafter until completion of such Ongoing Studies, including inventions, practices, methods, knowledge, know-how, test data, including pharmacological, toxicological, biological, chemical and physical and pre-clinical and clinical test data, analytical and quality control data, regulatory submissions, correspondence and communications, marketing, marketing research, pricing, distribution, cost, sales, purchasing, manufacturing, patent and legal data, information or descriptions (whether or not confidential, proprietary, patented or patentable), in each case in written, electronic or any other form now known or hereafter developed.

1.42                        “Inventory” means all Licensed Compound and Current Product (including all assays, reagents, resins, excipients, API, starting materials, raw and pack materials, work-in-process, finished goods, samples, sample packs, warehoused stock, supplies and packaging materials relating to the foregoing) Controlled by Salix or its Affiliates (regardless of whether held at a facility of Salix, its Affiliates, or any contractor) as of the Transfer Date, including: (a) Crude Plant Latex (CPL); (b) the Licensed Compound; and (c) all finished Current Product, regardless of when the expiration date is. A schedule of the Inventory as of the Transfer Date is attached hereto as Schedule 1.42.

1.43                        “Jaguar” means Jaguar Animal Health, Inc., a Delaware corporation, that is a licensee of certain rights in respect of the Licensed Compound from Napo.

1.44                        “JAMS” has the meaning assigned to such term in Section 8.2(a).

1.45                        “Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, determined or determinable, or absolute, contingent or otherwise, including any product liability.

1.46                        “Licensed Compound” has the meaning assigned to such term in the Preliminary Statements.

1.47                        “Licensed Product” has the meaning assigned to such term in the Preliminary Statements.

1.48                        “Licensed Salix Know-How” shall mean all scientific, medical, technical, marketing, regulatory, manufacturing and other information that relates to making, having made, using, developing, importing, offering for sale, selling, distributing, marketing, promoting and otherwise exploiting the Licensed Compound or Current Product and is Controlled by Salix or its Affiliates as of the Transfer Date, but excluding Transferred Salix Know-How.

1.49                        “Licensed Salix Patents” shall mean all Patents that claim or cover making, having made, using, developing, importing, offering for sale, selling, distributing, marketing, promoting and otherwise exploiting the Licensed Compound or Current Product and are Controlled by Salix or its Affiliates as of the Transfer Date, but excluding the Transferred Salix Patents.

1.50                        “Licensed Salix Technology” shall mean the Licensed Salix Know-How and the Licensed Salix Patents.

1.51                        “Litigation” has the meaning assigned to such term in the Preliminary Statements.

1.52                        “Losses” has the meaning assigned to such term in Section 7.1.

1.53                        “Napo” has the meaning assigned to such term in the Preliminary Statements.

1.54                        “Napo Indemnities” has the meaning assigned to such term in Section 7.2.

1.55                        “Napo Change of Control Consideration” means, in connection with a Napo Change of Control Transaction:

(a)                                 The total value of all cash, securities, or other property paid at the closing of the Napo Change of Control Transaction to Napo, any Affiliate of Napo, or their shareholders (including by way of extraordinary dividend in advance of or in connection with the closing of the Napo Change of Control Transaction) or Contingent Payments to be paid in the future to them with respect to the Napo Change of Control Transaction as provided below (other than payments of interest or dividends) in respect of (i) the assets of Napo, (ii) the capital stock of Napo (and any securities convertible into options, warrants, or other rights to acquire such capital stock), or (iii) the assumption, directly or indirectly (by operation of law or otherwise), of any indebtedness of Napo for borrowed money, less all cash and cash equivalents held by Napo at the closing of the Napo Change of Control Transaction; in each case, to the extent fairly allocable (such allocation to be determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties or, if the Parties are unable to agree on an independent appraiser, then pursuant to the dispute resolution provisions set out in ARTICLE  VIII) to the Transferred Assets or rights of Napo or its Affiliates to develop, have developed, make, have made, use, offer for sale, sell, have sold, distribute, import or export the Licensed Compound or Licensed Products.

(b)                                 Any amounts payable to Napo, any Affiliate of Napo, or any shareholder of Napo or its Affiliates in connection with a noncompetition agreement or any employment, consulting, licensing, supply, or other agreement, to the extent that such amounts payable are greater than what would customarily be paid on an arm’s-length basis to an employee, consultant, licensee, or supplier who had not been acquired, shall be deemed to be part of the Napo Change of Control Consideration.

(c)                                  In the event a Napo Change of Control Transaction is consummated in one or more steps, any additional consideration paid or to be paid in any subsequent step in the Napo Change of Control Transaction, including payments in accordance with promissory notes delivered to Napo in connection with a Napo Change of Control Transaction or any Contingent Payments in respect of the items set forth in Section 1.55(a), shall be deemed to be part of Napo Change of Control Consideration.

(d)                                 For purposes hereof, “Contingent Payments” shall mean consideration received or receivable by Napo, its Affiliates, or its or their employees, former or current equity holders, or any other parties in the form of deferred performance-based payments, “earn-outs”, indemnity holdbacks, or other contingent payments based on the future performance of Napo or its Affiliates or any of their businesses or assets.

(e)                                  For purposes of valuing consideration included in Napo Change of Control Consideration other than cash payable at closing:  (i) the assumption of any indebtedness for borrowed money will be valued at the unpaid principal amount of such assumed liability; (ii) Contingent Payments shall be included in Napo Change of Control Consideration at the same times as the Contingent Payments are received by the relevant Person; (iii) the value of any purchase money or other promissory notes shall be deemed to be the face amount thereof; (iv) any securities (other than a promissory note) will be valued at the time of the closing of the Napo Change of Control Transaction (without regard to any restrictions on transferability) as follows: (x) if such securities are traded on a stock exchange, the securities will be valued at the average last sale or closing price for the ten (10) trading days immediately prior to the closing of the Napo Change of Control Transaction; (y) if such securities are traded primarily in over-the-counter transactions, the securities will be valued at the mean of the closing bid and asked quotations similarly averaged over the ten (10) trading days immediately prior to the closing of the Napo Change of Control Transaction; and (z) if such securities have not been traded before the closing of the Napo Change of Control Transaction, the value of such securities as determined by agreement of Napo and Salix or by an independent appraiser mutually agreeable to the Parties or, if the Parties are unable to agree on an independent appraiser, then pursuant to the dispute resolution provisions set out in ARTICLE VIII; and (v) any assets other than cash or the assets described in the foregoing clauses will be valued as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties or, if the Parties are unable to agree on an independent appraiser, then pursuant to the dispute resolution provisions set out in ARTICLE VIII.

1.56                        “Napo Change of Control Transaction” shall be deemed to have occurred upon the first occurrence of any of the following events on or after the Transfer Date:

(a)                                 any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of Napo then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of Napo representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of Napo or (ii) has the power, directly or indirectly, to elect a majority of the members of Napo’s board of directors or similar governing body (“Board of Directors”); or

(b)                                 Napo enters into a merger, consolidation or similar transaction with another Person (whether or not Napo is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of Napo immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of Napo or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of Napo immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of Napo representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of Napo immediately prior to such transaction; or

(c)                                  Napo sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of Napo’s assets; or

(d)                                 the holders of capital stock of Napo approve a plan or proposal for the liquidation or dissolution of Napo.

For the purpose of this definition of Napo Change of Control Transaction, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act, (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act, and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.57                        “Napo Entity” has the meaning set forth in Section 1.58.

1.58                        “Napo Third Party Product Revenue” means any consideration or payment, in any form, received by Napo or any of its Affiliates or any shareholder of Napo or any of its Affiliates (a “Napo Entity”) from any Third Party to whom Napo or any of its Affiliates, directly or indirectly, grants a license, sublicense, or partners with (e.g., via a collaboration, joint venture or similar arrangement) in respect of, or sells or otherwise transfers (including, for clarity, by transfer of ownership or economic interests), any of the Transferred Assets, any of Napo’s rights under this Agreement, or any right to develop, have developed, make, have made, use, offer for sale, sell, have sold, distribute, import or export the Licensed Compound or Licensed Products, in each case to the extent the same are fairly attributable to the Transferred Assets or such rights, including (to the extent the same are fairly attributable to the Transferred Assets or such rights) the following:

(a)                                 any upfront payment, development, regulatory, commercialization or other milestone or deferred payment, royalty, profit share, sales proceeds, license maintenance fee, or the like;

(b)                                 all payments for the supply of products or components or ingredients thereof or other product production materials by or on behalf of a Napo Entity to such Third Party that are in excess of the Napo Entity’s COGS for such products, components, ingredients, or materials;

(c)                                  all payments for the reimbursement of research and development costs incurred by a Napo Entity that are in excess of the Napo Entity’s costs to perform such research and development, calculated based on an FTE rate of $250,000 per FTE (the equivalent of a full-time employee or consultant performing such activities, measured on the basis of eighteen hundred (1800) hours per year) plus out-of-pocket expenses for materials and subcontractors to perform any such research and development activities;

(d)                                 the fair market value (such fair market value to be determined by agreement of Napo and Salix or by an independent appraiser mutually agreeable to Napo and Salix or, if the Parties are unable to agree on an independent appraiser, then pursuant to the dispute resolution provisions set out in ARTICLE VIII) of any equity securities of a Third Party issued to a Napo Entity that exceeds any amount paid by the Napo Entity for such securities;

(e)                                  the amount by which any amount paid by a Third Party to a Napo Entity for equity securities issued or transferred to such Third Party exceeds the fair market value (such fair market value to be determined by agreement of Napo and Salix or by an independent appraiser mutually agreeable to Napo and Salix or, if the Parties are unable to agree on an independent appraiser, then pursuant to the dispute resolution provisions set out in ARTICLE VIII) of such equity securities; and

(f)                                   amounts payable to any Napo Entity in connection with a noncompetition agreement or any employment, consulting, licensing, supply, or other agreement, to the extent that such amounts payable are greater than what would customarily be paid on an arm’s-length basis to an employee, consultant, licensee, or supplier, or the like;

provided, that the following shall be excluded from Napo Third Party Product Revenue:

(a)                                 consideration received from a licensee, sublicensee, partner (e.g., via a collaboration, joint venture or similar arrangement), or purchaser resulting from any sales of a Licensed Product that occur outside the Product Revenue Territory for such Licensed Product; and

(b)                                 reimbursement for patent prosecution and/or maintenance expenses related directly to the Licensed Compound or Licensed Products to cover Napo’s or its Affiliates’ actual, out-of-pocket expenses for same.

For clarity, Napo Third Party Product Revenue does not include any revenue received by Napo and its Affiliates from the bona fide sale of Licensed Products by Napo or its Affiliates directly to the wholesale or retail market in circumstances where Napo or its Affiliates are themselves (including, for clarity, through the use of Third Party contractors) directly commercializing the relevant Licensed Product to the wholesale or retail market for their own account in the country in which such sales occur.

1.59                        “NDA” means the U.S. New Drug Application number 202-292 and all other submissions, supplements or amendments as of the Transfer Date pertaining thereto.  The term “NDA” includes the materials contained in the official NDA dossier and files, including all NDA submissions, amendments, and supplements.

1.60                        “Net Sales” has the meaning assigned to such term in the Original Agreement.

1.61                        “Non-Assignable Contracts” has the meaning assigned to such term in Section 3.2.

1.62                        “Non-Assigned Contracts” has the meaning assigned to such term in Section 3.2.

1.63                        “Ongoing Studies” means those certain studies relating to the Licensed Compound or the Licensed Product that are ongoing as of the Transfer Date that are described on Schedule 1.63.

1.64                        “Original Agreement” has the meaning set forth in the Preliminary Statements.

1.65                        “Original Term” shall mean the period commencing on December 9, 2008, the effective date of the Original Agreement, and ending on the Transfer Date.

1.66                        “Party” shall mean Napo or Salix individually, and “Parties” shall mean Napo and Salix collectively.

1.67                        “Patent(s)” shall mean any patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any of the foregoing.

1.68                        “Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings; (b) Encumbrance caused by Applicable Laws that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Transferred Asset subject thereto or affected thereby in the ordinary course of business; and (c) Encumbrance not securing indebtedness or guarantees of indebtedness that does not materially detract from the current value of, or materially interfere with, the present use and enjoyment of such Transferred Asset in the ordinary course of business.

1.69                        “Person” shall mean any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

1.70                        “Peruvian Real Property” means that real property described on Schedule 1.70.

1.71                        “Post-Transfer Tax Period” has the meaning assigned to such term in Section 4.19(b).

1.72                        “Pre-Transfer Tax Period” has the meaning assigned to such term in Section 4.19(b).

1.73                        “Product Revenue Territory” means, for any Licensed Product, those countries specified on Schedule 1.73 as allocated to Salix for any indication (which, for clarity, may be one among multiple indications) for which such Licensed Product is approved by the competent Regulatory Authority for marketing and sale in the relevant country.

1.74                        “Product Trademarks” means the Trademarks and Current Product-specific domain names, URLs, 800 numbers and the like, including all registrations thereof, that are Controlled by Salix or its Affiliates as of the Transfer Date and solely and exclusively used with the Current Product, including the trademark “Fulyzaq®” and including those additional items identified on Schedule 1.74.

1.75                        “Promotional Materials” means, as of the Transfer Date, (a) all then-current market research, marketing plans, media plans, advertising, marketing-related clinical study results, form letters and medical queries, sales training materials, existing customer lists (including distributors, wholesalers, doctors, hospitals, group purchasing organizations (GPOs), and pharmacists); and (b) all then-current versions of promotional materials (advertising, promotional and informational materials, including flyers, brochures, pamphlets, package inserts, product samples, medical education slides, monographs or CME program video cassettes, computer disks, CD-ROMs, websites, non-licensed software, tradeshow materials and booths, literature, journal articles or reprints, promotional books and records, sales or other manuals or any similar materials or items), in each case ((a) and (b)) to the extent the same are related solely and exclusively to Licensed Products, that are Controlled by Salix or its Affiliates as of the Transfer Date, and all copyrights to any of the foregoing, including those items identified on Schedule 1.75.

1.76                        “Regulatory Authority” means any supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity, including the FDA, regulating or otherwise exercising authority with respect to the commercialization (including the determination of pricing/reimbursement) of Licensed Products in any country or other jurisdiction.

1.77                        “Regulatory Documentation” means (a) submissions to any Regulatory Authority, including INDs, Drug Approval Applications, Drug Master Files, correspondence with regulatory agencies (registrations and licenses, regulatory drug lists, advertising and promotion documents), period safety update reports, adverse event files, complaint files and manufacturing records and, if applicable, any updates or supplements to any of the foregoing, (b) any minutes or contact logs with respect to any telephone conferences conducted with any Regulatory Authority relating to the subject matter described in clause (a) of this sentence, and (c) materials in the working regulatory and clinical files of Salix pertaining to the conduct of upcoming annual reviews and required reports to the FDA that have yet to be filed, in each case ((a), (b), and (c)) to the extent relating to the Licensed Compound or Licensed Products and Controlled by Salix or its Affiliates as of the Transfer Date, including those items identified on Schedule 3.1.

1.78                        “Released Matters” has the meaning assigned to such term in Section 2.2(a).

1.79                        “Releasees” has the meaning assigned to such term in Section 2.2(a).

1.80                        “Releasers” has the meaning assigned to such term in Section 2.2(a).

1.81                        “Retained Information” means any (a) Books and Records, and (b) Information, in each case ((a) and (b)) that are not included in Transferred Information.

1.82                        “Retained Regulatory Information” means any Regulatory Documentation that is not included in Transferred Regulatory Documentation.

1.83                        “Returns/Rebates/Chargebacks” has the meaning assigned to such term in Section 3.7(a).

1.84                        “Salix” has the meaning assigned to such term in the Preliminary Statements.

1.85                        “Salix Brands” means the unregistered and registered trademarks, service marks, trade names, labels, logos and trade dress of Salix and/or its Affiliates and used by Salix and/its Affiliates on the labeling and packaging of the Current Product as of the Transfer Date.

1.86                        “Salix Contracts” shall mean all Contracts to which Salix or its Affiliate is a party that are related to the development, manufacture, marketing or commercialization of the Licensed Compound or Licensed Products, including supply arrangements (including all related quality contracts) for the Licensed Compound or Licensed Products (or any raw and pack materials, supplies and packaging materials therefor) and clinical trial arrangements for the Licensed Compound or Licensed Products, including those Contracts identified on Schedule 1.86.

1.87                        “Salix Current Product” means any Current Product sold by or on behalf of Salix and/or its Affiliates under Salix’s National Drug Code on or before the Transfer Date.

1.88                        “Salix Indemnities” has the meaning assigned to such term in Section 7.1.

1.89                        “Shares” means all shares of equity securities, including any warrants or options therefor, of Napo or any of its Affiliates (including Jaguar) held by Salix or any of its Affiliates, including those set forth on Schedule 1.89.

1.90                        “Surviving Indemnification” means, (a) with respect to Salix, Salix’s indemnification of Napo pursuant to Sections 14.1 and 14.3 of the Original Agreement in respect of actions or omissions occurring during the Original Term and, (b) with respect to Napo, Napo’s indemnification of Salix pursuant to Sections 14.2 and 14.3 of the Original Agreement in respect of actions or omissions occurring during the Original Term.

1.91                        “Tail Payment” means (a) the sum, without duplication, of (i) any and all Napo Change of Control Consideration received in a Napo Change of Control Transaction, and (ii) any Napo Third Party Product Revenue, minus (b) the Claim Amount (as adjusted pursuant to the provisions of this Agreement), to the extent there is any portion of the Claim Amount (as adjusted pursuant to the provisions of this Agreement) that has not been previously deducted from any prior sums of any and all Napo Change of Control Consideration received in a Napo Change of Control Transaction and Napo Third Party Product Revenue. In no event may the cumulative deductions made by Napo over time pursuant to clause (b) of the preceding sentence exceed in the aggregate the Claim Amount (as adjusted pursuant to the provisions of this Agreement).

1.92                        “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any Taxing Authority or other Governmental Authority under Applicable Laws.

1.93                        “Taxing Authority” means any federal, national, supranational, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

1.94                        “Tempesta License Agreement” means that certain Amended and Restated License Agreement, dated October 16, 2002, by and between Napo and Michael Tempesta, Ph.D.

1.95                        “Territory” means the United States.

1.96                        “Third Party” shall mean any Person other than Napo, Salix and their respective Affiliates.

1.97                        “Third Party Claim” has the meaning assigned to such term in Section 7.1.

1.98                        “Third Party Payments” means all payments, up-front fees or milestones (including any fees or milestones payable in installments), royalties, or other payments of whatever kind or nature payable to a Third Party in consideration for rights necessary or useful for making, having made, using, developing, importing, offering for sale, selling, distributing, marketing, promoting and otherwise exploiting the Licensed Compound or Licensed Products.

1.99                        “Trademarks” means any registered and unregistered trademarks, trade names, service marks, service names, trade dress, logos, and slogans, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, and intellectual property rights residing in the foregoing, including copyrights and design rights.

1.100                 “Transfer Date” has the meaning assigned to such term in the Preliminary Statements.

1.101                 “Transfer Taxes” means all recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance, or other similar Taxes imposed or levied by reason of, in connection with or attributable to, this Agreement or the transactions contemplated hereby.

1.102                 “Transferred Assets” means all right, title and interest of Salix and its Affiliates in and to the following assets: (a) the NDA; (b) Transferred Regulatory Documentation; (c) the Promotional Materials; (d) the Product Trademarks; (e) the Inventory; (f) the Assigned LLC Interests, (g) the Transferred Information, (h) the Batch Records, (i) the Shares, (j) the benefit of Assigned Contracts, and (k) the Transferred Salix Technology.

1.103                 “Transferred Information” means all (a) Books and Records and (b) Information, in each case ((a) and (b)) that relate solely and exclusively to the Licensed Compound and/or the Licensed Products; with such Books and Records and Information, from and after the Transfer Date, to be deemed to be Confidential Information of Napo.

1.104                 “Transferred Regulatory Documentation” means all Regulatory Documentation that relates solely and exclusively to the Licensed Compound and/or the Licensed Products.

1.105                 “Transferred Salix Know-How” shall mean all scientific, medical, technical, marketing, regulatory, manufacturing and other information that relates solely and exclusively to making, having made, using, developing, importing, offering for sale, selling, distributing, marketing, promoting and otherwise exploiting the Licensed Compound or Licensed Products and is Controlled by Salix or its Affiliates as of the Transfer Date.

1.106                 “Transferred Salix Patents” means the Patents identified in Schedule 1.106.

1.107                 “Transferred Salix Technology” means the Transferred Salix-Know How and the Transferred Salix Patents.

1.108                 “Transition Coordinators” has the meaning assigned to such term in Section 3.5.

1.109                 “UIRF License Agreement” means that certain License Agreement, dated February 26, 2008, by and between the University of Iowa Research Foundation and Napo.

1.110                 “United States” or “U.S.” shall mean the fifty (50) states of the United States of America and the District of Columbia and the territories of the United States of America.

1.111                 “Valeant” means Valeant Pharmaceuticals International, a Delaware corporation.

1.112                 “Valeant Control Period” means the period beginning on April 1, 2015, and ending upon the Transfer Date.

ARTICLE II
TERMINATION; RELEASE; DISMISSAL

2.1                               Termination.

(a)                                 Subject to the terms and conditions of this Agreement, the Original Agreement shall be terminated in its entirety as of the Transfer Date, and shall be of no further force and effect from and after the Transfer Date.  Notwithstanding any provision to the contrary in the Original Agreement, no provisions of the Original Agreement shall be deemed to survive or have any further force or effect after the Transfer Date, except as provided in this Agreement or as it relates to Surviving Indemnification.  For clarity, the Surviving Indemnification shall survive the termination of the Original Agreement pursuant to this Agreement and continue in full force and effect in accordance with its terms.

(b)                                 From and after the Transfer Date, (i) Salix shall have no payment obligations to Napo pursuant to Article 7 of the Original Agreement for sales of Licensed Products on and after the Transfer Date, provided that Salix shall deliver the report and make the payment required pursuant to Section 4.6(a)(x), and shall deliver a report pursuant to Section 7.8 of the Original Agreement for the first Quarter (which will end as of the Transfer Date) of the Calendar Year ending December 31, 2016 (as such terms are defined in the Original Agreement) and make payment of all royalties due thereunder within thirty (30) days after the Transfer Date; (ii) Salix shall be obligated to perform only such obligations as are specified in this Agreement (including the Surviving Obligations) and shall otherwise be released from any continuing obligation whatsoever under the Original Agreement, and (iii) all licenses and rights granted by

Napo to Salix under the Original Agreement (including the licenses and rights granted by Napo to Salix pursuant to Sections 10.1 and 10.5 of the Original Agreement) with respect to the Licensed Compound and Licensed Products anywhere in the world for any purpose shall terminate immediately, and all such licenses and rights with respect to the Licensed Compound and Licensed Products shall revert back to Napo; provided that Napo hereby grants Salix a limited non-exclusive, royalty-free license, under the relevant Napo Technology (as such term is defined in the Original Agreement) solely for the purposes of permitting Salix to comply with its obligations under ARTICLE III for the applicable periods described therein. Except as set forth in this Agreement with respect to the Licensed Compound and the Current Product in the Territory, Salix shall have no rights or obligations with respect to the Licensed Compound or Licensed Products anywhere in the world for any purpose.

2.2                               Release.  As of the Transfer Date:

(a)                                 Except with respect to the obligations created by, acknowledged in or arising out of this Agreement, each Party does hereby for itself and its respective legal predecessors, successors and assigns, and its Affiliates, and each of their respective current and former trustees, officers, directors, employees, agents, attorneys and representatives (the “Releasers”), unconditionally release, covenant not to sue, and absolutely and forever discharge the other Party, together with its respective legal predecessors, successors and assigns, and its Affiliates, and each of their respective current and former trustees, officers, directors, employees, agents, attorneys, and representatives (the “Releasees”), from any and all Claims relating to the Original Agreement or set forth in the Draft Complaint or relating to such Claims, except for the Surviving Indemnification, other than Claims based upon and arising under this Agreement, whether known or unknown, anticipated or unanticipated, whether at law or in equity, which either Party may have or claim to have against the other Party or the other Persons identified above in the past, now or at any time in the future relating to the Original Agreement or Claims set forth in the Draft Complaint or relating to such Claims, except for the Surviving Indemnification, other than Claims based upon and arising under this Agreement, including any and all claims for attorneys’ fees and costs (all of which are hereinafter referred to as and included within the “Released Matters”). It is the intention of the Parties in executing this Agreement that this Agreement will be effective as a full and final accord and satisfaction and mutual general release of and from all Released Matters.

(b)                                 The Releasers understand that by executing this Agreement, the Releasers are giving up any claims the Releasers may have at this time against the Releasees, except as to the Surviving Indemnification, regardless of whether the Releasers have ever asserted any claims before the execution of this Agreement and regardless of whether the Releasers knew the Releasers had such claims before the execution of this Agreement.  The Releasers further acknowledge that except as expressly set forth herein, the Releasers are not relying on any representations or warranties by any officer, director, or employee of the Releasees in entering into this release.

(c)                                  Each Party agrees that Releasors will not commence any legal action or lawsuit or otherwise assert any legal claim against any of the Releasees seeking relief for any Claim released or waived hereunder.

(d)                                 Notwithstanding anything to the contrary herein, the foregoing mutual release does not extend to Claims arising out of (i) the breach of this Agreement, or (ii) any liability for indemnification provided in this Agreement.

2.3                               Unknown Claims.  In furtherance of the intentions set forth herein, each of the Parties acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each Party expressly waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California and any and all provisions, rights and benefits to similar effect conferred by any law of any state or territory of the United States or foreign country or principle of common or civil law.  In connection with such waiver and relinquishment, each of the Parties acknowledges that it is aware that it or its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement or the other Party hereto, but that it is its intention hereby fully, finally and forever to settle and release all of the Released Matters, disputes and differences known or unknown, suspected or unsuspected, which now exist, may exist or heretofore have existed between the Parties, except as otherwise expressly provided. In furtherance of this intention, the releases herein given will be and remain in effect as full and complete mutual releases notwithstanding the discovery or existence of any such additional or different claim or fact.

2.4                               Dismissal.  Within five (5) business days after the Transfer Date, the Parties shall cause to be completed, executed and filed with the New York County Supreme Court of the State of New York, the stipulation for dismissal with prejudice of the Litigation in the form attached hereto as Schedule 2.4.

ARTICLE III
TRANSITION OBLIGATIONS

3.1                               Transfer of Transferred Information and Transferred Regulatory Documentation; Access to Retained Information and Retained Regulatory Documentation.

(a)                                 Promptly after the Transfer Date (or within 30 days of the Transfer Date to the extent any Transferred Information or Transferred Regulatory Documentation cannot be located by Salix using commercially reasonable efforts prior to the Transfer Date), Salix shall provide to Napo all Transferred Information and Transferred Regulatory Documentation.  Beginning on the Transfer Date and continuing for one (1) year thereafter, Salix shall, upon Napo’s written request, promptly provide Napo with access to such Retained Information and Retained Regulatory Documentation as is not in Napo’s possession (or, if in Napo’s possession, is illegible or cannot with reasonable effort be located by Napo) and that the Parties reasonably agree is necessary or reasonably useful in order to facilitate the transfer of responsibility for the Licensed Compound and Licensed Product to Napo.

(b)                                 Copies of Information, Regulatory Documentation, and Books and Records (including any underlying raw and original source data) to be provided by Salix pursuant to Section 3.1(a) shall be provided, as reasonably requested by Napo, in an electronic format readable by generally available Third Party software via e-mail or in a digital storage medium (e.g., optical disc, hard drive, flash drive, etc.), and Salix shall provide an electronic export of all such Information, Regulatory Documentation, and Books and Records, including all terminology lists used for encoding such items. To the extent any such Information, Regulatory Documentation, and Books and Records is not practical (in terms of efficiency or costs) to transfer in an electronic form, Salix shall further permit Napo (or its designees) to access and reproduce any such Information, Regulatory Documentation, and Books and Records in connection with the development, manufacture, commercialization or other exploitation of the Licensed Compound or Licensed Products.  To the extent Applicable Laws reasonably require Napo to possess or control original copies of documents reflecting or containing Information, Regulatory Documentation, and Books and Records in order to assume and continue manufacture, development and commercialization of the Licensed Compound and Licensed Products following the Transfer Date, Salix agrees, upon Napo’s written request, to provide, and cause its Affiliates to provide, such original copies to Napo or its designee (it being understood and agreed that Salix may retain copies thereof). The Parties agree to coordinate and reasonably cooperate to facilitate the transfer of Information, Regulatory Documentation, and Books and Records as contemplated in Section 3.1(a) with the goal of providing such Information, Regulatory Documentation, and Books and Records in an orderly and expeditious manner, and in a usable format, to facilitate Napo’s efforts to prepare for, and to continue, the manufacture, development and commercialization of the Licensed Compound and Licensed Products from and after the Transfer Date. Notwithstanding the provisions of Section 3.1(a) and the foregoing provisions of this Section 3.1(b), in respect of Information, Regulatory Documentation, and Books and Records created by Salix or otherwise coming into Salix’s possession prior to the Transfer Date, Salix shall be obligated only to use commercially reasonable efforts to locate such Information, Regulatory Documentation, and Books and Records and to provide only that Information, Regulatory Documentation, and Books and Records to Napo that can be located by Salix using such commercially reasonable efforts; provided, however, that (i) Salix shall provide, on or promptly following the Transfer Date, all of the Information, Regulatory Documentation and/or Books and Records set forth on Schedule 3.1 that can be located by Salix using such commercially reasonable efforts and, (ii) upon reasonable request by Napo for specific Information, Regulatory Documentation and/or Books and Records, Salix shall use commercially reasonable efforts to locate such specified Information, Regulatory Documentation and/or Books and Records so requested.

(c)                                  Thereafter, all comparable information, regulatory documentation or  books and records relating to the Licensed Compound and/or the Licensed Products generated or obtained by Salix (including the data and results of the Ongoing Studies) shall be generated, obtained and held for and on behalf of Napo.  After the Transfer Date and continuing until all Information, Regulatory Documentation and/or Books and Records relating to the Ongoing Studies has been provided by Salix to Napo, Salix shall periodically, but not less than quarterly, provide to Napo true, complete and legible copies of all such new information, regulatory documentation, and books and records (including all modifications, revisions or updates thereto) to the extent not previously provided to Napo.

(d)                                 From and after the Transfer Date, Napo shall own the Transferred Information and Transferred Regulatory Documentation and may use and disclose such Transferred Information and Transferred Regulatory Documentation in its sole discretion for any purpose.

3.2                               Assignment of Contracts.  Salix shall assign or cause to be assigned to Napo or its designee, pursuant to the Assignment and Assumption of Contracts Agreement, such Salix Contracts as Napo requests by written notice to Salix to have assigned (the “Assigned Contracts”).  Napo hereby irrevocably requests that Salix assign to Napo, pursuant to the terms of this Section 3.2, the Salix Contracts listed on Schedule 3.2 and such contracts be deemed Assigned Contracts.  Notwithstanding the foregoing, Napo agrees that after the date that is two business days after the Transfer Date it shall not be permitted to request that Salix assign any Salix Contract listed on Schedule 1.86 as of the Transfer Date that is not also listed on Schedule  3.2 and that after the date that is two business days after the Transfer Date no such Salix Contract shall or shall be eligible to constitute an Assigned Contract; provided, however, that assignment of additional Salix Contracts added to Schedule 1.86 as provided therein shall be assigned as provided in Schedule 1.86. In each case, except to the extent Salix or its Affiliate is required to maintain any such Assigned Contract in order to perform its obligations under this ARTICLE III, the foregoing assignment shall be made as soon as reasonably practicable and in any event no later than thirty (30) days after such request, or if such assignment cannot be made within such thirty-day period as required for Salix or its Affiliate to perform its obligations under this ARTICLE III, as soon thereafter as such assignment can be made (the “Contract Assignment  Period”). To the extent that any Assigned Contract is not assignable without the consent of another Person (a “Non-Assignable Contract”), Salix shall use commercially reasonable efforts to obtain the consent of such other Person to the assignment of any such Non-Assignable Contract to Napo as soon as reasonably practicable.  Notwithstanding the foregoing, Salix shall not be obligated to assign any Assigned Contract that (a) requires Salix to make any payment or provide any other consideration or concession in order to effect such assignment or (b) contains material obligations, or conveys material rights, with respect to products other than the Licensed Compound and Licensed Products; provided, however, that, for purposes of this clause (b), if requested by Napo with respect to such an Assigned Contract, Salix shall use commercially reasonable efforts to negotiate a separation of the terms of such Assigned Contract so that the portion of such Assigned Contract related to the Licensed Compound or Licensed Products may be assigned to Napo or its designee. With respect to any Assigned Contract not assigned to Napo or its designee (a “Non-Assigned Contract”), Salix shall take all reasonable actions to make available to Napo or its designee the benefits of such Non-Assigned Contract, subject to Napo’s assumption and performance of the obligations of Salix or its Affiliates under such Non-Assigned Contract, to the fullest extent permitted by such Non-Assigned Contract unless and until such Non-Assigned Contract is assigned to Napo or its designee.  Salix shall not materially amend or modify any of the terms or provisions of any Assigned Contract without the prior written consent of Napo (such consent not to be unreasonably withheld or delayed), and shall not require the payment of any money from Napo for the assignment, or to obtain consent for assignment, of any Non-Assignable Contract without Napo’s prior written consent (such consent not to be unreasonably withheld or delayed).  The provisions of the preceding sentence shall be without prejudice to the right of Salix to terminate, modify, or amend at any time following the Effective Date Salix Contracts that do not constitute Assigned Contracts.  Except as otherwise provided herein, Napo shall not be construed to assume any liabilities associated with any Non-Assignable Contract or other Non-Assigned Contract unless and until such Assigned Contract is in fact assigned from Salix to Napo or its designee in accordance with this Section 3.2.

3.3                               Development; Regulatory Matters; Publications.

(a)                                 From and after the Transfer Date, Salix shall have no right to have any interactions or communications with Regulatory Authorities related to the Licensed Compound and/or Licensed Products, except as specifically provided in this ARTICLE III.  With respect to any such interactions or communications that are specifically provided for in this ARTICLE III:  (i) Salix shall provide Napo reasonable advanced notice (and in no event less than fourteen (14) days’ advance notice whenever feasible) of any such substantive meetings with any such Regulatory Authority that are either scheduled with, or initiated by or under the authority of, Salix or its Affiliates; (ii) Salix shall provide Napo an opportunity to have up to two (2) representatives attend, and if requested by Salix or required under Applicable Laws, to actively participate in, all such substantive meetings with such Regulatory Authority; and in any case, Salix shall keep Napo informed as to all material interactions with Regulatory Authorities in respect of the Licensed Compound and/or Licensed Products; and (iii) Salix shall provide Napo a copy of any material documents, information and correspondence submitted to a Regulatory Authority relating to Regulatory Documentation or filings for or in respect of the Licensed Compound and/or Licensed Products as soon as reasonably practicable. Salix shall promptly provide Napo with copies of all material documents, information and correspondence received from a Regulatory Authority related to the Licensed Compound and/or Licensed Products (including a written summary of any material communications in which Napo did not participate) and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority to the extent relating to the Licensed Compound, Licensed Products, and/or activities under this Agreement.  For a period of up to six (6) months after the Transfer Date, Salix agrees to provide reasonable cooperation and assistance to Napo in the event that Napo must respond to questions from Regulatory Authorities concerning development activities conducted by or on behalf of Salix with respect to the Licensed Compound or Licensed Products, and Salix agrees to reasonably cooperate and promptly provide to Napo or its designee such information regarding the development or commercialization of Licensed Products by or under authority of Salix as is reasonably necessary for Napo to respond to and submit information as required by Regulatory Authorities or Applicable Laws in connection with Napo’s manufacture, development and commercialization of the Licensed Compound and Licensed Products (including information regarding Salix’s activities that is necessary for Napo to complete and submit its annual report to the FDA in respect of Licensed Products for the year in which the Transfer Date occurs).

(b)                                 Salix shall continue to conduct the Ongoing Studies, at its cost, until such Ongoing Studies are complete.

(c)                                  After the Transfer Date, Salix shall not publish, present publicly, or submit for written or oral publication any manuscript, abstract presentation or the like that includes Information relating to the Licensed Compound or Licensed Products.

3.4                               Commercialization.

(a)                                 After the Transfer Date, Salix and its Affiliates, as applicable, shall cease all distribution of the Current Product.  Salix shall be solely responsible to conduct, at is sole cost, any recall of the Salix Current Product for any reason, and Salix shall conduct any such recall in a manner consistent with standard industry practices.

(b)                                 For a period of thirty (30) days after the Transfer Date, Salix shall continue, in a manner and to an extent consistent with its practices during the Valeant Control Period, to maintain in respect of the Salix Current Product all physician and patient support services, including medical affairs, call centers, patient complaint hotlines, and the like.

(c)                                  Salix shall continue to maintain all books and records relating to the Salix Current Product (comparable to the Books and Records) and all insurance coverage relating to the Salix Current Product in accordance with standard industry practices.

3.5                               Transition Coordination.  Within two (2) days after the Transfer Date, the Parties shall each appoint a representative of such Party (the “Transition Coordinators”) to facilitate the transition of the manufacture, development and commercialization of Licensed Compound and Licensed Products from Salix to Napo pursuant to this Agreement, and to facilitate communication of information to be exchanged under this Agreement.  The Transition Coordinators shall coordinate and facilitate communications between personnel of the various operational groups of the Parties involved in the transfer of information and transition of activities under this Agreement.  The Transition Coordinators shall meet, by telephone or in person, to discuss the status of the transition and to attempt to amicably resolve any disagreements or miscommunications between the Parties that may arise in connection with information to be exchanged, timelines for transfer of documents or information, or the like.  Such meetings shall be held at such times as is necessary to accomplish the purposes set forth in the foregoing sentence; either Transition Coordinator may by written or E-mail communication to the other Transition Coordinator request that a meeting be scheduled and the Transition Coordinators shall then cooperate in good faith to schedule the requested meeting.  For clarity, it is anticipated that the Transition Coordinators:  (i) will meet not more frequently than twice per week during the first two (2) months after the Transfer Date, and (ii) will meet not more frequently than once every two (2) weeks thereafter, and (iii) will not be required to continue in that role beyond the period ending six (6) months after the Transfer Date.  The Transition Coordinators are intended to facilitate the smooth transition of activities and responsibilities regarding the Licensed Products pursuant to this Agreement, and may serve as a contact point and initial forum for discussing any matters arising in connection with the performance of this Agreement, and shall cooperate when necessary to facilitate referring any such matters to appropriate decision-makers of each Party for prompt resolution.  The Transition Coordinators shall have the authority to establish the format and means of transferring information and documents required to be transferred between the Parties in connection with performance of this Agreement, provided that such format and means are consistent with the terms of this Agreement, but do not have decision-making authority for other matters that may be discussed by the Transition Coordinators (unless both Parties delegate such authority to the Transition Coordinators with respect to a specific matter).

3.6                               Safety Data Exchange.  For a period of thirty (30) days after the Transfer Date, the Parties’ existing pharmacovigilance agreement shall continue to apply.  After such thirty (30) day period, Napo shall be responsible for pharmacovigilance and adverse event reporting with respect to the Licensed Compound and Licensed Products.  The Parties shall cooperate such that Napo (or Napo’s designee) will be in a position to take over the maintenance of the worldwide safety database for the Licensed Product, including Salix’s transferring all information pertaining to pharmacovigilance and adverse event reporting of the Licensed Compound and Licensed Products and providing reasonable assistance and cooperation of Salix personnel in connection with such transfer.  Within thirty (30) days after the end of the Transfer Date, the Parties shall cooperate to establish a new pharmacovigilance agreement between them as and to the extent required by, and consistent with, Applicable Laws.

3.7                               Returns; Rebates; Chargebacks.

(a)                                 After the Transfer Date, Salix shall continue to receive and be responsible for returns, discounts, rebates, reimbursements or other similar payments pursuant to any government pricing programs, commercial rebates and chargebacks, allowances, credits, back order charges, fees, shipping and insurance charges or other similar payments or price reductions whether accrued by or at the time of sale or retroactively (collectively, “Returns/Rebates/Chargebacks”) for the Salix Current Product.  Following the Transfer Date, as between the Parties, (i) Napo shall receive and be responsible for processing all Returns/Rebates/Chargebacks for Licensed Products (including, for clarity, the Current Product other than the Salix Current Product); (ii) Salix shall be financially responsible for Returns/Rebates/Chargebacks on Salix Current Product; and (iii) Napo shall be financially responsible for Returns/Rebates/Chargebacks on all other Current Products and Licensed Products.

(b)                                 Representatives from each Party’s operational and finance groups (promptly appointed by such Party by written notice to the other Party) shall confer (in person, by teleconference or as otherwise agreed) as soon as reasonably practicable following the Transfer Date and establish appropriate processes and procedures for implementing the foregoing and to manage the transition of Returns/Rebates/Chargebacks in accordance with this Section 3.7 and consistent with industry standards and Applicable Laws.

(c)                                  Napo shall not take any actions that are intended to cause a return with respect to any Salix Current Product.

3.8                               Managed Care and Government Contracts.  As soon as reasonably possible after the Transfer Date, with respect to all managed care contracts, commercial insurance contracts, contracts providing rebates or chargebacks, and government contracts covering the Licensed Products, Salix shall notify the other party to such contracts, agreements and arrangements that Salix no longer has rights to the Licensed Products and advise that the Current Products are to be removed from the list of products covered by such contracts, agreements and arrangements. Thereafter, Napo shall be responsible for entering into any managed care contracts, commercial insurance contracts, contracts providing chargebacks, and government contracts, as Napo deems necessary or appropriate for the Current Product or other Licensed Products.  Promptly after the Transfer Date, Salix will use commercially reasonable efforts to provide Napo a list and contact information for Third Parties with whom Salix has any material managed care contracts, commercial insurance contract, contracts providing chargebacks, and government contracts that covered the Current Product prior to the Transfer Date.

3.9                               Notification; Customer Orders.

(a)                                 After the Transfer Date, Salix shall promptly notify all wholesalers and distributors of the Current Product of the conveyance of the Transferred Assets and of the change in the distribution of the Current Product.  Such notification shall be in a writing substantially similar to Schedule 3.9 attached hereto.

(b)                                 For a period of thirty (30) days after the Transfer Date, Salix will take such steps as may be reasonably required to forward all wholesaler and distributor orders received by Salix for the Current Product to Napo, or any distributor identified by Napo, within five (5) business days after receipt of such orders.  Napo shall be solely responsible for informing any such customer ordering or requesting information about the Current Product that Napo is now supplying the Current Product.

3.10                        Compliance with Law.

(a)                                 Napo agrees and acknowledges that, from and after the Transfer Date, as owner of the NDA, Napo, and not Salix (except for Salix’s responsibilities for under this ARTICLE III), will have sole responsibility for all obligations with respect to the Current Product, including, among other things, adverse event reporting, manufacturing, product quality complaints, label maintenance, other regulatory reporting obligations, and medical and technical inquiries.  Salix and Napo each shall keep all records and reports required to be kept by Applicable Laws, and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental or Regulatory Authorities with respect to the Current Product.

(b)                                 For a period of one (1) year after the Transfer Date, Salix will notify Napo within five (5) business days of receipt of any written notice of any FDA, law enforcement, or other governmental agency inspection, investigation or other inquiry, or other notice or communication of any type from a governmental or law enforcement agency, involving the manufacture, promotion or sale of the Salix Current Product prior to the Transfer Date.

3.11                        Inspection.  To the extent any Regulatory Authority requests an inspection or audit, or Napo otherwise reasonably requests to inspect or audit, the clinical trial sites and/or manufacturing sites of Salix or its Affiliates or other applicable Salix facilities with respect to the Licensed Compound or Current Product (including inspection or audit of any underlying raw or original source data at the clinical trial sites and/or manufacturing sites), or Napo or its licensee is otherwise required by Applicable Laws to conduct such audits or inspections, in each case, during the six (6) month period after the Transfer Date, Salix shall permit such Regulatory Authority and Napo (together with its licensee, as applicable) to enter the relevant clinical trial sites and, if applicable, manufacturing sites or other applicable facilities of Salix and its Affiliates during normal business hours and upon reasonable advance notice to inspect such sites and to verify compliance with applicable regulatory requirements.  Salix shall provide reasonable assistance for a full and correct carrying out of the inspection.  Such inspection shall not relieve

Salix of any of its obligations under this Agreement.  Salix shall use commercially reasonable efforts to secure the foregoing rights of inspection from Salix’s trial sites and other contractors (including manufacturers of the Licensed Compound or Current Product) for the Licensed Compound and Current Product.  In the event Salix does not have and is unable to secure such inspection rights from any of its trial sites or contractors (including manufacturing contractors), Salix agrees to exercise such rights as it may itself have in that regard on behalf of Napo or its licensee and fully report the results thereof to Napo and as applicable, its licensee.

3.12                        Transition; Further Assurances.  Without limiting the foregoing, Salix shall use commercially reasonable efforts to cooperate with Napo and/or its designee to effect a smooth and orderly transition to Napo (including any designee of Napo) of the development, manufacture, sale and ongoing pharmacovigilance, marketing, promotion and commercialization of the Current Product.  Without limiting the foregoing, Salix shall use commercially reasonable efforts to conduct in an expeditious manner any activities to be conducted under this ARTICLE III.

ARTICLE IV
TRANSFER OF TRANSFERRED ASSETS

4.1                               Title to Transferred Assets.  As of the Transfer Date, or with respect to the Assigned Contracts as of the relevant Assumption Date, Salix hereby assigns, conveys, transfers and delivers to Napo, and Napo hereby acquires and accepts from Salix, all of Salix’s right, title and interest in, to and under the Transferred Assets, free and clear from all Encumbrances (other than Permitted Encumbrances).  Notwithstanding the foregoing, Salix shall be entitled to retain a copy of all or any portion of any document or record included in the Transferred Assets for archival or regulatory compliance purposes.

4.2                               Excluded Assets.  Napo shall not acquire pursuant to this Agreement, and Salix shall retain following the Transfer Date, the Excluded Assets.

4.3                               Assumed Liabilities.  Napo shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)                                 any Liability arising at or after the Assumption Date under any Assigned Contract (other than any Liability relating to a breach or default that occurred prior to the relevant Assumption Date), other than Liabilities retained by Salix as provided in Section 4.4;

(b)                                 any and all Liabilities arising out of or relating to the Licensed Compound or Licensed Products and/or any of the Transferred Assets (other than the Assigned Contracts, which Liabilities shall be assumed on and after the relevant Assumption Date) on or after the Transfer Date (including any and all Liabilities (i) arising from occurrences or injuries relating to any Licensed Products sold by or on behalf of Napo on or after the Transfer Date, including any adverse events and side effects, (ii) arising from or relating to the manufacture, use, marketing or sales of any Licensed Products sold by or on behalf of Napo after the Transfer Date, including not in compliance with Applicable Laws), other than Liabilities retained by Salix as provided in Section 4.4; and

(c)                                  Napo’s obligations under this Agreement arising on or after the Transfer Date.

4.4                               Excluded Liabilities.  Salix and/or its Affiliates shall retain and shall be responsible for paying, performing and discharging when due, other than the Assumed Liabilities, and Napo shall not assume or have any responsibility for, any Liabilities of Salix and/or its Affiliates, including the following Liabilities (the “Excluded Liabilities”):

(a)                                 any Liability of Salix and/or its Affiliates (including any and all Liabilities (i) arising from occurrences or injuries relating to any Current Product sold by or on behalf of Salix and/or its Affiliates before the Transfer Date, including any adverse events and side effects, (ii) the manufacture, use, marketing or sales of any Current Product sold by or on behalf of Salix and/or its Affiliates before the Transfer Date, including not in compliance with Applicable Laws) arising out of or relating to the Current Product and/or any of the Transferred Assets prior to the Transfer Date;

(b)                                 any Liability for taxes of or imposed on Salix and/or its Affiliates, including (i) any taxes arising as a result of Salix’s and/or its Affiliates’ operation of the business relating to the Licensed Compound or Current Product prior to the Transfer Date; and (ii) any taxes that will arise as a result of the sale of the Transferred Assets, the licensing of the rights granted in this Agreement, or the performance by Salix and/or its Affiliates under this Agreement, including any interest and penalties accrued on any of the foregoing;

(c)                                  any Liabilities arising out of or relating to any of the Transferred Assets on or prior to the Transfer Date (or, with respect to each Assigned Contract, prior to the relevant Assumption Date);

(d)                                 any Liabilities of Salix and/or its Affiliates under any Assigned Contracts arising prior to the relevant Assumption Date due to a breach or default by Salix or its Affiliates thereunder during such period;

(e)                                  any Liabilities arising out of or relating to any Assigned Contracts for goods and services (including services related to the Ongoing Studies) that have been ordered or purchased by Salix on or prior to the Transfer Date to be performed, provided or delivered within 30 days after the Transfer Date (or, with respect to each Assigned Contract, prior to the relevant Assumption Date), except as otherwise provided on Schedule 1.42; provided, that any additional goods or services ordered or purchased by Napo after the Transfer Date shall not be an Excluded Liability; and

(f)                                   Salix’s and/or its Affiliates’ obligations under this Agreement.

4.5                               Closing of Transfer of Transferred Assets.  The closing of the transactions contemplated by Sections 4.1 through 4.4 will take place via electronic exchange of closing deliverables, and will be effective as of 5:00 pm Eastern Time on the Transfer Date.

4.6                               Closing Deliverables.  On the Transfer Date, or in the case of Sections 4.6(a)(vii), 4.6(a)(viii), 4.6(a)(ix) as promptly as reasonably practicable after the Transfer Date:

(a)                                 Salix shall deliver or cause to be delivered to Napo:

(i)                                     the Bill of Sale executed by a duly authorized representative of Salix;

(ii)                                  the Assignment and Assumption of Interests Agreement executed by a duly authorized representative of Salix;

(iii)                               the Assignment of Trademarks and Domain Names and any required national assignments executed by a duly authorized representative of Salix;

(iv)                              the Assignment of Transferred Salix Patents executed by a duly authorized representative of Salix;

(v)                                 the Assignment and Assumption of Contracts Agreement with respect to those Assigned Contracts where the Assumption Date is the Transfer Date being executed by a duly authorized representative of Salix;

(vi)                              [reserved];

(vii)                           certificates (or a customary affidavit of lost stock certificate) pertaining to the Shares for cancellation of such Shares;

(viii)                        a letter, in the form attached as Schedule 4.6(a)(viii) to each vendor or service provider holding any Transferred Information or Transferred Regulatory Documentation, other than Salix or its Affiliate, a list of which is set forth on such Schedule, duly executed by Salix, notifying such party to release any such Transferred Information or Transferred Regulatory Documentation to Napo;

(ix)                              a letter, in the form attached as Schedule 4.6(a)(ix), to each holder of Inventory, other than Salix or any of its Affiliates, a list of which is set forth on such Schedule, duly executed by Salix, notifying such party of the change of ownership of such Inventory from Salix to Napo;

(x)                                 a report pursuant to Section 7.8 of the Original Agreement for the last Quarter of the Calendar Year ending December 31, 2015 (as such terms are defined in the Original Agreement) and payment of all royalties due thereunder.

(b)                                 Napo shall deliver or cause to be delivered to Salix:

(i)                                     the Bill of Sale executed by a duly authorized representative of Napo;

(ii)                                  the Assignment and Assumption of Interests Agreement executed by a duly authorized representative of Napo;

(iii)                               the Assignment of Trademarks and Domain Names and any required national assignments executed by a duly authorized representative of Napo;

(iv)                              the Assignment of Transferred Salix Patents executed by a duly authorized representative of Napo; and

(v)                                 the Assignment and Assumption of Contracts Agreement with respect to those Assigned Contracts where the Assumption Date is the Transfer Date executed by a duly authorized representative of Napo.

4.7                               Grant of Licenses and Rights of Reference.  As of the Transfer Date, (a) Salix grants to Napo a fully-paid, perpetual, non-exclusive, worldwide right and license, with the right to grant sublicenses through multiple tiers, under the Licensed Salix Technology and Retained Information to develop, have developed, make, have made, use, sell, have sold, distribute, import and export the Licensed Compound and Licensed Products that contain the Licensed Compound as their sole active pharmaceutical ingredient; (b) Salix grants to Napo a fully-paid, perpetual, non-exclusive, worldwide license and right of reference, with the right to grant sublicenses and further rights of reference through multiple tiers, under and to the Retained Regulatory Documentation to develop, have developed, make, have made, use, sell, have sold, distribute, import and export the Licensed Compound and Licensed Products that contain the Licensed Compound as their sole active pharmaceutical ingredient; and (c) Salix grants to Napo a fully-paid, limited, non-exclusive, worldwide right and license, with the right to grant sublicenses through multiple tiers, to use the Salix Brands in connection with the marketing and sale of the Current Product, or the use of Promotional Materials, as permitted by this Agreement from and after the Transfer Date until the Inventory and Promotional Materials transferred to Napo hereunder are exhausted.

4.8                               Consideration.

(a)                                 In addition to the other consideration set forth in this Agreement, in consideration for the transfer of the Transferred Assets on the Transfer Date and the licenses granted by Salix pursuant to Section 4.7, Napo shall pay Salix fifteen percent (15%) of any and all Tail Payments.

(b)                                 Any amount payable to Salix pursuant to Section 4.8(a) shall be paid by Napo to Salix within thirty (30) days after receipt of the relevant Tail Payment and shall be accompanied by a report, certified by Napo’s chief financial officer to be true, complete, and correct, showing in reasonable detail (i) the then-current unpaid Claim Amount, and (ii) the source, amount, and calculation of such Tail Payment.

(c)                                  For a period of ten (10) years after the Transfer Date, Napo covenants and agrees that Napo shall not enter, and shall take no action to permit or facilitate the entering by its shareholders, into a Napo Change of Control Transaction that results in Jaguar, or any of its Affiliates, being or becoming a controlling Person in respect of Napo or Napo’s business in respect of the Transferred Assets, Napo’s rights under this Agreement, or the Licensed Compound or Licensed Products without

(i)                                     Jaguar first having delivered to Salix an executed counterpart of a written letter agreement with Salix in the form attached as Schedule 4.8(c), and

(ii)                                  Salix’s prior written consent (such consent not be unreasonably withheld, delayed or conditioned), except that no such consent shall be required so long as the Napo Change of Control Transaction provides that (A) no cash (for clarity, excluding equity securities and other non-cash property) is paid or payable at the closing or in the future to Napo, any Affiliate of Napo, or any shareholders of Napo or its Affiliates in connection with or with respect to such Napo Change of Control Transaction and (B) Napo, any Affiliate of Napo, or any shareholders of Napo or its Affiliates will only receive, at the closing or in the future, equity securities of Jaguar or any of its Affiliates in connection with or with respect to such Napo Change of Control Transaction.

Prior, and as a condition, to the consummation of any Napo Change of Control Transaction as described in the preceding sentence, Napo shall cause Jaguar to execute the aforesaid letter agreement in the form attached as Schedule 4.8(c) and Napo shall deliver such executed letter agreement to Salix, who shall countersign such letter agreement and return it as instructed by Napo within two (2) business days after receipt.  Any Napo Change of Control Transaction that is concluded during the ten (10) years following the Transfer Date and results in Jaguar or its Affiliates being or becoming the sole controlling Person(s) in respect of Napo or Napo’s business in respect of the Transferred Assets, Napo’s rights under this Agreement, or the Licensed Compound or Licensed Products and is concluded in accordance with the requirements of this Section 4.8(c) shall not constitute a Napo Change of Control Transaction for purposes hereof or give rise to Napo Change of Control Consideration.

(d)                                 For a period of ten (10) years after the Transfer Date, Napo covenants and agrees that:  (i) it will not incur any additional secured indebtedness for borrowed principal amounts from any of the Existing Secured Creditors in addition to those principal amounts outstanding as of the Transfer Date, and (ii) prior to incurring any secured indebtedness for borrowed principal from any other creditor(s), or any additional secured indebtedness for borrowed principal from any of the Existing Secured Creditors, it shall enter into an inter-creditor agreement with such creditor(s) or Existing Secured Creditors and Salix, in form and substance reasonably satisfactory to Salix for purposes of protecting the relative priority of Salix’s rights to payment and collection of amounts payable to it under Section 4.8(a) that exist as of the Transfer Date consistent with the warranties of Napo set forth in Section 5.3. Salix shall use commercially reasonable efforts to enter into such an inter-creditor agreement, and shall not unreasonably delay or condition its execution of same.

4.9                               Delivery of Physical Assets.  Following the Transfer Date (or such other date specified below), and unless otherwise agreed to by the Parties, Salix and/or its Affiliates shall deliver the physical embodiments of the following Transferred Assets to Napo and/or its relevant Affiliates as follows:

(a)                                 the Inventory existing as of the Transfer Date shall be delivered by Salix to such location(s) as directed by Napo FCA (Incoterms 2010) at Salix’s facility in the United States within three (3) business days after the Transfer Date, or as otherwise provided on Schedule 1.42.  Salix shall advise Napo of its contact person for any such directions by Napo within two (2) business days after the Transfer Date, expect as set forth on Schedule 1.42;

(b)                                 except as otherwise provided on Schedule 3.1, copies of the NDA, the Transferred Regulatory Documentation, and the Promotional Materials (which, where applicable, may be delivered in electronic form) shall be delivered as soon as reasonably practicable, but in no event more than ten (10) days after the Transfer Date; and

(c)                                  except as otherwise provided on Schedule 3.1, the Batch Records and the Transferred Information (which, where applicable, may be delivered in electronic form), and copies of the Assigned Contracts (which, where applicable, may be delivered in electronic form), shall be delivered within thirty (30) days after the Transfer Date.

Except as otherwise expressly set forth herein, the cost of delivering Transferred Assets to Napo and/or its Affiliates shall be borne by Salix, and Napo shall bear the risk of loss and all Assumed Liabilities for all Transferred Assets as of and after the date of delivery of same; provided, however, that Napo shall, upon demand, reimburse Salix for any and all out-of-pocket packing, shipping and insurance charges incurred by Salix in connection with the delivery of Transferred Assets to Napo.

4.10                        Delivery of Assignments.  Following the Transfer Date, and unless otherwise agreed to by the Parties, Salix and/or its Affiliates shall execute and deliver any other documents necessary to evidence the assignment of the following Transferred Assets to Napo and/or its Affiliates as follows:

(a)                                 the NDA; and

(b)                                 each Assigned Contract to be assigned after the Transfer Date, on the relevant Assumption Date.

4.11                        Change in Ownership Letters.  Salix and Napo shall each file their respective change in ownership letters in the forms substantially set forth on Schedule 4.11 with the FDA as soon as possible, and in any event within ten (10) business days, after the date on which Salix provides to Napo a copy of the NDA and the Transferred Regulatory Documentation underlying each such letter pursuant to and in accordance with Section 4.9(b).  The letters filed by Salix and Napo pursuant to this Section 4.11 shall comply with all aspects of 21 C.F.R. 314.72 (Change in Ownership of an Application), and such letters shall provide for transfer of title to the NDA for the Licensed Product to be effective as of the Transfer Date.  In addition, Salix and Napo will each file their respective change ownership letters relating to each IND included in the Transferred Regulatory Documentation with the FDA as soon as possible, and in any event within ten (10) business days, after the date on which Salix provides to Napo a copy of the IND and the Transferred Regulatory Documentation underlying each such letter; such letters shall comply with all FDA regulatory requirements for same.

4.12                        Use of NDC.  On and after the Transfer Date, Napo shall not manufacture, promote, distribute or sell any Licensed Product (including the Current Product) under Salix’s or its Affiliates’ National Drug Code.  With respect to Inventory of Current Product transferred to Napo hereunder, Napo may re-label such Inventory with a National Drug Code obtained from the FDA for the Current Product by Napo and in Napo’s name, and thereafter Napo shall have the right to use and sell such Inventory with such re-labeling.

4.13                        Further Assurances.

(a)                                 From time to time, at Napo’s request, whether at or after the Transfer Date, Salix shall, and shall cause its Affiliates to, at Napo’s cost and expense, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Napo may reasonably require of Salix to more effectively assign, convey and transfer to Napo the Transferred Assets as contemplated by this Agreement, including any such Transferred Assets not listed on any of the Schedules attached hereto.  At any time and from time to time after the Transfer Date, at the reasonable request of Napo, Salix will execute and deliver such instruments of transfer, conveyance, assignment and confirmation, and assumption, and provide such materials and information and take such other actions as Napo may reasonably request to perfect or evidence the transfer, conveyance, and/or assignment to Napo of the Transferred Assets in each case in accordance with this Agreement.

(b)                                 From time to time, at Salix’s request, whether at or after the Transfer Date, Napo shall, and shall cause its Affiliates to, at Napo’s cost and expense, execute and deliver such further instruments of conveyance, transfer, assignment, and assumption, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Salix may reasonably require in order to more effectively assign, convey and transfer to Napo the Transferred Assets and for Napo to assume the Assumed Liabilities, in all cases as contemplated by this Agreement. At any time and from time to time after the Transfer Date, at the reasonable request of Salix, Napo will execute and deliver such instruments of transfer, conveyance, assignment and assumption, and provide such materials and information and take such other actions as Salix may reasonably request to perfect or evidence the transfer, conveyance, and/or assignment to Napo of the Transferred Assets and the assumption by Napo of the Assumed Liabilities, in each case in accordance with this Agreement.

4.14                        Records Retention; Audits.

(a)                                 Napo shall keep (and shall ensure that its Affiliates and sublicensees shall keep) such records as are required to determine, in a manner consistent with GAAP and this Agreement, amounts due from it to Salix under Section 4.8(a).  All such books, records and accounts shall be retained by Napo until the later of (i) three (3) years after the end of the period to which such books, records and accounts pertain and (ii) the expiration of the applicable Tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Laws.

(b)                                 Salix shall have the right to have the books and records of Napo and its Affiliates inspected by an independent certified auditor selected by Salix (an auditor selected by Salix shall be submitted prior to such audit for approval to Napo, whose acceptance shall not be unreasonably delayed or withheld), to confirm payments due to it under Section 4.8(a), for a period covering not more than the preceding three (3) calendar years.  Such auditor will execute a reasonable written confidentiality agreement with Napo and will disclose to Salix only such information directly regarding any actual discrepancies between the amounts reported or paid and the amounts payable under this Agreement.  Such auditor will send a copy of its report to Napo within fifteen (15) days of delivery of such report to Salix.  Such report will include the methodology and calculations used to determine the results.  Prompt adjustments shall be made by the Parties to reflect the results of such audit.  Records to be available for an inspection under this Section 4.14(b) shall include all relevant documents (including contracts, invoices, receipts, and all other documents and records of whatever nature) pertaining to payments specified above.  The appointed auditor shall have the right to interview selected staff and inspect and copy all relevant documents, including documents giving rise to Napo Change of Control Consideration or Napo Third Party Product Revenue.  Such right may be exercised by Salix only once per calendar year.

(c)                                  Salix shall bear the fees and expenses of such inspection, provided that, if an underpayment of more than five percent (5%) of the payments due for any calendar year is discovered in any inspection, then Napo shall bear all fees and expenses of that inspection within thirty (30) days after receipt of invoice from Salix for same, and shall pay to Salix within thirty (30) days after receipt of the auditor’s report any deficiency not previously paid, plus accrued interest on the underpayment at the floating rate of 30-day LIBOR +5% (as quoted in The Wall Street Journal or its successor) on the day after the payment is due, calculated from the initial due date to the date paid in full and compounded monthly, or the maximum rate permitted by law, if less.

4.15                        Tax Withholding.  If Napo is required to make a payment to Salix subject to a deduction of tax or withholding tax, then the sum payable by Napo (in respect of which such deduction or withholding is required to be made) shall be decreased to the extent necessary to pay such withholding tax, and the amount required to be deducted or withheld shall be remitted by Napo to the proper governmental authority in accordance with Applicable Laws, and promptly transmit to Salix an official tax certificate or other evidence of such withholding sufficient to enable Salix to claim such payments of taxes. Salix shall provide to Napo any tax forms that may be reasonably necessary in order for Napo not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the party bearing such withholding tax.

4.16                        Payment Method.  All amounts due by Napo to Salix hereunder shall be paid in Dollars by wire transfer in immediately available funds to an account designated by Salix.  Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall accrue interest from the date that is thirty (30) days after the date on which payment was due at a rate equal to the floating rate of 30-day LIBOR +5% (as quoted in The Wall Street Journal or its successor) on the day after the payment is due, calculated from the initial due date to the date paid in full and compounded monthly, or the maximum rate permitted by law, if less.

4.17                        Foreign Exchange.  For the purpose of computing Napo Change of Control Consideration or Napo Third Party Product Revenue sold in a currency other than Dollars, such Napo Change of Control Consideration or Napo Third Party Product Revenue amounts or component(s) thereof shall be converted into Dollars each quarter using an exchange rate that is the arithmetic average of the daily exchange rates (obtained as described below) during such quarter.  Each daily exchange rate shall be obtained from The Wall Street Journal, Eastern United States Edition, or, if not so available, as otherwise agreed by the Parties.

4.18                        Third Party Payments Under Existing Agreements.  Napo shall be solely responsible for all Third Party Payments and all of its other obligations under (a) the Tempesta License Agreement (including any and all royalties due, on the Licensed Compound or Licensed Products, to Michael Tempesta, Ph.D.), (b) the UIRF License Agreement, and (c) any other agreements between Napo or any of its Affiliates and any Third Party.

4.19                        Transfer Taxes and Apportioned Obligations.

(a)                                 All amounts payable hereunder are exclusive of all Transfer Taxes.  Napo shall be solely responsible for the payment of all Transfer Taxes, and shall pay all amounts due and owing in respect of any Transfer Taxes, such amounts in addition to the sums otherwise payable hereunder, at the rate in force at the due time for payment or such other time as is stipulated under Applicable Laws.

(b)                                 All personal property and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period which includes (but does not end on) the Transfer Date (collectively, the “Apportioned Obligations”) shall be apportioned between Napo and Salix based on the number of days of such taxable period ending on the day prior to the Transfer Date (such portion of such taxable period, the “Pre-Transfer Tax Period”) and the number of days of such taxable period on and after the Transfer Date (such portion of such taxable period, the “Post-Transfer Tax Period”). Salix shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Transfer Tax Period, and Napo shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Transfer Tax Period.

(c)                                  Transfer Taxes and Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Laws.  The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 4.19(a) or Section 4.19(b), as the case may be.  Upon payment of any such Transfer Tax or Apportioned Obligation, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 4.19(a) or Section 4.19(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

4.20                        Accounts Receivable and Payable.

(a)                                 Accounts Receivable.  The Parties acknowledge and agree that all Accounts Receivable outstanding on the Transfer Date shall remain the property of Salix or its Affiliates and shall be collected by Salix or its Affiliates subsequent to the Transfer Date.  In the event that, subsequent to the Transfer Date, Napo or an Affiliate of Napo receives any payments from any obligor with respect to an Account Receivable, then Napo shall, within 30 days of receipt of such payment, remit the full amount of such payment to Salix.  In the case of the receipt by Napo of any payment from any obligor of both Salix and Napo then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Napo with the excess, if any, remitted to Salix.  In the event that, subsequent to the Transfer Date, Salix or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Napo for any period after the Transfer Date, then Salix shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Napo.  In the case of the receipt by Salix of any payment from any obligor of both Salix and Napo then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Salix with the excess, if any, remitted to Napo.

(b)                                 Accounts Payable.  In the event that, subsequent to the Transfer Date, Napo or an Affiliate of Napo receives any invoices from any Third Party with respect to any account payable of the Transferred Assets outstanding prior to the Transfer Date, then Napo shall, within thirty (30) days of receipt of such invoice, provide such invoice to Salix.  In the event that, subsequent to the Transfer Date, Salix or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Napo or any of its Affiliates for any period from and after the Transfer Date, then Salix shall, within thirty (30) days of receipt of such invoice, provide such invoice to Napo.

4.21                        Wrong Pockets.

(a)                                 Assets.  For a period of up to six (6) months after the Transfer Date, if either Napo or Salix becomes aware that any of the Transferred Assets has not been transferred to Napo or that any of the Excluded Assets has been transferred to Napo, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of the Party that is seeking the assets to be transferred to it and with any necessary prior third-party consent or approval, (i) to Napo, in the case of any Transferred Asset which was not transferred to Napo on the Transfer Date; or (ii) to Salix, in the case of any Excluded Asset which was transferred to Napo on the Transfer Date.

(b)                                 Payments.  If, on or after the Transfer Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement, then the Party receiving such funds shall promptly forward such funds to the proper Party.  The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1                               General Representations.  Each Party hereby represents and warrants to the other Party, as of the Transfer Date, as follows:

(a)                                 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(b)                                 This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not and will not:  (i) require any consent or approval of its stockholders; (ii) to such Party’s knowledge, violate any Applicable Law, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (iii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound. In particular, and without limiting the generality of the foregoing, each Party represents and warrants to the other Party that it is fully entitled to grant the releases, enter into the covenants, and undertake the obligations set forth herein.

(c)                                  Such Party has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any Person any Claim released by such Party pursuant to this Agreement.

(d)                                 Such Party has not filed, or is aware that any Third Party has filed, any legal or administrative proceeding of any kind or nature against the other Party relating to the Original Agreement or this Agreement, other than the Litigation.

(e)                                  Such Party is not relying in any manner on any statement, promise, representation or omission, whether oral or written, express or implied, made by any Person or entity, not specifically set forth in this Agreement.

5.2                               Additional Warranties of Salix.  In addition, Salix represents, warrants and covenants, as of the Transfer Date, as follows:

(a)                                 Title; Rights to Transfer Transferred Assets.  Salix has good and valid title, and owns all right, title and interest, in and to all of the Transferred Assets, free and clear of any Encumbrances (other than Permitted Encumbrances and Encumbrances that will be released upon transfer to Napo pursuant to this Agreement), and has the right to transfer and assign (as applicable) each of the foregoing to Napo or its designee as provided in this Agreement.

(b)                                 Right to Grant Licenses.  Salix has the right to grant the licenses granted by it to Napo pursuant to Section 4.7.

(c)                                  Schedules.  Schedule 1.14 sets forth a description of all Batch Records as of the Transfer Date that is true, complete, and correct in all material respects; Schedule 1.42 sets forth a description of all Inventory as of the Transfer Date that is true, complete, and correct in all material respects; Schedule 1.63 sets forth a description of all Ongoing Studies as of the Transfer Date that is true, complete, and correct in all material respects; Schedule 1.74 sets forth a description of all Product Trademarks as of the Transfer Date that is true, complete, and correct in all material respects; Schedule 1.75 sets forth a description of all Promotional Materials as of the Transfer Date that is true, complete, and correct in all material respects; Schedule 1.86 sets forth a description of all Salix Contracts as of the Transfer Date that is true, complete, and correct in all material respects; Schedule 1.89 sets forth a true, complete and correct description of all Shares as of the Transfer Date; and Schedule 1.106 sets forth a description of all Transferred Salix Patents as of the Transfer Date that is true, complete, and correct in all material respects; and the Information, Regulatory Documentation and Books and Records provided to Napo in response to Section 3.1 for the items set forth on Schedule 3.1 is, to Salix’s knowledge after reasonable efforts to identify and locate such Information, Regulatory Documentation and Books and Records, a true, complete, and correct response thereto in all material respects;

(d)                                 Transferred Assets.  The Transferred Assets constitute and include all material tangible and intangible assets Controlled by Salix or any of its Affiliates that relate to the development, manufacture or commercialization of the Licensed Compound and Licensed Products, except for the Licensed Salix Technology, the Retained Information, and the Retained Regulatory Documentation.  Following the Transfer Date, the Licensed Salix Technology, the Retained Information, and the Retained Regulatory Documentation will constitute all of the material tangible and intangible assets Controlled by Salix or any of its Affiliates that relate to the development, manufacture or commercialization of the Licensed Compound and Licensed Products and that are not included in the Transferred Assets.

(e)                                  Ongoing Studies.  Salix does not have any (i) ongoing clinical or non-clinical studies (including any investigator-sponsored studies), or (ii) ongoing stability studies, in each case ((i) and (ii)), relating to the Licensed Compound or the Current Product, except for the Ongoing Studies.

(f)                                   Compliance with Applicable Laws.  Salix has conducted the development, manufacture and commercialization (including marketing, promotion and distribution by or on behalf of Salix and its Affiliates) of the Licensed Compound and Current Product in the Territory in material compliance with all applicable Regulatory Documentation and Applicable Laws.  Salix has not received any written communication from any Regulatory Authority relating to any violation by Salix of any applicable Regulatory Documentation or Applicable Laws in conducting the development, manufacture and commercialization of the Licensed Compound and Current Product in the Territory.

(g)                                  Regulatory Matters.  Salix and/or its Affiliates have completed and filed all material reports required by the FDA in order to maintain the NDA.  Neither Salix nor any of its Affiliates have received written notice from FDA of the proposed or actual revocation, suspension, termination, cancellation or withdrawal of the NDA.

(h)                                 Contracts.  All the Salix Contracts are valid and binding agreements of Salix or its Affiliates, enforceable in accordance with their terms.  Neither Salix nor its Affiliates is in breach or default of such Salix Contracts, and no event has occurred that with notice or lapse of time, or both, would constitute a default by Salix or its Affiliates under any Salix Contract.  To the knowledge of Salix and its Affiliates, (i) no other party to a Salix Contract is in breach or default of such Salix Contract and no event has occurred that with notice or lapse of time, or both, would constitute a default by such other party under any Salix Contract and (ii) no event, condition or circumstance exists or has occurred that would reasonably be expected to result in a violation or breach of any provision of any Salix Contract by Salix or its Affiliates.  No party has repudiated or expressed any intention to repudiate any provision of a Salix

Contract.  To the knowledge of Salix and its Affiliates, none of the Salix Contracts is subject to any claims, charges, set offs or defenses.  Salix has disclosed and made available to Napo true and complete and accurate copies of all Salix Contracts (or written summaries of the material terms thereof, if such contracts are not in writing), including all amendments, supplements, modifications and waivers thereof, as in effect on the Transfer Date.

(i)                                     Inventory.  Salix and its Affiliates represent and warrant that (i) each unit of Inventory has been manufactured, stored, and handled materially in compliance with the then-current specifications and the information shown on the certificate of analysis provided therefor, the applicable quality agreement, and GMP and other Applicable Laws (including that each unit is not be adulterated or misbranded); (ii) all facilities and equipment used for the manufacture of each unit of Inventory have been and are in material compliance with all Applicable Laws; and (iii) title to each unit of Inventory shall pass to Napo, free and clear of any Encumbrances (other than Permitted Encumbrances).

5.3                               Additional Warranties of Napo.  In addition, Napo represents and warrants, as of the Transfer Date, that Schedule 1.33 sets forth a full, complete, and correct list of the secured creditors of Napo, together with the principal and accrued interest owed to each one as of the Transfer Date.

5.4                               DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, AND EXPRESSLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

ARTICLE VI
CONFIDENTIALITY; PRESS RELEASE

6.1                               Confidential Information.  Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto pursuant to the Original Agreement or this Agreement (collectively, “Confidential Information”) for a period ending on the fifth anniversary of the Transfer Date.  Notwithstanding the foregoing, for purposes of this ARTICLE VI, the Parties agree that from and after the Transfer Date and continuing until the fifth anniversary of the Transfer Date, Salix shall treat as Confidential Information of Napo all Transferred Information, Transferred Regulatory Documentation, Retained Information, and Retained Regulatory Documentation, to the extent the same relates to the Licensed Compound and/or Licensed Products, in its possession or Control, without regard to the exceptions under subsections (a) or (e) below, and shall not publish or otherwise disclose such Transferred Information, Transferred Regulatory Documentation, Retained Information, or Retained Regulatory Documentation to the extent it relates to the Licensed Compound and/or Licensed Product other than as provided in Section 6.2.  Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a)                                 was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, as shown by written documentation, was developed by the receiving Party prior to its disclosure by the disclosing Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of the Original Agreement or this Agreement;

(d)                                 was subsequently lawfully disclosed to the receiving Party by a person other than the disclosing Party, and who did not directly or indirectly receive such information from disclosing Party; or

(e)                                  is developed by the receiving Party without use of or reference to any Confidential Information disclosed by the disclosing Party.

6.2                               Permitted Disclosures.  Notwithstanding the provisions of Section 6.1, and subject to Section 6.3, each Party may use and disclose the other Party’s Confidential Information to its Affiliates, licensees, contractors and any other Third Parties to the extent such use and/or disclosure is:  (a) reasonably necessary to perform its obligations under this Agreement; (b) necessary to comply with Applicable Laws, including applicable court orders or other legal process; (c) made to existing or potential acquirers or merger candidates, existing or potential pharmaceutical collaborators, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this ARTICLE VI; (d) reasonably necessary to enforce this Agreement against the other Party; or, (e) in the case of Napo, is made in connection with the development, manufacture, commercialization or other exploitation of the Licensed Compound or Licensed Products anywhere in the world for any purpose.  If a Party proposes to make a disclosure of Confidential Information under Section 6.2(b), to the extent it may legally do so, it will give reasonable advance notice to the latter Party of such disclosure and will use its good faith efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).  For any other disclosures of the other Party’s Confidential Information, including to Affiliates, licensees, contractors and other Third Parties, a Party shall ensure that the recipient thereof is bound by appropriate confidentiality provisions consistent with the nature of the information disclosed.

6.3                               Confidentiality Terms.  Each Party agrees not to disclose to any Third Party the terms of this Agreement, without the prior written consent of the other Party, except each Party may disclose the terms of this Agreement: (a) to Affiliates, licensees, contractors and any other Third Parties on a need to know basis, in each case under appropriate confidentiality provisions consistent with the nature of the information disclosed; (b) to the extent necessary to comply with Applicable Laws, including securities laws, regulations or guidances; provided that in the case of this clause (b) the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws, regulations or guidances), to the extent allowable by Applicable Laws, allow the other Party to seek, solely at its own expense, limitations on the portion of the Agreement that is required to be disclosed; or (c) in the case of Napo, is made in connection with the development, manufacture, commercialization or other exploitation of the Licensed Compound or Licensed Products in or outside the Territory, in each case under appropriate confidentiality provisions consistent with the nature of the information disclosed.  Notwithstanding the foregoing, the Parties shall agree upon a mutual press release to announce the execution of this Agreement, a draft of which is attached as Schedule 6.3; thereafter, each Party may each disclose to Third Parties the information contained in such press release without the need for further approval by the other Party.

6.4                               Patient Information.  Napo agrees to abide (and to cause its respective Affiliates to abide) by, and to take (and to cause their respective Affiliates to take), all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any research and development activities conducted by Napo or its Affiliates related to Licensed Compound or Licensed Products from and after the Transfer Date, in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, in the course of their performance under this Agreement, with Applicable Laws concerning the confidentiality or protection of patient identifiable information or patients’ protected health information, including the regulations at 45 C.F.R. Parts 160 and 164 and, where relevant, the applicable national laws implementing the European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data of 24 October 1995 and any other Applicable Laws.

ARTICLE VII
INDEMNIFICATION

7.1                               Indemnification of Salix.  Napo shall indemnify and hold harmless each of Salix, and its Affiliates and the directors, officers, employees, and agents of Salix and its Affiliates and the successors and assigns of any of the foregoing (the “Salix Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Salix Indemnitee, arising from, or occurring as a result of (a) the conduct of the research and development activities conducted by Napo, its Affiliates or licensees (other than Salix and its Affiliates) related to the Licensed Compound or Licensed Products from and after the Transfer Date; (b) the use, marketing, distribution, or sale of any Licensed Product by or under authority of Napo, its Affiliates or licensees (other than Salix and its Affiliates) from and after the Transfer Date; (c) the manufacture of the Licensed Compound or Licensed Products by or on behalf of Napo, its Affiliates or licensees (other than Salix or its Affiliates) from and after the Transfer Date; (d) any Assumed Liability; or (e) any breach of any representations, warranties or covenants by Napo under this Agreement, except to the extent such Third Party Claims arise from and are attributable to causes described in Section 7.2 or result from the gross negligence or fault of a Salix Indemnitee.

7.2                               Indemnification of Napo.  Salix shall indemnify and hold harmless each of Napo, and its Affiliates and the directors, officers, employees, and agents of Napo and its Affiliates and the successors and assigns of any of the foregoing (the “Napo Indemnitees”), from and against any and all Losses from any Third Party Claims incurred by any Napo Indemnitee, arising from, or occurring as a result of any material breach of any representations, warranties or covenants by Salix in ARTICLE V; except to the extent such Third Party Claims arise from and are attributable to causes described in Section 7.1 or result from the gross negligence or fault of a Napo Indemnitee.

7.3                               Limitations on Liability.

(a)                                 The provisions for indemnification under Section 7.2 shall be effective only (i) for any individual claim, or series of related claims arising from the same facts and circumstances, where the Loss exceeds $20,000, and (ii) when the aggregate amount of all Losses for claims, or series of related claims arising from the same facts and circumstances, in excess of $20,000 exceeds $200,000, in which case the Salix Indemnitee shall be entitled to indemnification of the Salix Indemnitee’s Losses in excess thereof.

(b)                                 EXCEPT IN RESPECT OF A BREACH BY A PARTY OF ITS OBLIGATIONS UNDER ARTICLE VI OR FOR INDEMNIFICATION TO BE PROVIDED BY A PARTY PURSUANT TO THIS ARTICLE VII, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, NEITHER NAPO NOR SALIX SHALL BE LIABLE TO THE OTHER OR THEIR AFFILIATES OR ANY THIRD PARTY, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE AT THE TRANSFER DATE), CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.

(c)                                  The maximum aggregate liability of Salix and its Affiliates to Napo and any of its Affiliates in respect of any breach of the representations, warranties, and covenants contained in this Agreement, excluding only Salix’s obligation to transfer the Transferred Assets to Napo, to grant the licenses granted to Napo pursuant to Section 4.7, and to provide indemnification pursuant to this ARTICLE VII, shall be One Million Dollars ($1,000,000).

7.4                               Indemnification Procedure.

(a)                                 Notice of Claim.  A Party believing that it is entitled to indemnification under Section 7.1 or Section 7.2 (an “Indemnified Party”) shall give prompt written notification (each, an “Indemnification Claim Notice”) to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 7.4(a) shall not relieve the Indemnifying Party of its indemnification obligation under this

Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).  Each Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss are known at such time).  The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

(b)                                 Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party.  In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim.  Should the Indemnifying Party assume the defense of a Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Claim.  In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Claim with respect to such Indemnified Party.

(c)                                  Right to Participate in Defense.  Without limiting Section 7.4(b), the Indemnified Party shall be entitled to (i) participate in, but not control, the defense of such Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement shall be at the Indemnified Party’s own expense unless the engagement thereof has been specifically authorized by the Indemnifying Party in writing, and (ii) control its defense of such Claim and to engage counsel of its choice for such purpose, at the expense of the Indemnifying Party to the extent of a single counsel and any necessary local counsel only, if (A) the Indemnifying Party has failed to assume the defense and engage counsel in accordance with Section 7.4(b), or (B) the Indemnifying Party denies or fails to timely admit its obligation to defend the action.

(d)                                 Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Claim and that will not result in the Indemnified Party becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with

Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 7.4(b), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed).  The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the Indemnified Party that is reached without the written consent of the Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned, or delayed.

(e)                                  Cooperation.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(f)                                   Expenses.  Except as, and subject to the limits, provided above (including in Section 7.4(c)), the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.5                               Mitigation.  The Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such Party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.  The amount of Losses recovered by an Indemnified Party under Section 7.1 or Section 7.2, as applicable, shall be reduced by (a) any amounts actually recovered by the Indemnified Party from a Third Party in connection with such claim and (b) the amount of any insurance proceeds paid to the Indemnified Party relating to such claim, in each case ((a) and (b)), in excess of the Indemnified Party’s costs of recovery.  Each Party shall use its commercially reasonable efforts to collect insurance proceeds for any Loss that is subject to indemnification under Section 7.1 or Section 7.2.  If any amounts referenced in the preceding clauses (a) and (b) are received after payment of the full amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VII, the Indemnified Party shall repay to the Indemnifying Party promptly after such receipt, any amount that the Indemnified Party would not have had to pay pursuant to this ARTICLE VII had such amounts been received prior to such payment.

7.6                               Termination; No Rescission.

(a)                                 Termination.  Section 4.7 of this Agreement may be terminated by Salix if (i) Napo shall be in breach of any payment obligation and shall not have cured such breach within thirty (30) days after receipt of written notice from Salix requesting the cure of such breach, such termination to be effective upon Napo’s failure to cure such breach within such period, (ii) Napo shall be in material breach of any covenant made by Napo under this Agreement, and shall not have cured such breach within thirty (30) days after receipt of written notice from Salix requesting the cure of such breach, such termination to be effective upon Napo’s failure to cure such breach within such period, or (iii) subject to applicable bankruptcy laws, upon the filing or institution of any bankruptcy, reorganization, liquidation, or receivership proceedings by Napo, upon the failure of Napo for more than ninety (90) days to discharge any such involuntary actions against it, with termination pursuant to this clause (iii) to become effective upon written notice from Salix to Napo.

(b)                                 No Rescission.  Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Napo, on the one hand, or Salix, on the other hand, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE VIII
DISPUTE RESOLUTION

8.1                               Dispute Resolution.  Except as otherwise provided in this Agreement, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, interpretation, performance or breach hereof (and including the applicability of this Article VIII to any such dispute, controversy or claim) (each a “Dispute”) shall first be presented to the Chief Executive Officer of Napo and the Chief Executive Officer of Salix, or their respective designees for resolution.  If the Chief Executive Officer of Napo and the Chief Executive Officer of Salix, or their respective designees, cannot resolve the Dispute within thirty (30) days of the request to do so, either Party may, upon written notice to the other, refer such Dispute be resolved by final, binding arbitration in accordance with the provisions of Section 8.2.

8.2                               Arbitration.

(a)                                 Except as otherwise provided in Section 8.2(f) with respect to Disputes involving the intellectual property rights of a Party, the Parties agree that any Dispute that is not resolved pursuant to Section 8.1 above shall be finally settled by binding arbitration under this Section 8.2.  The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement.  The arbitration shall be conducted in the English language by a panel of three (3) arbitrators, one selected by each of the Parties and one jointly agreed to by the Parties.  If the Parties are unable to agree on the third arbitrator, such arbitrator shall be selected in accordance with the JAMS rules.  In the event of a failure, refusal or inability of the arbitrators to act, their successors shall be appointed by JAMS.

(b)                                 In respect of any arbitration pursuant to this Section 8.2 to the extent (but only to the extent) it relates to a dispute as to a valuation matter under Section 1.55 or 1.57, within fifteen (15) business days following the appointment of the three arbitrators, each Party shall state in writing its position concerning the Dispute in respect of the valuation matter supported by the reasons therefor with counterpart copies delivered to each member of the arbitration panel.  If either Party fails timely to submit its position, the position submitted by the other Party shall be deemed correct, and the arbitration shall be deemed concluded.  The arbitration panel shall arrange for a simultaneous exchange of positions.  The Parties shall then have ten (10) business days to respond to the position of the other Party with counterpart copies delivered to each member of the arbitration panel and exchanged in the same manner.  The arbitration panel shall select by majority vote which of the two proposed positions most closely approximates their determination of the correct position and shall have no right to propose a middle ground or any modification of either of the two proposed positions.  The position the majority of the arbitration panel chooses as most closely approximating their determination shall constitute the decision of the arbitration panel in respect of the valuation matter and be final and binding upon the Parties.

(c)                                  With respect to any dispute to be resolved under this Section 8.2, the Parties and the arbitration panel shall use all reasonable efforts to complete any such arbitration within ninety (90) days from the issuance of notice of a referral of any such dispute to arbitration.  The arbitration panel shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided that the arbitration panel shall permit such discovery it deems necessary to permit an equitable resolution of the Dispute.

(d)                                 The Parties agree that the decision of the arbitration panel shall be the binding remedy between them regarding the Dispute presented to the arbitration panel.  Any decision of the arbitration panel may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement.  The arbitration proceedings and the decision of the arbitration panel shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under ARTICLE VI above.

(e)                                  Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in New York, New York.  The arbitration panel shall have the right to consult experts and competent authorities with factual information or knowledge concerning the Dispute and the fees of such authorities shall be an expense of the arbitration.  The arbitration panel shall be instructed to provide in its decision either, as the arbitration panel determines to be appropriate in the circumstances, for (a) the unsuccessful Party in such arbitration to bear all expenses of such arbitration, including the reasonable attorneys’ fees and costs and expenses of the prevailing Party, or (b) all such expenses of such arbitration to be allocated between the Parties in proportion to the extent to which each such Party is deemed to have been unsuccessful, as determined by the arbitration panel.

(f)                                   Notwithstanding the foregoing provisions of this Section 8.2, either Party may initiate legal proceedings with respect to any Disputes related to intellectual property rights of a Party which are not resolved under Section 8.1, including any such Disputes regarding the validity or enforceability of any patent owned or Controlled by either Party.

(g)                                  Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, that may be necessary to protect the rights or property of that Party pending resolution of a Dispute under this Section 8.2.  Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate.  For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or Applicable Laws.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Governing Law; Jurisdiction; Venue.

(a)                                 This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without reference to conflict of law principles.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

(b)                                 Subject to ARTICLE VIII, each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of general jurisdiction of the State of New York and the United States District Court for the Southern District of New York sitting in the Borough of Manhattan for any action, suit or proceeding (other than appeals therefrom) concerning any matter arising out of or relating to this Agreement, and agrees not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

(c)                                  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the such courts and hereby further irrevocably and unconditionally agree not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party.

(d)                                 Each Party hereto further agrees that service of any process, summons, notice or document by United States registered mail to its address and contact person for notices provided for in Section 9.6 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any of such courts.

9.2                               Entire Agreement.  This Agreement (including the Schedules attached hereto), together with the pharmacovigilance agreement when entered into by the Parties pursuant to Section 3.6, constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior or contemporaneous agreements, understandings or representations, either written or oral between Napo and Salix with respect to such subject matter.

9.3                               Modification.  No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by a duly authorized representative of each Party.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.

9.4                               Waiver of Breach.  Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance.  The delay or failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

9.5                               Severability.  In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.6                               Notices.  Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language.  Any notice required or permitted under this Agreement shall be: (a) delivered personally; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by nationally-recognized express courier service providing evidence of receipt, postage pre-paid where applicable; or (d) sent by facsimile or electronic mail (marked as of “high importance” and a copy promptly sent by another permissible method of providing notice described in clauses (a), (b), or (c) above), to the following addresses of the Parties or such other address for a Party as may be specified by like notice:

To Napo: Napo Pharmaceuticals, Inc. 301 Main Street, Suite 30G San Francisco, CA 94105 Attention: Lisa Conte Facsimile: (415) 371-8311 E-mail: lconte@napopharma.com	To Salix: Salix Pharmaceuticals, Inc. 400 Somerset Corporate Blvd. Bridgewater, NJ 08807 Attention: General Counsel Facsimile: (949) 271-3796 E-mail: Robert.chaionn@valeant.com

With a copy to:

Valeant Pharmaceuticals International, Inc.
400 Somerset Corporate Blvd.
Bridgewater, NJ 08807
Attention: General Counsel
Facsimile: (949) 271-3796
E-mail: Robert.chaionn@valeant.com

and

Covington & Burling LLP
One City Center
850 Tenth Street, NW
Washington, DC 20001
Attention: Edward C. Britton
Facsimile: (202) 662-6291
E-mail: ebritton@cov.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication shall be deemed to have been received, if sent in accordance with this Section 9.6, (a) when delivered, if personally delivered or sent by facsimile or electronic mail on a business day, (b) on the business day after dispatch, if sent by nationally-recognized express courier, and (c) on the third business day following the date of mailing, if sent by registered or certified mail.

9.7                               Assignment.  Without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (a) Napo may assign or transfer this Agreement and all of its rights and obligations hereunder, without the consent of Salix, to any Third Party in a Napo Change of Control Transaction, (b) Napo may assign or transfer this Agreement, and all of its rights and obligations hereunder, to Jaguar in a manner consistent with Section 4.8(c) without further consent of Salix beyond that contemplated by Section 4.8(c), and, (c) except as otherwise specified herein, either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder, without the consent of the other Party, (i) to any Affiliate of such Party; or (ii) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates if in any such event set forth in clause (i) or (ii):  (A) the assigning Party (provided that it is not the surviving entity) remains jointly and severally liable with the relevant Affiliate assignee or Third Party assignee under this Agreement, and (B) the relevant Affiliate assignee, Third Party assignee, or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement.  For purposes of clarification, a Third Party that merges or consolidates with a Party or an Affiliate of a Party, or to which a Party or an Affiliate of a Party transfers all or substantially all of its assets to which this Agreement relates, shall not be deemed to grant the other Party to this Agreement any license to such Third Party’s technology in existence as of the effective date of such merger, consolidation or transfer, unless such grant is made pursuant to a separate agreement, provided such Third Party shall maintain all licenses granted hereunder by such first Party with respect to its intellectual property and know-how and any information and inventions with respect thereto.  Any purported assignment or transfer in violation of this Section 9.7 shall be void ab initio and of no force or effect.

9.8                               Compromise Agreement.  This Agreement is a compromise and settlement of disputed Claims and is not intended to be, nor shall be construed as, any admission of liability or wrongdoing by any Party.  This Agreement and any performance or conduct under this Agreement shall not be admissible in any arbitration, lawsuit, or other proceeding except as necessary to enforce the terms and conditions hereof.  The Parties agree that this Agreement fully resolves the Litigation.  Salix and Napo each shall be responsible for their respective legal and other fees and expenses associated with all aspects of the Litigation, and the negotiation of this Agreement and any other related agreements.

9.9                               No Partnership or Joint Venture.  It is expressly agreed that the Parties shall be independent contractors of one another and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

9.10                        Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not) or terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.  The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for sixty (60) days after the date of the occurrence, the Parties shall meet to discuss in good faith how to proceed in order to accomplish the goals outlined in this Agreement.

9.11                        Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed upon or related to Napo or Salix from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Laws.

9.12                        Interpretation.  The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation.  In this Agreement:  (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.  All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in New York, New York.

9.13                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed by scanned and electronically or facsimile transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Transfer Date.

NAPO PHARMACEUTICALS, INC.

BY:	/s/ Lisa A. Conte

NAME:	Lisa A. Conte

TITLE:	Chief Executive Officer

SALIX PHARMACEUTICALS, INC.

BY:	/s/ Ari Kellen

NAME:	Ari Kellen

TITLE:	Executive Vice President

[SIGNATURE PAGE TO SETTLEMENT, TERMINATION, ASSET TRANSFER AND TRANSITION AGREEMENT]

SCHEDULE 1.7

Form of Assignment and Assumption of Contracts Agreement

(See attached.)

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT OF CONTRACTS (this “Assignment”) is made and entered into as of March    , 2016, by and between Salix Pharmaceuticals, Inc., a California corporation (“Assignor”), and Napo Pharmaceuticals, Inc., a Delaware corporation (“Assignee”).  Capitalized terms used but not otherwise defined herein shall have the definition assigned to such terms in the Settlement, Termination, Asset Transfer and Transition Agreement dated as of March    , 2016 (the “Transfer Agreement”).

WHEREAS, Assignor and Assignee are parties to the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Assignor has agreed to assign or cause to be assigned to Assignee or its designee such Assignor Contracts as Assignee requests by written notice to Assignor to have assigned on the terms and subject to the conditions and exceptions set forth in the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Assignee has agreed to assume and pay, perform or otherwise discharge the Assumed Liabilities (as defined in the Transfer Agreement) in connection with Assignee’s assumption of the Assigned Contracts; and

WHEREAS, the execution and delivery of this Assignment by the Assignor and Assignee is contemplated by Sections 3.2 and 4.6 of the Transfer Agreement.

NOW, THEREFORE, in consideration of the mutual promises made in the Transfer Agreement and herein and upon the terms and subject to the conditions set forth in the Transfer Agreement and herein, the parties hereto hereby agree as follows:

1.             Assignment of Contracts.  On the terms and conditions set forth in the Transfer Agreement, Assignor hereby assigns, conveys, transfers and delivers to Assignee all of Assignor’s right, title and interest in, to and under all of the Assigned Contracts set forth on Exhibit A attached hereto, and Assignee hereby accepts such assignment.

2.             Assumed Liabilities.  On the terms and conditions set forth in Section 4.3 of the Transfer Agreement, Assignee hereby assumes and will pay, perform or otherwise discharge, the Assumed Liabilities relating to such Assigned Contracts set forth on Exhibit A attached hereto.

3.             Terms of the Transfer Agreement. The terms of the Transfer Agreement are incorporated herein by reference.  The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Transfer Agreement shall not be limited or expanded hereby, and shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Transfer Agreement and the terms hereof, the terms of the Transfer Agreement shall govern.

4.             No Additional Representations and Warranties.  This Assignment of Assigned Contracts is issued pursuant to the terms of the Transfer Agreement and the Assignor and the Assignee are entitled to the benefits of, and this instrument is subject to, all pertinent provisions of the Transfer Agreement.  Reference is hereby made to the Transfer Agreement for a statement of all

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representations, warranties, covenants and indemnities made in connection with this Assignment.  EXCEPT AS SET FORTH IN THE TRANSFER AGREEMENT, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY ASSIGNED CONTRACT AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE ASSIGNOR.

5.             No Modification of Transfer Agreement.  Nothing contained herein shall release the Assignor or Assignee from any of their respective obligations under the Transfer Agreement or in any way diminish, limit, or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Transfer Agreement.  To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Transfer Agreement, the Transfer Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties hereto.

6.             No Third Party Beneficiaries.  This Assignment is for the sole and exclusive benefit of the Assignor and Assignee and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any Person other than Assignor and Assignee and their respective successors and permitted assigns any right, remedy, or claim under or by reason of this Assignment or any term, covenant or condition hereof.

7.             Successors and Assigns.  This Assignment shall be binding upon the parties hereto and their successors and assigns.

8.             Amendments.  This Assignment and any of the provisions hereof may not be amended or modified except by an instrument in writing and signed by each party hereto.

9.             Governing Law. This Assignment shall in all respects be construed in accordance with and governed by the laws of State of New York, without reference to conflict of law principles.

10.          Severability.  Any term or provision of this Assignment that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Assignment or affecting the validity or enforceability of any of the terms of provisions of this Assignment in any other jurisdiction.

11.          Headings.  The descriptive headings used in this Assignment are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Assignment.

12.          Counterparts; Facsimile Signature.  This Assignment may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile signature to this Assignment shall have the same legal force and effect as an original signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts Agreement as of date first set forth above.

SALIX PHARMACEUTICALS, INC.

By:
Name: Ari Kellen
Title: Executive Vice President

NAPO PHARMACEUTICALS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT]

SCHEDULE A

Assigned Contracts

Execution Version

SCHEDULE 1.8

Form of Assignment and Assumption of Interests Agreement

(See attached.)

ASSIGNMENT AND ASSUMPTION OF INTERESTS AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT OF INTERESTS (this “Assignment”) is made and entered into as of March 4, 2016, by and between Salix Pharmaceuticals, Inc., a California corporation (“Assignor”), and Napo Pharmaceuticals, Inc., a Delaware corporation (“Assignee”).  Capitalized terms used but not otherwise defined herein shall have the definition assigned to such terms in the Settlement, Termination, Asset Transfer and Transition Agreement dated as of March 4, 2016 (the “Transfer Agreement”).

WHEREAS, Assignor and Assignee are parties to the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Assignor has agreed to assign or cause to be assigned to Assignee or its designee all of the limited liability company interests of each of Amazonian Region Botanical Products LLC, a Delaware limited liability company, and SPL South America One LLC, a Delaware limited liability company (collectively, the “Assigned LLC Interests”) on the terms and subject to the conditions and exceptions set forth in the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Assignee has agreed to assume and pay, perform or otherwise discharge the Assumed Liabilities (as defined in the Transfer Agreement) in connection with Assignee’s assumption of the Assigned LLC Interests; and

WHEREAS, the execution and delivery of this Assignment by the Assignor and Assignee is contemplated by Section 4.6 of the Transfer Agreement.

NOW, THEREFORE, in consideration of the mutual promises made in the Transfer Agreement and herein and upon the terms and subject to the conditions set forth in the Transfer Agreement and herein, the parties hereto hereby agree as follows:

1.             Assignment of Assigned LLC Interests.  On the terms and conditions set forth in the Transfer Agreement, Assignor hereby assigns, conveys transfers and delivers to Assignee all of Assignor’s right, title and interest in, to and under all of the Assigned LLC Interests, and Assignee hereby accepts such assignment.

2.             Assumption of LLC Interests.  Assignee hereby acquires and accepts the above assignment of rights and delegation of duties and obligations and agrees to be bound by and to assume such duties and obligations arising under or in connection with the Assigned LLC Interests to be performed or arising on or after the date hereof.

3.             Terms of the Transfer Agreement. The terms of the Transfer Agreement are incorporated herein by reference.  The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Transfer Agreement shall not be limited or expanded hereby, and shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Transfer Agreement and the terms hereof, the terms of the Transfer Agreement shall govern.

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4.             Withdrawal of Assignor.  Assignor, by executing and delivering this Assignment, hereby withdraws, effective as of the Transfer Date, as a member in each of Amazonian Region Botanical Products LLC, a Delaware limited liability company (“ARBP”), and SPL South America One LLC, a Delaware limited liability company (“SPL” and together with ARBP, the “Companies”) as of the date hereof and shall no longer be a member in either Company from and after such date.  Assignee hereby acknowledges and agrees to such withdrawal.

5.             Admission of Purchaser as the Sole Member of the Companies.  Assignee hereby acknowledges receipt of a copy of the limited liability company agreement of each of ARBP attached hereto as Exhibit A and SPL attached hereto as Exhibit B.  Each party to this Agreement hereby agrees that the signature page to this Agreement shall constitute an accession signature page to the limited liability company agreements of ARBP and SPL admitting Assignee as a member of each such Company effective as of the Transfer Date, such that from and after the Transfer Date Assignee shall be the sole member of each such Company.

6.             No Additional Representations and Warranties.  This Assignment of Assigned LLC Interests is issued pursuant to the terms of the Transfer Agreement and the Assignor and the Assignee are entitled to the benefits of, and this instrument is subject to, all pertinent provisions of the Transfer Agreement.  Reference is hereby made to the Transfer Agreement for a statement of all representations, warranties, covenants and indemnities made in connection with this Assignment.  EXCEPT AS SET FORTH IN THE TRANSFER AGREEMENT, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY ASSIGNED LLC INTEREST AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE ASSIGNOR.

7.             No Modification of Transfer Agreement.  Nothing contained herein shall release the Assignor or Assignee from any of their respective obligations under the Transfer Agreement or in any way diminish, limit, or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Transfer Agreement.  To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Transfer Agreement, the Transfer Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties hereto.

8.             No Third Party Beneficiaries.  This Assignment is for the sole and exclusive benefit of the Assignor and Assignee and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any Person other than Assignor and Assignee and their respective successors and permitted assigns any right, remedy, or claim under or by reason of this Assignment or any term, covenant or condition hereof.

9.             Successors and Assigns.  This Assignment shall be binding upon the parties hereto and their successors and assigns.

10.          Amendments.  This Assignment and any of the provisions hereof may not be amended or modified except by an instrument in writing and signed by each party hereto.

11.          Governing Law. This Assignment shall in all respects be construed in accordance with and governed by the laws of State of New York, without reference to conflict of law principles.

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12.          Severability.  Any term or provision of this Assignment that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Assignment or affecting the validity or enforceability of any of the terms of provisions of this Assignment in any other jurisdiction.

13.          Headings.  The descriptive headings used in this Assignment are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Assignment.

14.          Counterparts; Facsimile Signature.  This Assignment may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile signature to this Assignment shall have the same legal force and effect as an original signature.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Interests Agreement as of date first set forth above.

SALIX PHARMACEUTICALS, INC.

By:
Name: Ari Kellen
Title: Executive Vice President

NAPO PHARMACEUTICALS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF INTERESTS AGREEMENT]

Exhibit A

Amazonian Region Botanical Products LLC

Exhibit B

SPL South America One LLC

Execution Version

SCHEDULE 1.9

Form of Assignment of Transferred Salix Patents

(See attached.)

ASSIGNMENT OF TRANSFERRED SALIX PATENTS

THIS ASSIGNMENT OF TRANSFERRED SALIX PATENTS (this “Assignment”) is made and entered into as of March 4, 2016, by and between Salix Pharmaceuticals, Inc., a California corporation (“Assignor”), and Napo Pharmaceuticals, Inc., a Delaware corporation (“Assignee”).  Capitalized terms used but not otherwise defined herein shall have the definition assigned to such terms in the Settlement, Termination, Asset Transfer and Transition Agreement dated as of March 4, 2016 (the “Transfer Agreement”).

WHEREAS, Assignor and Assignee are parties to the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Assignor has agreed to assign or cause to be assigned to Assignee or its designee the Transferred Salix Patents;

WHEREAS, pursuant to the Transfer Agreement, Assignee has agreed to assume and pay, perform or otherwise discharge the Assumed Liabilities (as defined in the Transfer Agreement) in connection with Assignor’s acquisition of the Transferred Assets; and

WHEREAS, the execution and delivery of this Assignment by the Assignor and Assignee is contemplated by Section 4.6 of the Transfer Agreement.

NOW, THEREFORE, in consideration of the mutual promises made in the Transfer Agreement herein and upon the terms and subject to the conditions set forth in the Transfer Agreement  and herein, the parties hereto hereby agree as follows:

1.             Assignment of Patents.  On the terms and conditions set forth in the Transfer Agreement, Assignor hereby assigns, conveys, transfers and delivers to Assignee all of Assignor’s right, title and interest in, to and under all of the patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals, and any legal equivalent thereof in a foreign country, of the Transferred Salix Patents, set forth on Exhibit A attached hereto, and the right to claim priority from any of the foregoing under the Patent Laws of the United States, the International Convention, or any other international agreement or domestic laws of any and all foreign countries, and Assignee hereby accepts such assignment.  The Transferred Salix Patents are to be held and enjoyed by Assignee, for its own use and behalf and the use and behalf of its successors and assigns, to the full end of the term or terms for which such Transferred Salix Patents may be granted as fully and entirely as the same would have been held and enjoyed by Assignor had this assignment not been made.

2.             Authorization.  Assignor, as a registered holder of the Transferred Salix Patents listed on Exhibit A, hereby authorizes and requests the Commissioner or Director of Patents and Trademarks of the United States, and the official of any foreign patent office with power to do so, to issue and transfer Assignor’s right, title and interest in the relevant Transferred Salix Patents to Assignee, its successors and assigns, in accordance with the terms of this Assignment, or otherwise as Assignee may direct.

3.             Terms of the Transfer Agreement. The terms of the Transfer Agreement are incorporated herein by reference.  The parties acknowledge and agree that the representations, warranties,

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covenants, agreements and indemnities contained in the Transfer Agreement shall not be limited or expanded hereby, and shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Transfer Agreement and the terms hereof, the terms of the Transfer Agreement shall govern.

No Additional Representations and Warranties.  This Assignment is issued pursuant to the terms of the Transfer Agreement and the Assignor and the Assignee are entitled to the benefits of, and this instrument is subject to, all pertinent provisions of the Transfer Agreement.  Reference is hereby made to the Transfer Agreement for a statement of all representations, warranties, covenants and indemnities made in connection with this Assignment.  EXCEPT AS SET FORTH IN THE TRANSFER AGREEMENT, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY TRANSFERRED SALIX PATENT AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE ASSIGNOR.

4.             No Modification of Transfer Agreement.  Nothing contained herein shall release the Assignor or Assignee from any of their respective obligations under the Transfer Agreement or in any way diminish, limit, or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Transfer Agreement.  To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Transfer Agreement, the Transfer Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties hereto.

5.             Assistance.  Assignor, when called upon to do so by the Assignee, shall execute all documents and instruments, and shall do all lawful acts, in each case as may be reasonably necessary to perfect the title to the Transferred Salix Patents, and generally do everything reasonably possible to aid the Assignee, its successors, legal representatives and assigns, including execution of all necessary documents and instruments and to provide all necessary information and documents to obtain the Transferred Salix Patents, in all countries, at the expense of the Assignee, its successors, legal representatives and assigns.

6.             No Third Party Beneficiaries.  This Assignment is for the sole and exclusive benefit of the Assignor and Assignee and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any Person other than Assignor and Assignee and their respective successors and permitted assigns any right, remedy, or claim under or by reason of this Assignment or any term, covenant or condition hereof.

7.             Successors and Assigns.  This Assignment shall be binding upon the parties hereto and their successors and assigns.

8.             Amendments.  This Assignment and any of the provisions hereof may not be amended or modified except by an instrument in writing and signed by each party hereto.

9.             Governing Law. This Assignment shall in all respects be construed in accordance with and governed by the laws of State of New York, without reference to conflict of law principles.

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10.          Severability.  Any term or provision of this Assignment that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Assignment or affecting the validity or enforceability of any of the terms of provisions of this Assignment in any other jurisdiction.

11.          Headings.  The descriptive headings used in this Assignment are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Assignment.

12.          Counterparts; Facsimile Signature.  This Assignment may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile signature to this Assignment shall have the same legal force and effect as an original signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Transferred Salix Patents as of date first set forth above.

SALIX PHARMACEUTICALS, INC.

By:
Name: Ari Kellen
Title: Executive Vice President

NAPO PHARMACEUTICALS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT OF TRANSFERRED SALIX PATENTS]

EXHIBIT A

Transferred Salix Patents

SCHEDULE 1.10

Form of Assignment of Trademarks and Domain Names

(See attached.)

ASSIGNMENT OF TRADEMARKS AND DOMAIN NAMES

THIS ASSIGNMENT OF TRADEMARKS AND DOMAIN NAMES (this “Assignment”) is made and entered into as of March 4, 2016, between Salix Pharmaceuticals, Inc., a California corporation having its principal place of business at 400 Somerset Corporate Blvd., Bridgewater, NJ 08807 (“Assignor”), and Napo Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 301 Main Street, Suite 30G, San Francisco, California 94105 (“Assignee”).  Capitalized terms used but not otherwise defined herein shall have the definition assigned to such terms in the Settlement, Termination, Asset Transfer and Transition Agreement dated as of March 4, 2016 (the “Transfer Agreement”).

WHEREAS, Assignor is the owner of the entire right, title and interest in and to the Product Trademarks, including the registration set forth on the attached Exhibit A, (the “Trademarks”);

WHEREAS, Assignor is the owner of the entire right, title and interest in and to the Product-specific domain names set forth on the attached Exhibit B (the “Domain Names”);

WHEREAS, Assignor and Assignee are parties to the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Assignor has agreed to assign, convey, transfer, and deliver to Assignee the Transferred Assets (as defined in the Transfer Agreement), including the Trademarks and the Domain Names identified on Exhibits A and B, on the terms and subject to the conditions and exceptions set forth in the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Assignee has agreed to assume and pay, perform or otherwise discharge the Assumed Liabilities (as defined in the Transfer Agreement) in connection with Assignor’s acquisition of the Transferred Assets; and

WHEREAS, the execution and delivery of this Assignment by Assignor and Assignee is contemplated by Section 4.6 of the Transfer Agreement.

NOW, THEREFORE, in consideration of the mutual promises made in the Transfer Agreement and herein and upon the terms and subject to the conditions set forth in the Transfer Agreement and herein, the parties hereto hereby agree as follows:

1.             Assignment.  Assignor, hereby assigns, conveys, transfers and delivers to Assignee, and Assignee hereby acquires and accepts from Assignor, all of Assignor’s right, title and interest in and to:

(a)           the Trademarks, including the registration set forth on Exhibit A; and

(b)           the Domain Names, together with all registrations relating thereto;

In each case, including the goodwill of the business symbolized by said Trademarks and Domain Names and all intellectual property rights residing in the foregoing.

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2.             Rights and Privileges.  All rights and privileges held by the Assignor in the Trademark and Domain Names immediately before the effective date hereof shall be held and enjoyed by the Assignee following the effective date for its own use and behalf and the use and behalf of its successors and assigns as the same would have been held and enjoyed by Assignor had this assignment not been made.

3.             Terms of the Transfer Agreement.  The terms of the Transfer Agreement are incorporated herein by reference.  The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Transfer Agreement shall not be limited or expanded hereby, and shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein.

4.             No Additional Representations and Warranties.  This Assignment is issued pursuant to the terms of the Transfer Agreement and the Assignor and the Assignee are entitled to the benefits of, and this instrument is subject to, all pertinent provisions of the Transfer Agreement.  Reference is hereby made to the Transfer Agreement for a statement of all representations, warranties, covenants and indemnities made in connection with this Assignment.  EXCEPT AS SET FORTH IN THE TRANSFER AGREEMENT, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY TRANSFERRED ASSET AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE ASSIGNOR.  EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSFER AGREEMENT, THE TRANSFERRED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS.”

5.             No Modification of Transfer Agreement.  Nothing contained herein shall release the Assignor or Assignee from any of their respective obligations under the Transfer Agreement or in any way diminish, limit, or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Transfer Agreement.  To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Transfer Agreement, the Transfer Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties hereto.

6.             No Third Party Beneficiaries.  This Assignment is for the sole and exclusive benefit of the Assignor and Assignee and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any Person other than Assignor and Assignee and their respective successors and permitted assigns any right, remedy, or claim under or by reason of this Agreement or any term, covenant or condition hereof.

7.             Successors and Assigns.  This Assignment shall be binding upon the parties hereto and their successors and assigns.

8.             Amendments.  This Assignment and any of the provisions hereof may not be amended or modified except by an instrument in writing and signed by each party hereto.

9.             Governing Law. This Assignment shall in all respects be construed in accordance with and governed by the laws of State of New York, without reference to conflict of law principles.

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10.          Severability.  Any term or provision of this Assignment that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Assignment or affecting the validity or enforceability of any of the terms of provisions of this Assignment in any other jurisdiction.

11.          Headings.  The descriptive headings used in this Assignment are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Assignment.

12.          Counterparts; Facsimile Signature.  This Assignment may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile signature to this Assignment shall have the same legal force and effect as an original signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment of Trademarks and Domain Names to be executed by their duly authorized representative as of the date first written above.

SALIX PHARMACEUTICALS, INC.

By:
Name:
Title:

NAPO PHARMACEUTICALS, INC.

By:
Name:
Title:

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EXHIBIT A

Product Trademarks

Mark	Country	Owner	Status	Appln #	Appln Dt.	Reg #	Reg Dt.	Goods
FULYZAQ	United States of America	Salix Pharmaceuticals, Inc.	Registered	85713204	Aug-27-2012	4444850	Dec-3-2013	(Class 5) Pharmaceutical preparations for the treatment and prevention of gastrointestinal diseases and disorders

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EXHIBIT B

Domain Names

1.             fulyzaq.com

2.             fulyzaq.info

3.             fulyzaq.net

4.             fulyzaq.org

5.             fulyzaqsolutions.com

6.             fulyzaqsolutions.net

7.             fulyzaqsolutions.org

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SCHEDULE 1.14

Batch Records

[***]

*** Confidential Treatment Requested

SCHEDULE 1.15

Form of Bill of Sale

(See Attached).

Execution Version

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made and entered into as of March 4, 2016, by and between Napo Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“Transferee”), and Salix Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of California (“Transferor”).  Capitalized terms used but not otherwise defined herein shall have the definition assigned to such terms in the Settlement, Termination, Asset Transfer and Transition Agreement dated as of March 4, 2016 (the “Transfer Agreement”).

WHEREAS, Transferor and Transferee are parties to the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Transferor has agreed to assign, convey, transfer, and deliver to Transferee the Transferred Assets (as defined in the Transfer Agreement) on the terms and subject to the conditions and exceptions set forth in the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Transferee has agreed to assume and pay, perform or otherwise discharge the Assumed Liabilities (as defined in the Transfer Agreement) in connection with Transferor’s acquisition of the Transferred Assets; and

WHEREAS, the execution and delivery of this Bill of Sale by the Transferee and Transferor is contemplated by Section 4.6 of the Transfer Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants contained in the Transfer Agreement and herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Transfer of Transferred Assets.  On the terms and conditions set forth in the Transfer Agreement, Transferor hereby assigns, conveys, transfers and delivers to Transferee, all of Transferor’s right, title and interest in, to and under the Transferred Assets, free and clear from all Encumbrances (other than Permitted Encumbrances), and Transferee hereby acquires and accepts from Transferor, the Transferred Assets assigned, conveyed, transferred and delivered hereunder.

2.                                      Assumed Liabilities.  On the terms and conditions set forth in Section 4.3 of the Transfer Agreement, Transferee hereby assumes and will pay, perform or otherwise discharge, the Assumed Liabilities.

3.                                      Terms of the Transfer Agreement. The terms of the Transfer Agreement are incorporated herein by reference.  The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Transfer Agreement shall not be limited or expanded hereby, and shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Transfer Agreement and the terms hereof, the terms of the Transfer Agreement shall govern.

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4.                                      No Additional Representations and Warranties.  This Bill of Sale is issued pursuant to the terms of the Transfer Agreement and the Transferor and the Transferee are entitled to the benefits of, and this instrument is subject to, all pertinent provisions of the Transfer Agreement.  Reference is hereby made to the Transfer Agreement for a statement of all representations, warranties, covenants and indemnities made in connection with this Bill of Sale.  EXCEPT AS SET FORTH IN THE TRANSFER AGREEMENT, TRANSFEROR MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY TRANSFERRED ASSETS AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE TRANSFEROR.

5.                                      No Modification of Transfer Agreement.  Nothing contained herein shall release the Transferor or Transferee from any of their respective obligations under the Transfer Agreement or in any way diminish, limit, or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Transfer Agreement.  To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Transfer Agreement, the Transfer Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties hereto.

6.                                      No Third Party Beneficiaries.  This Bill of Sale is for the sole and exclusive benefit of the Transferor and Transferee and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any Person other than Transferor and Transferee and their respective successors and permitted assigns any right, remedy, or claim under or by reason of this Bill of Sale or any term, covenant or condition hereof.

7.                                      Successors and Assigns.  This Bill of Sale shall be binding upon the parties hereto and their successors and assigns.

8.                                      Amendments.  This Bill of Sale and any of the provisions hereof may not be amended or modified except by an instrument in writing and signed by each party hereto.

9.                                      Governing Law. This Bill of Sale shall in all respects be construed in accordance with and governed by the laws of State of New York, without reference to conflict of law principles.

10.                               Severability.  Any term or provision of this Bill of Sale that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Bill of Sale or affecting the validity or enforceability of any of the terms of provisions of this Bill of Sale in any other jurisdiction.

11.                               Headings.  The descriptive headings used in this Bill of Sale are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Bill of Sale.

12.                               Counterparts; Facsimile Signature.  This Bill of Sale may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile signature to this Bill of Sale shall have the same legal force and effect as an original signature.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of date first set forth above.

SALIX PHARMACEUTICALS, INC.

By:
Name:	Ari Kellen
Title:	Executive Vice President

NAPO PHARMACEUTICALS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO BILL OF SALE]

SCHEDULE 1.19

Definition of COGS

As used in this Agreement, “COGS” means:

For products that are manufactured for a Person by a third party:

The price paid by the Person to such third party for such products, together with warehousing, freight, duty, insurance and any other out-of-pocket costs or expenses incurred by such Person in respect of such products, without markup.

For products that are manufactured by the Person itself or by its Affiliates:

I.                                        COGS includes the costs of all direct materials, direct labor and manufacturing overhead consumed, provided or procured by a manufacturing facility in the manufacture of a particular product, together with appropriate:  (i) allowances for manufacturing variances, (ii) inventory carrying charges, and (iii) adjustments for inventory valuations as calculated using GAAP.  For such purposes:

A.                                    Direct material costs include:

1.                                      The cost of raw materials, process consumables (i.e., resins, membranes, etc. to the extent not renewable and depreciable and more appropriately captured by Item I.C.2. (below), containers, container components, packaging, labels and other printed materials used in the production of the product.

2.                                      Scrap of raw materials, work in progress and finished goods (exclusive of losses in excess of a reasonable allowance for wastage limits within normal industry standards for the product.)

B.                                    Direct labor costs include:

1.                                      Salaries and fringe benefits for personnel directly involved in the manufacturing process of the product.

C.                                    Manufacturing overhead is limited to costs that can be identified in a practical manner with specific units of production in accordance with GAAP but cannot be included in specific direct material or direct labor costs.  Such overhead costs may include:

1.                                      Department-specific manufacturing overhead allocations, including, but not limited to, utilities (e.g., oil, electric, steam, water), indirect manufacturing materials and supplies, consumables (e.g., production supply materials, tools, spare parts), supervision, production management, plant management, engineering and development support, maintenance and repair of the production plant and production equipment, taxes (excluding income taxes) and insurance with respect to the product.

2.                                      Depreciation, which reflects on a pro rata basis over the reasonably estimated life thereof, the use of assets in the manufacture of the product.

3.                                      Rent and other costs allocable to the lease of facilities, equipment or materials used to manufacture the product.

D.                                    Allowances for manufacturing variances, including yield variances within GMP tolerances.

E.                                     Allowances for adjustments to inventory, valuation, including reasonable charges for spoilage, expiration of shelf life and like charges related to the product manufactured.

F.                                      Property and sales taxes on shipment and warehousing related to finished goods.

II.                                   Without limitation, COGS does not include:

A.                                    Costs incurred due to product rework, except the reasonable allowance included under item I.A.2.

B.                                    Research and development costs.

C.                                    Intercompany margins/markups on intercompany transfers between or among manufacturing plants or Affiliates.

D.                                    Insurance related to product liability.

E.                                     Commercialization costs.

F.                                      Overhead not included in I.C. (including human resources, IT, quality assurance analysis of raw materials in production, including analysis of semi-finished and finished goods produced, materials management administrative, legal, accounting and similar costs).

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Schedule 1.33

List of Existing Secured Creditors

The lender group included in the financing with Nantucket Investments Limited, as Administrative and Collateral Agent, pursuant to that certain Forward Purchase Agreement dated December 9, 2011, as amended, restated, supplemented or otherwise modified thereafter, and as restructured and replaced by that certain Financing Agreement dated October 10, 2014

As of (01/31/2016)

Nantucket Investments Limited (as of 1/31/2016)	$36,764,574

Dorsar Investment Company	$660,936

Alco Investments	$1,332,531

Two Daughters LLC	$103,895

SCHEDULE 1.42

Inventory as of Transfer Date

1.                                      200 units in inventory and 6 lots (6.6K units) in the production / packaging / release pipeline.  Due to production irregularities delivery is projected according to the following schedule:

•                  1 lot by mid-March

•                  2 lots by late March

•                  3 lots between mid-late April

•                  Inventory is paid 30 days after invoicing which only occurs on shipment.  The cost of such lots of Inventory to be delivered to Napo and/or its Affiliates as provided above shall be borne by Salix, and Salix shall advise the supplier to ship such Inventory to Napo as instructed by Napo, and to issue the invoices for same to Salix.

2.                                      All Licensed Compound and Current Product (including all assays, reagents, resins, excipients, API, starting materials, raw and pack materials, work-in-process, finished goods, samples, sample packs, warehoused stock, supplies and packaging materials relating to the foregoing) Controlled by Salix or its Affiliates (regardless of whether held at a facility of Salix, its Affiliates, or any contractor) wherever located, including any of the foregoing located at Patheon Pharmaceuticals Inc. and Glenmark Pharmaceuticals Ltd. and the tablets located in the letter attached to this Schedule 1.42, all of which will be delivered as instructed by Napo within five (5) business days of being identified by Salix.

David DiGiacomo

Senior Project Manager

Patheon

2110 East Galbraith Road

Cincinnati, Ohio 45237

Dear David,

I am writing this memo as a formal request to remove 10,000 non-printed FULYZAQ tablets from SEMI batch no. 3137696.  These tablets should be bulk packaged and shipped to CSM at the following address on or before March 18, 2016.

CSM Inc.
342 42nd Street South
Fargo, ND 58103

You will receive packaging and shipping requirements from NAPO under separate cover.

Best regards,

Charles Thompson,

NAPO Pharmaceutical

Chief Financial Officer

SCHEDULE 1.63

List of Ongoing Studies

•                                          As of the Transfer Date, an Investigator Initiated Study is being conducted by Rustin Crutchley, PharmD, an employee of the University of Houston, with respect to the prospective and retrospective study of the Licensed Compound for treatment of HIV-infected patients on HAART who failed diphenoxylate/atropine therapy.

•                                          As of the Transfer Date, activities supporting stability studies of Fulyzaq drug product and Crofelemer drug substance involve multiple vendors. Drug substance is manufactured at Glenmark Pharmaceuticals (Ankleshwar and Aurangabad, India). Drug product is manufactured at Patheon Pharmaceuticals in Cincinnati, OH. Stability studies are conducted at the respective manufacturing locations and stability samples are also sent to ChanTest (Cleveland, OH) for bioassay testing.  The reference standards are qualified by Glenmark, Patheon, and ChanTest and are stored and distributed by Metrics. The CFTR cells are processed and stored at BioReliance and shipped to ChanTest on an as-needed basis for bioassay testing.

•                                          As of the Transfer Date, an on-going feasibility study is being conducted related to Crofelemer pediatric dispersible tablet formulation development at Glatt.

•                                          As of the Transfer Date, an on-going Post-marketing Commitment Study entitled “Crofelemer: A 104-Week Oral Gavage Oncogenicity Study in Rats” is being conducted in association with the approval of Fulyzaq.

SCHEDULE 1.70

Peruvian Real Property

(See Attached).

SEÑOR NOTARIO:

Sirvase extender en su Registro de Escrituras Públicas una en la que conste el Contrato de Compraventa de Bienes Inmuebles (en adelante, el “Contrato de Compraventa”) que celebran:

•                                          AMAZONIAN NATURAL PRODUCTS E.I.R.L., con RUC No. 20103737193, con domicilio para estos efectos en Urbanización Las Palmeras D-03, distrito de Iquitos, provincia de Maynas y departamento de Loreto, debidamente representada por su Gerente, Dina Limaco Abuhadba, identifieada con DNI No. 05286513, según poderes inseritos en la Partida No. 11003017 del Registro de Personas Juridicas de Iquitos y de conformidad con el Acta de fecha 20 de febrero de 2014, que usted señor Notario se servirá insertar en la escritura pública que la presente minuta origine (en adelante, “LA VENDEDORA”); y,

•                                          SPL OPERACIONES BOTÁNlCOS PERUANOS SOCIEDAD COMERCIAL DE RESPONSABILIDAD LIMITADA, con RUC No. 20556699021, con domicilio para estos efectos en Av. Lareo 1301, Piso 20, distrito de Miraflores, provincia y departamento de Lima, debidamente representada por su Gerente General, María Isabel Gómez Velarde, identificada con Documento Nacional de Identidad No. 41122057, y por su Representante Legal, Felipe Alberto Delgado Venegas, identificado con Documento Nacional de Identidad No. 10263812, según poderes que constan en la eseritura pública de fecha 18 de febrero de 2014, extendida ante el Notario dc Lima, Dr. Eduardo Laos de Lama y que a la fecha de celebración de la presente minuta se encuentra en trámite de inscripción ante el Registro de Personas Juridicas de Lima (en adelante, “LA COMPRADORA”).

•                                          Con la participación de FRANKLIN CORNELIO AYALA FLORES, identificado con DNI No. 05343037, con domicilio para estos efectos en Urbanizacion Las Palmeras D-03, distrito de Iquitos, provincia de Maynas y departamento de Loreto, quien actúa por derecho propio, como cónyuge de la representante de LA VENDEDORA y como Titular de LA VENDEDORA (en adelante, el “SR. AYALA”), El SR. AYALA participa a efectos de manifestar su aceptación y plena conformidad con todos y cada uno de los términos y condiciones de este Contrato de Compraventa.

LA VENDEDORA y LA COMPRADORA se denominarán conjuntamente, las “Partes”, e individualmente, cada cual una “Parte”.

Las Partes celebran el presente Contrato de Compraventa, con la participación del SR. AYALA según lo señalado lincas arriba, en los términos y condiciones que se indiean a continuación.

PRIMERA: ANTECEDENTES

1.1.                            LA VENDEDORA es la única y exclusiva propietaria de once (11) inmuebles ubicados en el Sector del Caserío Llachapa - Rio Napo, distrito de Mazán, provincia de Maynas y departamento de Loreto, los cuales se describen a continuación (en adelante, conjuntamente, denominados los “Lotes”):

i.                                          Terreno rústico denominado “Estación Experimental Liz Mireya”, UC No. 0, ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán, provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimétricas constan inseritas en la Partida No. 04018707 del Registro de Predios de Iquitos (en adelante, la “Estación Experimental Liz Mireya”).

ii.                                       Terreno rústico denominado “Parcela No. 15”, UC No. 36103, ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán. provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimétricas constan inseritas en la Partida No. 04003668 del Registro de Predios de Iquitos (en adelante, la “Parcela No. 15.”).

iii.                                    Terreno rústico denominado “Parcela No. 19”. UC No. 1465, ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán, provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimétricas constan inscritas en la Partida No. 04003205 del Registro de Predios de Iquitos (en adelante. la “Parcela No. 19”).

iv.                                   Terreno rústico denominado “Parcela No. 20”. UC No. 1466. ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán, provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimétricas constan inseritas en la Partida No. 04003722 del Registro de Predios de Iquitos (en adelante. la “Parcela No. 20”).

v.                                      Terreno rústico denominado “Parcela No. 21”, UC No. 36109. ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán, provincia de Maynas y departamento de Loreto. cuya área, linderos y medidas perimétricas constan inseritas en la Partida No. 04003632 del Registro de Predios de Iquitos (en adelante, la “Parcela No. 21”).

vi.                                   Terreno rústico denominado “Parcela No. 23”. UC No. 1469, ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán, provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimétricas constan inseritas en la Partida No. 04003548 del Registro de Predios de Iquitos (en adelante, la “Parcela No. 23”).

vii.                                Terreno rústico denominado “Parcela No. 24”, UC No. 36112, ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán. provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimétricas constan inseritas en la Partida No. 04003519 del Registro de Predios de Iquitos (en adelante. la ‘‘Parcela No. 24”).

viii.                             Terreno rústico denominado “Parcela No. 25”, UC No. 36113, ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán. provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimétricas constan inseritas en la Partida No. 04003312 del Registro de Predios de Iquitos (en adelante, la “Parcela No. 25”).

ix.                                   Terreno rústico denominado “Parcela No. 26”, UC No. 36114, ubicado en el Sector del Caserío Llachapa - Rio Napo, distrito de Mazàn. provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimétricas constan inscritas en la Partida No. 04003549 del Registro de Predios de Iquitos (en adelante, la “Parcela No. 26”).

x.                                      Terreno rústico denominado “Parcela No. 27”, UC No. 36115, ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán, provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimetricas constan inseritas en la Partida No. 04003591 del Registro de Predios de Iquitos (en adelante, la “Parcela No. 27”).

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xi.                                   Terreno rústico denominado “Parcela No. 28”, UC No. 36116. ubicado en el Sector del Caserio Llachapa - Rio Napo, distrito de Mazán provincia de Maynas y departamento de Loreto, cuya área, linderos y medidas perimétrieas constan inseritas en la Partida No. 04003724 del Registro dc Predios de Iquitos (en adelante, la “Parcela No. 28”).

1.2                               LA COMPRADORA es una sociedad debidamente constituida por eseritura pública de acuerdo con las leyes de la República del Perú, que a la fecha está en trámite de inseripeión ante registros públicos, dedicada principalmente a actividades agricolas. incluyendo la siembra, el cultivo, la producción, el procesamiento y almacenamiento de todo tipo de árboles o arbustos para la posterior producción de cualquier tipo de producto farmacéutico o medicinal, su comercialización y transporte. dentro o fuera del territorio de la República del Perú.

1.3                               LA VENDEDORA tiene interés en transferir los Lotes de su propiedad y LA COMPRADORA tiene interés en adquirir la propiedad dc los Lotes. con el fin de utilizarlos para el desarrollo de su negocio.

SEGUNDA: DECLARACIONES Y GARANTÍAS

Con respecto a los Lotes. LA VENDEDORA declara y garantiza a LA COMPRADORA lo siguiente:

2.1                               Que cuenta con la capacidad de goce y de ejercicio requeridas para celebrar el presente Contrato de Compraventa, asi como para cumplir las obligaciones derivadas del mismo, siendo las obligaciones asumidas válidas, vinculantes y exigibles.

2.2                               Que la suscripeión de este Contrato de Compraventa y el cumplimiento de las obligaciones bajo el mismo no entra en conflicto con ni viola ningún requerimiento de las leyes aplicables o cualquier disposición de su pacto social o estatuto (o documento de organización similar); y que no entra en conflicto con, viola o incumple, constituye un defecto, o rcquiere de consentimiento alguno de acuerdo con alguna obligación contractual, judicial o administrativa que sea vinculante a LA VENDEDORA.

2.3                               Que es la única y exclusiva propietaria de los Lotes, los mismos que se encuentran libres de contingencias, gravámenes, cargas, hipotecas, embargos, dercchos de lcrccos, medidas judiciales o extrajudiciales que restrinjan o limiten su dominio y plena disposición sobre los mismos; o que en un futuro puedan generar tales limitaciones o restricciones, obligándose en todo caso al sancamiento conforme a ley.

2.4                               Que tiene titulo firme y legal sobre los Lotes, habiendo adquirido la propiedad de los mismos a través de actos jurídicos válidos y eficaces.

2.5                               Que no existe, ni tienen conocimiento de, algún litigio, controversia o disputa que, en un futuro, pudiese traducirse en una afectación sobre los Lotes.

2.6                               Que no ha acordado, permitido ni dispuesto bajo cualquier titulo, sea por acción u omisión, la constitución o mantenimiento de alguna medida judicial, gravamen, carga, u otro derecho real o personal sobre los Lotes, ni sobre ninguna parte integrante o accesoria a éstos, que los afecte o a su calidad de propietaria de los mismos.

2.7                               Que no ha celebrado acuerdo alguno de disposición, enajenación o constitución de gravamen sobre los Lotes, y que ninguna oferta, contraoferta, o negociación respecto del mismo con terccros ha concluido en un acuerdo.

3

2.8                               Que se encuentra al día en el pago de los tributos municipals impuesto predial y arbitrios, de ser el caso- y de todas las obligaciones por servicious públicos relativas a los Lotes, según corresponda.

2.9                               Que tiene actualmente la posesión de los Lotes y se obliga a mantenerla hasta su entrega a favor de LA COMPRADORA.

2.10                        Que los Lotes se encuentran en la misma situación que encontró JP Planning S.A.C en su verificación de campo realizada en el mes de setiembre de 2013.

TERCERA: OBJETO

3.1                               Por el presente Contrato de Compraventa. LA VENDEDORA da en venta real y enajenación perpetua a LA COMPRADORA, y ésta adquiere para si, la propicdad plena y absoluta de los Lotes.

3.2                               La venta de los Lotes comprende, sin excepeión, los aires, usos y costumbres, servidumbres, entradas, salidas, suelo, Subsuelo, Construcciones c infracstructura existentes, incluyendo los sembrios, plantaciones, plantas, árboles, frutales, derechos de agua y todo cuanto de hecho y por derecho corresponda o es inherente al dominio de los Lotes.

CUARTA: PRECIO

4.1                               El precio de venta total por los Lotes, pactado de común acuerdo entre las Partes, asciende a la suma de US $ 1’167,659.60 (un Millón Ciento Sesenta y Siete Mil Seiscientos Cincuenta y Nueve y 60/100 Dólares de los Estados Unidos de América) (en adelante, el “Precio”).

El Precio pactado en el Párrafo anterior es indivisible y se fija en conjunto por los Lotes; no obstante, para efectos tributarios y de registro en las partidas correspondientes del Registro de Predios de lquitos, los Lotes se valorizan individualmente de la siguiente manera:

No.	LOTE	PARTIDA	PRECIO (US $)
1	ESTACIÓN EXPERIMENTAL LIZ MIREYA	04018707	607,309.40
2	PARCELA No. 15	04003668	56,637.20
3	PARCELA No. 19	04003205	40,386.60
4	PARCELA No. 20	04003722	38,159.80
5	PARCELA No. 21	04003632	36,593.60
6	PARCELA No. 23	04003548	55,372.20
7	PARCELA No. 24	04003519	66,824.40
8	PARCELA No. 25	04003312	71,666.40
9	PARCELA No. 26	04003549	72,434.00
10	PARCELA No. 27	04003591	90,083.20
11	PARCELA No. 28	04003724	32,192.80
PRECIO TOTAL			1’167,659.60

4.2       El Precio será pagado mediante una transferencia bancaria a la Cuenta No.0011-0301-98-0100018892, Titular: Amazonian Natural Products EIRL., Código Swift BCONPEPL., que LA VENDEDORA mantiene en el Banco BBVA Continental. De ser el caso, LA

4

VENDEDORA se compromete a proporcionar cualquier otro detalle o instruceiones bancarias que scan necesarias para hacer factible la transferencia a su cuenta desde el exterior.

Las Partes acuerdan que la transferencia bancaria se realizará luego de verificar la inscripeión del bloqueo registral que genere las presente minuta en todas y eada una de las partidas de los Lotes y, a la brevedad posible, luego de la suscripción de la escritura pública que la presente minuta genere, siempre que LA VENDEDORA también cumpla con entregar a LA COMPRADORA la factura correspondiente por el pago del Precio.

La firma de la escritura pública se hará a la brevedad posible luego de la fecha en que se inscriba el bloqueo en todos las partidas de los Lotes (o desde la última fecha, de ser fechas distintas), siempre que se hayan mantenido todos las declaraciones y garantias indicadas en la Cláusula Segunda del presente Contrato de Compraventa. Conforme se ha indicado, el pago del Precio se realizará a la mayor brevedad posible (según permita el sistema de transferencias bancarias internacionales) luego de suscrita dicha eseritura pública.

4.3                               Sin perjuicio de la forma de pago del Precio señalada en el numeral precedente, LA VENDEDORA renuneia expresamente, de conformidad con lo dispuesto en el articulo 1120º del Código Civil, a todas y cualesquiera hipotecas legales sobre los Lotes.

QUINTA: SANEAMIENTO DE LOS LOTES

LA VENDEDORA declara que los Lotes no se encuentran afectos a ninguna carga (inscrita o no), gravamen, hipoteca, derecho de terecros, medida judicial o extrajudicial que restrinja o pudiera afectar su derecho de libre disponibilidad. Sin perjeuicio de lo antes señalado, LA VENDEDORA se oblige al sancamiento de ley en caso de evicción.

SEXTA: COMPRAVENTA AD-CORPUS Y EQUIVALENCIA DE PRESTACIONES

LA VENDEDORA y LA COMPRADORA acuerdan que la transferencia de los Lotes se realiza mediante la modalidad de transferencia ad-corpus.

Las Partes declaran que el Precio pactado y los Lotes existe la más justa y perfecta equivalencia y que si hubiera alguna diferencia de más o de menos que a la fecha no advierten, se hacen de ella mutua gracia y reciproca donación, renunciando desde ya a las acciones rescisorias por error, dolo, violencia y cualquier otra que pretenda invalidar los efectos legales del presente Contrato de Compraventa.

SÉTIMA: ENTREGA DE LOS LOTES

La posesión plena y total sobre los Lotes deberá ser entregada por LA VENDEDORA a LA COMPRADORA a más tardar en la fecha de la firma de la escritura pública que origine la presente minuta de Contrato de Compraventa, de lo que se deberá dejar constancia en el “Acta de Entrega de los Lotes” respectiva que sca suserita por un representate de LA COMPRADORA.

OCTAVA: TRIBUTOS

LA VENDEDORA declara que por los Lotes que transfiere no adeuda tributo alguno, y que se encuentra pagado integramente el Impuesto Predial de los Lotes correspondiente al ejercicio vigente.

LA COMPRADORA deberá pagar el Impuesto de Alcabala que grave la presente transferencia.

5

Será de cargo de LA VENDEDORA el pago del Impuesto a la Renta que le pueda corresponder por la presente transferencia.

NOVENA: COSTOS Y GASTOS

Los costos y gastos notariales y registrales que generen el otorgamiento y elevación a escritura pública del Contrato de Compraventa y su respectiva inscripción en las partidas de los Lotes en la Oficina Registral de Iquitos, serán asumidos y pagados integramente por LA COMPRADORA.

DÉCIMA: OBLIGACIÓN ADICIONAL DE LA VENDEDORA

Mientras la propiedad de los Lotes no se inscriba a favor de LA COMPRADORA en el Registro de Predios de Iquitos, LA VENDEDORA asume la obligación expresa e irrevocable de suscribir todos los documentos, escritos, declaraciones, solicitudes, minutes. escrituras públicas, asi como cualquier documento público y/o privado que sea necesario para la inscripción registral de la transferencia de propiedad de los Lotes a favor de LA COMPRADORA, sin ninguna excepción, ni limitación.

UNDÉCIMA: DOMICILIO, COMPETENCIA Y JURISDICCIÓN

Para cualquier controversia que pudiera surgir con relación al presente Contrato de Compraventa, las Partes renuncian al fuero de sus domicilios y se someten expresamente a la competencia de las Jucces y Tribunales del Distrito Judicial de Lima-Cereado.

Cualquier cambio de domicilio deberá ser debidamente notificado a la otra Parte y tendá efectos a partir del quinto día contado desde la fecha en que se reciba la notificacón correspondiente.

Agregue Usted, señor Notario Público, la introducción, la conclusión y las demás cláusulas de ley en la escritura pública que esta minuta de Contrato de Compraventa origine, cuidando de hacer las constancias notariales para su inscripción en el Registro de Predios de lquitos; y previamente, solicitar el bloqueo registral de la partida de los Lotes hasta la inscripeión del presente Contrato de Compraventa.

Suscrito en Lima. en señal de conformided, por los representantes debidamente autorizados de LA VENDEDORA y LA COMPRADORA, con la participación del SR. AYALA. a los 26 días del mes de febrero de 2014.

LA VENDERORA: AMAZONIAN NATURAL PRODUCTS E.I.R.L.

/s/ Dina Limaco Abuhadba
Dina Limaco Abuhadba
Gerente

LA COMPRADORA: SPL OPERACIONES BOTÁNICOS PERUANOS S.R.L.

/s/ Maria Isabel Gómez Velarde	/s/ Felipe Alberto Delgado Veregas
Maria Isabel Gómez Velarde	Felipe Alberto Delgado Veregas
Gerente General	Representante Legal

POR SU PROPIO DERECHO: FRANKLIN CORNELIO AYALA FLORES

/s/ Franklin Cornelio Ayala Flores
Franklin Cornelio Ayala Flores

6

SCHEDULE 1.73

Product Revenue Territory

(See attached document)

PRIVILEGED AND CONFIDENTIAL ATTORNEY WORK PRODUCT
Prepared: 10 February 2016

Country-by Country Chart of Crofelemer Territories and Fields

Country	HIV/AIDS- Related Diarrhea	Pediatric	Acute Infectious Diarrhea	All Other Human Indications (including IBS)
North America
United States of America (including its territories and possessions, Puerto Rico and the District of Columbia)	Salix	Salix	Salix	Salix
Canada	Salix	Salix	Salix	Salix
Mexico	Salix	Salix	Salix	Salix
Europe (EU)
Austria	Salix	Salix	Salix	Salix
Belgium	Salix	Salix	Salix	Salix
Bulgaria	Salix	Salix	Salix	Salix
Cyprus	Salix	Salix	Glenmark	Salix
Czech Republic	Salix	Salix	Salix	Salix
Denmark	Salix	Salix	Salix	Salix
Estonia	Salix	Salix	Salix	Salix
Finland	Salix	Salix	Salix	Salix
France	Salix	Salix	Salix	Salix
Germany	Salix	Salix	Salix	Salix
Greece	Salix	Salix	Salix	Salix
Hungary	Salix	Salix	Salix	Salix
Ireland	Salix	Salix	Salix	Salix
Italy	Salix	Salix	Salix	Salix
Latvia	Salix	Salix	Salix	Salix
Lithuania	Salix	Salix	Salix	Salix

2

Luxembourg	Salix	Salix	Salix	Salix
Malta	Salix	Salix	Salix	Salix
The Netherlands	Salix	Salix	Salix	Salix
Poland	Salix	Salix	Salix	Salix
Portugal	Salix	Salix	Salix	Salix
Romania	Salix	Salix	Salix	Salix
Slovakia	Salix	Salix	Salix	Salix
Slovenia	Salix	Salix	Salix	Salix
Spain	Salix	Salix	Salix	Salix
Sweden	Salix	Salix	Salix	Salix
United Kingdom	Salix	Salix	Salix	Salix
Europe (non-EU)
Albania	Glenmark	Glenmark	Salix	Salix
Andorra	Glenmark	Glenmark	Salix	Salix
Armenia	Glenmark	Glenmark	Glenmark	Salix
Belarus	Glenmark	Glenmark	Salix	Salix
Bosnia and Herzegovina	Glenmark	Glenmark	Salix	Salix
Croatia	Salix	Salix	Salix	Salix
Georgia	Glenmark	Glenmark	Glenmark	Salix
Iceland	Glenmark	Glenmark	Salix	Salix
Liechtenstein	Glenmark	Glenmark	Glenmark	Salix
Macedonia	Glenmark	Glenmark	Salix	Salix
Moldova	Glenmark	Glenmark	Salix	Salix
Monaco	Glenmark	Glenmark	Salix	Salix
Montenegro	Glenmark	Glenmark	Salix	Salix
Norway	Glenmark	Glenmark	Salix	Salix
Russian Federation	Glenmark	Glenmark	Salix	Salix
San Marino	Glenmark	Glenmark	Salix	Salix
Serbia	Glenmark	Glenmark	Salix	Salix
Switzerland	Glenmark	Glenmark	Salix	Salix
Ukraine	Glenmark	Glenmark	Salix	Salix
Vatican City	Glenmark	Glenmark	Salix	Salix

3

Other Developed World Countries
Australia	Glenmark	Glenmark	Salix	Salix
New Zealand	Glenmark	Glenmark	Salix	Salix
Israel	Glenmark	Glenmark	Glenmark	Salix
People’s Rep. of China (incl. Hong Kong and Macau)	Asia Pharm (Luye)	Asia Pharm (Luye)	Asia Pharm (Luye)	Salix
Japan	Salix	Salix	Salix	Salix
Singapore	Glenmark	Glenmark	Salix	Salix
South Korea	Glenmark	Glenmark	Salix	Salix
Taiwan	Glenmark	Glenmark	Salix	Salix
Developing World Countries
Middle East and Northern Africa
Algeria	Glenmark	Glenmark	Glenmark	Salix
Bahrain	Glenmark	Glenmark	Glenmark	Salix
Egypt	Glenmark	Glenmark	Glenmark	Salix
Iran	Glenmark	Glenmark	Glenmark	Salix
Iraq	Glenmark	Glenmark	Glenmark	Salix
Jordan	Glenmark	Glenmark	Glenmark	Salix
Kuwait	Glenmark	Glenmark	Salix	Salix
Lebanon	Glenmark	Glenmark	Glenmark	Salix
Libya	Glenmark	Glenmark	Glenmark	Salix
Morocco	Glenmark	Glenmark	Glenmark	Salix
Oman	Glenmark	Glenmark	Glenmark	Salix
Qatar	Glenmark	Glenmark	Glenmark	Salix
Saudi Arabia	Glenmark	Glenmark	Glenmark	Salix
Syria	Glenmark	Glenmark	Glenmark	Salix
Tunisia	Glenmark	Glenmark	Glenmark	Salix
Turkey	Glenmark	Glenmark	Glenmark	Salix
United Arab Emirates	Glenmark	Glenmark	Glenmark	Salix
Western Sahara	Glenmark	Glenmark	Glenmark	Salix
Yemen	Glenmark	Glenmark	Glenmark	Salix

4

Central and South Asia
Afghanistan	Glenmark	Glenmark	Glenmark	Salix
Azerbaijan	Glenmark	Glenmark	Glenmark	Salix
Bangladesh	Glenmark	Glenmark	Glenmark	Salix
Bhutan	Glenmark	Glenmark	Glenmark	Salix
India	Glenmark	Glenmark	Glenmark	Salix
Kazakhstan	Glenmark	Glenmark	Glenmark	Salix
Kyrgyzstan	Glenmark	Glenmark	Glenmark	Salix
Maldives	Glenmark	Glenmark	Glenmark	Salix
Nepal	Glenmark	Glenmark	Glenmark	Salix
Pakistan	Glenmark	Glenmark	Glenmark	Salix
Sri Lanka	Glenmark	Glenmark	Glenmark	Salix
Tajikistan	Glenmark	Glenmark	Glenmark	Salix
Turkmenistan	Glenmark	Glenmark	Glenmark	Salix
Uzbekistan	Glenmark	Glenmark	Glenmark	Salix

East Asia and Pacific
Brunei Darussalam	Glenmark	Glenmark	Glenmark	Salix
Burma (Myanmar)	Glenmark	Glenmark	Glenmark	Salix
Cambodia	Glenmark	Glenmark	Glenmark	Salix
East Timor	Glenmark	Glenmark	Glenmark	Salix
Fiji	Glenmark	Glenmark	Glenmark	Salix
Indonesia	Glenmark	Glenmark	Glenmark	Salix
Kiribati	Glenmark	Glenmark	Glenmark	Salix
Laos	Glenmark	Glenmark	Glenmark	Salix
Malaysia	Glenmark	Glenmark	Glenmark	Salix
Marshall Islands	Glenmark	Glenmark	Glenmark	Salix
Federated States of Micronesia	Glenmark	Glenmark	Glenmark	Salix
Mongolia	Glenmark	Glenmark	Glenmark	Salix
Nauru	Glenmark	Glenmark	Glenmark	Salix
New Guinea (see note 1)	Glenmark	Glenmark	Glenmark	Salix
North Korea	Glenmark	Glenmark	Glenmark	Salix
Palau	Glenmark	Glenmark	Glenmark	Salix
Papua New Guinea	Glenmark	Glenmark	Glenmark	Salix
Philippines	Glenmark	Glenmark	Glenmark	Salix

5

Samoa	Glenmark	Glenmark	Glenmark	Salix
Solomon Islands	Glenmark	Glenmark	Glenmark	Salix
Thailand	Glenmark	Glenmark	Glenmark	Salix
Tonga	Glenmark	Glenmark	Glenmark	Salix
Tuvalu	Glenmark	Glenmark	Glenmark	Salix
Vanuatu	Glenmark	Glenmark	Glenmark	Salix
Vietnam	Glenmark	Glenmark	Glenmark	Salix

Central and South America
Argentina	Glenmark	Glenmark	Glenmark	Salix
Belize	Glenmark	Glenmark	Glenmark	Salix
Bolivia	Glenmark	Glenmark	Glenmark	Salix
Brazil	Glenmark	Glenmark	Glenmark	Salix
Chile	Glenmark	Glenmark	Glenmark	Salix
Colombia	Glenmark	Glenmark	Glenmark	Salix
Costa Rica	Glenmark	Glenmark	Glenmark	Salix
Ecuador	Glenmark	Glenmark	Glenmark	Salix
El Salvador	Glenmark	Glenmark	Glenmark	Salix
Guatemala	Glenmark	Glenmark	Glenmark	Salix
Guyana	Glenmark	Glenmark	Glenmark	Salix
Honduras	Glenmark	Glenmark	Glenmark	Salix
Nicaragua	Glenmark	Glenmark	Glenmark	Salix
Panama	Glenmark	Glenmark	Glenmark	Salix
Paraguay	Glenmark	Glenmark	Glenmark	Salix
Peru	Glenmark	Glenmark	Glenmark	Salix
Suriname	Glenmark	Glenmark	Glenmark	Salix
Uruguay	Glenmark	Glenmark	Glenmark	Salix
Venezuela	Glenmark	Glenmark	Glenmark	Salix

Caribbean
Antigua and Barbuda	Glenmark	Glenmark	Glenmark	Salix
Bahamas	Glenmark	Glenmark	Salix	Salix
Barbados	Glenmark	Glenmark	Glenmark	Salix
Cuba	Glenmark	Glenmark	Glenmark	Salix
Dominica	Glenmark	Glenmark	Glenmark	Salix

6

Dominican Republic	Glenmark	Glenmark	Glenmark	Salix
Grenada	Glenmark	Glenmark	Glenmark	Salix
Haiti	Glenmark	Glenmark	Glenmark	Salix
Jamaica	Glenmark	Glenmark	Glenmark	Salix
Saint Kitts and Nevis	Glenmark	Glenmark	Glenmark	Salix
Saint Lucia	Glenmark	Glenmark	Glenmark	Salix
Saint Vincent and the Grenadines	Glenmark	Glenmark	Glenmark	Salix
Trinidad and Tobago	Glenmark	Glenmark	Glenmark	Salix

Africa
Angola	Glenmark	Glenmark	Glenmark	Salix
Benin	Glenmark	Glenmark	Glenmark	Salix
Botswana	Glenmark	Glenmark	Glenmark	Salix
Burkina Faso	Glenmark	Glenmark	Glenmark	Salix
Burundi	Glenmark	Glenmark	Glenmark	Salix
Cameroon	Glenmark	Glenmark	Glenmark	Salix
Cape Verde	Glenmark	Glenmark	Glenmark	Salix
Central African Republic	Glenmark	Glenmark	Glenmark	Salix
Chad	Glenmark	Glenmark	Glenmark	Salix
Comoros	Glenmark	Glenmark	Glenmark	Salix
Congo (Democratic Republic of) (Kinshasa)	Glenmark	Glenmark	Glenmark	Salix
Congo (Republic of) (Brazzaville)	Glenmark	Glenmark	Glenmark	Salix
Cote d’Ivoire (Ivory Coast)	Glenmark	Glenmark	Glenmark	Salix
Djibouti	Glenmark	Glenmark	Glenmark	Salix
Equatorial Guinea	Glenmark	Glenmark	Glenmark	Salix
Eritrea	Glenmark	Glenmark	Glenmark	Salix
Ethiopia	Glenmark	Glenmark	Glenmark	Salix
Gabon	Glenmark	Glenmark	Glenmark	Salix
The Gambia	Glenmark	Glenmark	Glenmark	Salix
Ghana	Glenmark	Glenmark	Glenmark	Salix
Guinea	Glenmark	Glenmark	Glenmark	Salix
Guinea-Bissau	Glenmark	Glenmark	Glenmark	Salix
Kenya	Glenmark	Glenmark	Glenmark	Salix
Lesotho	Glenmark	Glenmark	Glenmark	Salix
Liberia	Glenmark	Glenmark	Glenmark	Salix

7

Madagascar	Glenmark	Glenmark	Glenmark	Salix
Malawi	Glenmark	Glenmark	Glenmark	Salix
Mali	Glenmark	Glenmark	Glenmark	Salix
Mauritania Malaysia (see note 2)	Glenmark	Glenmark	Glenmark	Salix
Mauritius	Glenmark	Glenmark	Glenmark	Salix
Mozambique	Glenmark	Glenmark	Glenmark	Salix
Namibia	Glenmark	Glenmark	Glenmark	Salix
Niger	Glenmark	Glenmark	Glenmark	Salix
Nigeria	Glenmark	Glenmark	Glenmark	Salix
Rwanda	Glenmark	Glenmark	Glenmark	Salix
Sao Tome and Principe	Glenmark	Glenmark	Glenmark	Salix
Senegal	Glenmark	Glenmark	Glenmark	Salix
Seychelles	Glenmark	Glenmark	Glenmark	Salix
Sierra Leone	Glenmark	Glenmark	Glenmark	Salix
Somalia	Glenmark	Glenmark	Glenmark	Salix
South Africa	Glenmark	Glenmark	Glenmark	Salix
Sudan	Glenmark	Glenmark	Glenmark	Salix
Swaziland	Glenmark	Glenmark	Glenmark	Salix
Tanzania	Glenmark	Glenmark	Glenmark	Salix
Togo	Glenmark	Glenmark	Glenmark	Salix
Uganda	Glenmark	Glenmark	Glenmark	Salix
Zambia	Glenmark	Glenmark	Glenmark	Salix
Zimbabwe	Glenmark	Glenmark	Glenmark	Salix
All Other Countries
All other countries not named above	Glenmark	Glenmark	Salix	Salix

Note 1: Exhibit B to the Glenmark/Napo Agreement lists Equatorial Guinea, Guinea, Guinea-Bissau and Papua New Guinea. The exhibit also lists “New Guinea” which is not listed as a country recognized by the US State Department or the UN.

Note 2: While Exhibit B to the Glenmark/Napo Agreement lists “Mauritania Malaysia”, the reference is most likely intended to be to “Mauritania”.

8

SCHEDULE 1.74

Product Trademarks

Mark	Country	Owner	Status	Appln #	Appln Dt.	Reg #	Reg Dt.
FULYZAQ	United States of America	Salix Pharmaceuticals, Inc.	Registered	85713204	Aug-27-2012	4444850	Dec-3-2013	5 Pharmaceutical preparations for the treatment and prevention of gastrointestinal diseases and disorders

1.             fulyzaq.com

2.             fulyzaq.info

3.             fulyzaq.net

4.             fulyzaq.org

5.             fulyzaqsolutions.com

6.             fulyzaqsolutions.net

7.             fulyzaqsolutions.org

SCHEDULE 1.75

Promotional Materials

•                                          Fulyzaq Napo and Salix Branded “Leave Behind”

•                                          Fulyzaq Digital Detail Aid

•                                          Fulyzaq Dosing Card

•                                          Fulyzaq Patient Brochure

•                                          Fulyzaq “What is Normal” Advertisement Brochure

SCHEDULE 1.86

Salix Contracts

1.              Master Services Agreement between BioCentric, Inc. and Salix Pharmaceuticals, Inc., dated March 14, 2013, and related Purchase Work Orders

2.              Master Services Agreement between Brand Institute, its subsidiaries and affiliates and Salix Pharmaceuticals, Inc., dated November 30, 2010, and related Purchase Work Orders**

3.              Master Services Agreement between MDS Pharma Services (US) Inc. and Salix Pharmaceuticals, Inc., dated August 26, 2009, and related Purchase Work Orders**

4.              Master Services Agreement between Chantest Corporation and Salix Pharmaceuticals, Inc., dated May 1, 2009, and related Purchase Work Orders**

5.              Master Services Agreement between Communications Media, Inc. and Salix Pharmaceuticals, Inc., dated October 30, 2013, and related Purchase Work Orders

6.              Master Services Agreement between BioAgilytix Labs and Salix Pharmaceuticals, Inc., dated April 20, 2013, and related Purchase Work Orders

7.              Standard Development Agreement between Metrics, Inc. and Salix Pharmaceuticals, Inc., dated December 17, 2009, and related Work Statements**

8.              Master Lab Services Agreement between PPD Development, LP and Salix Pharmaceuticals, Inc., dated January 23, 2014, and related Purchase Work Orders

9.              Master Manufacturing Services Agreement between Patheon Pharmaceuticals Inc. and Salix Pharmaceuticals, Inc., dated May 21, 2013

10.       Crofelemer Product Agreement to Master Manufacturing Services Agreement between Patheon Pharmaceuticals Inc. and Salix Pharmaceuticals, Inc., dated May 21, 2013

11.       Services Agreement between CDM New York, LLC and Salix Pharmaceuticals, Inc., dated January 1, 2013, and related Statements of Work

12.       Services Agreement between Daniel J. Edelman, Inc. and Salix Pharmaceuticals, Inc., dated January 20, 2011, and related Statements of Work**

13.       Amended and Restated Manufacturing and Supply Agreement between and Glenmark Pharmaceuticals Ltd. and Salix Pharmaceuticals, Inc., dated July 18, 2011

14.       Agreement for Advance Against Commitment Fee between Glenmark Pharmaceuticals Limited and Salix Pharmaceuticals, Inc., dated July 18, 2011

15.       Master Laboratory Services Agreement between BioReliance Corporation and Salix Pharmaceuticals, Inc., dated May 10, 2013, and related Purchase Work Orders

16.       Investigator Initiated Clinical Study Agreement between University of Houston and Salix Pharmaceuticals, Inc. dated April 2, 2015

17.       Specialty Pharmacy Product Purchase Agreement between Walgreens Specialty, Pharmacy, LLC and Salix Pharmaceuticals, Inc. dated April 1, 2012

18.       First Amendment to Specialty Pharmacy Product Purchase Agreement between Walgreens Specialty, Pharmacy, LLC and Salix Pharmaceuticals, Inc. dated May 21, 2013

** Termination provisions in these contracts state that the contracts terminate on the later of (a) the fifth anniversary of the Effective Date or (b) completion of the Services to be provided pursuant to a fully executed “Project Work Order” entered into prior to the fifth anniversary of the Effective Date.  Based on the Project Work Orders we have on file, it is unclear if these contracts are effective.

19.       Collaboration Agreement between Napo Pharmaceuticals, Inc. and Salix Pharmaceuticals, Inc., dated December 9, 2008

20.       Master Agreement between MPI Research, Inc. and Salix Pharmaceuticals, Inc. dated September 13, 2006, and related Project Work Orders

21.       Any other contracts pursuant to which work is being conducted relating to:

a.              Commitment 1975-3: 104-week carcinogenicity study in rats;

b.              Commitment 1975-5: in vivo study to evaluate if crofelemer inhibits CYP3A4;

c.               Commitment 1975-6L perform an elemental analysis to identify the source and identity of potential N-, Cl- and S-containing impurities in crofelemer;

d.              Commitment 1975-8: Revise the current HPLC methods for assay and related substances for the crofelemer drug substance and drug product or develop new methods. The revised or new methods must be stability indicating and appropriately validated; and

e.               Commitment 1975-9: Re-evaluate the specification, and revise as needed, for the crofelemer cell-based assay that uses Fisher rat thyroid epithelial cells over-expressing the cystic fibrosis transmembrane conductance regulator (CFTR) after one year of product lots of crofelemer (anticipated to be 25 lots) have been manufactured; Commitment 1975-10: Validate and implement the cell-based potency assay that uses Fisher rat thyroid epithelial cells over-expressing the calcium-activated chloride channel (CaCC)

Salix shall use commercially reasonable efforts to identify and locate all contracts relating to items 17 and 21 and provide copies of same to Napo not later than 5:00 PM EST on March 11, 2016 and Napo shall advise Salix no later than 5:00 PM EST March 15, 2016 of which such contracts shall become Assigned Contracts. Within two (2) Business Days thereafter the Parties shall executed an Assignment and Assumption of Contracts Agreement with respect to such Assigned Contracts, unless such contracts are Non-Assignable Contracts, in which case the provisions of Section 3.2 shall apply.

** Termination provisions in these contracts state that the contracts terminate on the later of (a) the fifth anniversary of the Effective Date or (b) completion of the Services to be provided pursuant to a fully executed “Project Work Order” entered into prior to the fifth anniversary of the Effective Date.  Based on the Project Work Orders we have on file, it is unclear if these contracts are effective.

SCHEDULE 1.89

Shares

250,000 shares of Napo Pharmaceuticals, Inc. common stock $0.0001 par value issued pursuant to Stock Purchase Agreement Dated December 9, 2008

SCHEDULE 1.106

Transferred Salix Patents

Country	Application No.	Filing Date	Title
Cases Owned Solely by Salix
Canada	2893070	05/29/15	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Europe	13860056.4	06/30/15	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Japan	2015-546448	06/04/15	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Mexico	MX/a/2015/007065	06/04/15	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Patent Cooperation Treaty	PCT/US2013/032395	03/15/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	13/840861	03/15/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	61/734901	12/07/12	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Applications jointly owned by Salix and Napo
Australia	2011320155	04/11/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Bahrain	49/2013	04/30/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Brazil	BR1120130107740	04/30/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Canada	2816416	04/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
China (People’s Republic)	201180063739.1	07/01/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Colombia	13.132.887	05/30/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Colombia	15.050.880	03/05/15	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Ecuador	SP-13-12650	05/31/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Egypt	PCT 735/2013	04/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
European Patent Convention	11837249.9	05/08/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Hong Kong	13110581.9	09/13/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Indonesia	W00201301838	04/30/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
India	4076/CHENP/2013	05/27/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA

Country	Application No.	Filing Date	Title
Japan	2013-536904	04/26/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Kenya	KE/P/2013/001810	04/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Kazakhstan	2013/1560.1	05/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Mexico	MX/a/2013/004873	04/30/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Malaysia	PI2013001493	04/25/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Nigeria	NG/C/2013/286	04/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Oman	OM/P/2013/00092	04/28/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Patent Cooperation Treaty	PCT/US2011/058549	10/31/11	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Peru	926	04/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Philippines	1-2013-500857	04/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Qatar	QA/201304/00068	04/25/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Russian Federation	2013123794	05/24/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Thailand	1301002270	04/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Ukraine	a201306648	05/28/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United Arab Emirates	462/2013	04/28/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	13/294307	11/11/11	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	13/285397	10/31/11	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	14/307175	06/17/14	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	14/597740	1/15/2015	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	61/408622	10/31/10	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	61/409335	11/02/10	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	61/416249	11/22/10	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA

Country	Application No.	Filing Date	Title
United States of America	61/434379	01/19/11	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
United States of America	61/408622	10/31/10	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Uzbekistan	IAP20130216	05/27/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Vietnam	1-2013-01659	05/30/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
South Africa	2013/03136	04/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA
Zimbabwe	7/2013	4/29/13	METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA

SCHEDULE 2.4

Form of Stipulation for Dismissal with Prejudice

(See Attached).

SUPREME COURT OF THE STATE OF NEW YORK

APPELLATE DIVISION — FIRST DEPARTMENT

X
:
:
NAPO PHARMACEUTICALS, INC.,	:
	:	Index No. 651214/2011 E
Plaintiff/Counterclaim Defendant-Appellant,	:	(New York County)
:
-against-	:
:
SALIX PHARMACEUTICALS, INC.,	:	JOINT STIPULATION OF
	:	WITHDRAWAL OF APPEAL
Defendant/Counterclaim Plaintiff-Respondent.	:	WITH PREJUDICE
:
:
X

IT IS HEREBY STIPULATED AND AGREED, by and between the undersigned counsel of record for the parties herein, that whereas no party is an infant, incompetent person for whom a committee has been appointed or conservatee and no person not a party has an interest in the subject matter of the action, the above-captioned Notice of Appeal, perfected on February 2, 2015 and calendared for argument on March 10, 2016, is hereby withdrawn with prejudice and without costs to any party as against the other.  No pre-argument conference has been held, and no motions are pending before this Court.  This stipulation of withdrawal shall apply to all parties with prejudice.  This stipulation may be filed without further notice with the Clerk of the Court.

Dated:	Armonk, New York	Dated:	New York, New York
	March , 2016	March , 2016

BOIES, SCHILLER & FLEXNER LLP	COVINGTON & BURLING LLP

By:	By:
William S. Ohlemeyer	Christopher Y. L. Yeung
Evelyn N. Fruchter	The New York Times Building
333 Main Street	620 Eighth Avenue
Armonk, New York 10504	New York, New York 10018-1405
(914) 749-8200	(212) 841-1000
wohlemeyer@bsfllp.com	cyeung@cov.com
efruchter@bsfllp.com

Anthony Herman
Marilyn C. Kunstler	Benjamin J. Razi
575 Lexington Avenue	Christian J. Pistilli
7th Floor	One CityCenter
New York, New York 10022	850 Tenth Street, NW
(212) 446-2300	Washington, DC 20001-4956
mkunstler@bsfllp.com	(202) 662-6000
aherman@cov.com
-and-	brazi@cov.com
cpistilli@cov.com
Daniel J. Becka
LAW OFFICES OF DANIEL J. BECKA, LLC	Attorneys for Defendant/Counterclaim
30 North LaSalle Street, Suite 3010	Plaintiff-Respondent Salix Pharmaceuticals,
Chicago, Illinois 60602	Inc.
(312) 646-1092

Attorneys for Plaintiff/Counterclaim-Defendant-
Appellant Napo Pharmaceuticals, Inc.

SCHEDULE 3.1

Information, Regulatory Documentation and Books and Records To Be Provided by Salix

With respect to the Licensed Compound and/or the Current Product:

•                  Current inventory levels at each customer (including wholesalers and distributors), including quantity on hand by lot#, and expiration date by lot #

•                  Regulatory documentation including (a) submissions to any Regulatory Authority, including INDs, Drug Approval Applications, Drug Master Files, correspondence with regulatory agencies (registrations and licenses, regulatory drug lists, advertising and promotion documents), period safety update reports, adverse event files, complaint files and manufacturing records and, if applicable, any updates or supplements to any of the foregoing, (b) any minutes or contact logs with respect to any telephone conferences conducted with any Regulatory Authority relating to the subject matter described in clause (a) of this sentence, and (c) materials in the working regulatory and clinical files of Salix pertaining to the conduct of upcoming annual reviews and required reports to the FDA that have yet to be filed, in each case ((a), (b), and (c)) to the extent relating to the Licensed Compound or Licensed Products and Controlled by Salix or its Affiliates as of the Transfer Date

•                  Complete and un-redacted copies of all FDA correspondence and review documents, to include specifically but not exclusively, the NDA and all regulatory reports, supplements, correspondences and submissions (including with OPDP), annual product reviews, complaints, quality agreements, pharmacovigilance agreement, batch record, labeling files, promotional pieces, test methods, methods validations, process validations, cleaning validations and any SOP(s) specific to this product

•                  Complete and un-redacted copy of the NDA and initial package labeling submitted by Salix, together with all subsequent FDA correspondence regarding the NDA

•                  Complete and un-redacted copies of all post-marketing requirements (PMRs) and post-marketing commitments (PMCs), together with a status report on the status of each of the PMRs and PMCs and identification of all outstanding liabilities relating to the foregoing

•                  Copy of any correspondence with OPDP or DDMAC at FDA (we only need correspondence not any of the Form 1572s or materials)

•                  The complete research report from the ADVENT trial, including all data tables and any statistical analyses

•                  Copies of the contracts with the customers on the Fulyzaq pricing list (in folder 1.1 in the data room), so that we can see the terms of these contracts, as Napo will be assuming these contracts

•                  Copies of contracts with any of the Managed Care companies listed on the Fulyzaq Contract Rates document (in folder 1.4 of the data room)

•                  Any contracts between Salix and any agencies or suppliers relevant to Fulyzaq ( other than those already contained in folder 1.8 of the data room), including,  any contracts with data suppliers (IMS or Symphony), copay coupon supplier, advertising agency, PR agency, etc.)

•                  a list and contact information for all material suppliers used by Salix to supply vials, caps, cartons, printing, and any other material components of the Licensed Product which are being used by Salix to manufacture the Current Product prior to the Transfer Date

•                  The following Business Reports:

•                  Reports from any Fulyzaq market research conducted between 2013 and current

•                  Reports or files containing prescriber-level data (IMS or Symphony) used in targeting, constructing territories, or to track prescribing.  (to include prescribing of HIV drugs and Fulyzaq) — files from Jan 2014-current (or latest data available)

•                  Reports of details made by Salix representatives for Fulyzaq from 2013-present, by territory and by prescriber

•                  Reports of any advisory boards held by Salix for Fulyzaq with KOLs, prescribers, consumers/patients, managed care, or other healthcare providers between Jan 2014 and current

•                  Reports from the Fulyzaq copay card/coupon program, including redemptions by month, and including inventory of outstanding coupons and expiration dates

•                  Lot 3122828X of Fulyzaq 125 mg tablets Certificate of Analysis.

SCHEDULE 3.2

Assigned Contracts as of the Transfer Date

•                                          Master Lab Services Agreement between PPD Development, LP and Salix Pharmaceuticals, Inc., dated January 23, 2014, and related Purchase Work Orders

•                                          Master Services Agreement between Chantest Corporation and Salix Pharmaceuticals, Inc., dated May 1, 2009, and related Purchase Work Orders

•                                          Standard Development Agreement between Metrics Contract Services and Salix Pharmaceuticals, Inc. dated December 17, 2009, and related Work Statements

•                                          Master Laboratory Services Agreement between BioReliance Corporation and Salix Pharmaceuticals, Inc., dated May 10, 2013, and related Purchase Work Orders

•                                          Master Services Agreement between BioAgilytix Labs and Salix Pharmaceuticals, Inc., dated April 20, 2013, and related Purchase Work Orders

•                                          Master Services Agreement between MDS Pharma Services (US) Inc. and Salix Pharmaceuticals, Inc., dated August 26, 2009, and related Purchase Work Orders

•                                          Master Services Agreement between BioCentric, Inc. and Salix Pharmaceuticals, Inc., dated March 14, 2013, and related Purchase Work Orders

•                                          As amended pursuant to Section 3.2 and Schedule 1.86.

SCHEDULE 3.9

Form of Salix Notification to Customers

(See Attached).

[Salix Letterhead]

Dear:  Customer name here

March    , 2016

IMPORTANT PRODUCT INFORMATION

Please be advised that Salix Pharmaceuticals, Inc. (“Salix”) has discontinued the following item:

NDC Number	Product	Size
65649-802	FULYZAQ® (crofelemer)	Delayed-Release Tablets: 125 mg

Salix has transferred to Napo Pharmaceuticals, Inc. (“Napo”) all of the rights, title and interest in and to Fulyzaq

If you have any questions regarding this product, or any other Salix Pharmaceuticals, Inc. brand product, please contact your National Accounts Executive, or our Customer Service Department at [(919) 862-1000]. We apologize for any inconvenience.

Sincerely,

Salix Pharmaceuticals, Inc.

By:

SCHEDULE 4.6(a)(viii)

Form of Salix Letter to Vendors/Service Providers

List of Recipients:

•                  Brand Institute

•                  Patheon Pharmaceuticals, Inc.

•                  HeteroGeneity, LLC

•                  CDM

Additional recipients to be identified by Salix as promptly as practicable after the Transfer Date

[Salix Letterhead]

Dear: Vendor/Service Provider name here

February    , 2016

IMPORTANT PRODUCT INFORMATION

Please be advised that Salix Pharmaceuticals, Inc. (“Salix”) has discontinued the following item:

NDC Number	Product	Size
65649-802	FULYZAQ® (crofelemer)	Delayed-Release Tablets: 125 mg

Salix has transferred to Napo Pharmaceuticals, Inc. (“Napo”) all of the rights, title and interest in and to Fulyzaq along with any form or dosage of pharmaceutical composition or preparation in finished form labeled and packaged for sale that contains the licensed compound crofelemer as an active ingredient and any improvements thereto.  Salix has agreed to transfer and deliver to Napo all rights, title and interest in and to all assets that are reasonably useful for developing, distributing, marketing and selling such products.

This letter serves as formal notification to your entity to please release any information, data and records your entity has in its possession relating to Fulyzaq or any crofelemer compound to Napo or its authorized agents, including any of the following:

•                  books, records, information, submissions to any regulatory authority;

•                  INDs, drug approval applications, drug master files, correspondence with regulatory agencies (registrations and licenses, regulatory drug lists, advertising and promotion documents);

•                  period safety update reports, adverse event files, complaint files;

•                  manufacturing records;

•                  any minutes or contact logs with respect to any telephone conferences conducted with any regulatory authority relating to Fulyzaq or crofelemer compounds;\

•                  materials in the working regulatory and clinical files of Salix pertaining to the conduct of upcoming annual reviews and required reports to the FDA that have yet to be filed, etc.

•                  Marketing or sales materials and information used in the promotion of Fulyzaq

•                  regulatory documentation

•                  marketing research reports

•                  Print-ready artwork and data files for future revision/modification

•                  Data analysis on potential and/or actual prescribers of Fulyzaq

•                  Details on work done to determine and support Fulyzaq as the brand name

•                  Any other information deemed useful to help the future promotion of Fulyzaq

All relevant information should be provided to Napo at the following address:

[insert appropriate Napo recipient]

If you have any questions regarding this notification please contact our Customer Service Department at [(919) 862-1000].

Sincerely,

Salix Pharmaceuticals, Inc.

By:

SCHEDULE 4.6(a)(ix)

Form of Salix Letter to Holders of Inventory

List of Recipients:

•                  Patheon

•                  Glenmark

Additional recipients to be identified by Salix as promptly as practicable after the Transfer Date

[Salix Letterhead]

Dear: Holder of Inventory name here

March    , 2016

IMPORTANT PRODUCT INFORMATION

Please be advised that Salix Pharmaceuticals, Inc. (“Salix”) has discontinued the following item:

NDC Number	Product	Size
65649-802	FULYZAQ® (crofelemer)	Delayed-Release Tablets: 125 mg

Salix has transferred to Napo Pharmaceuticals, Inc. (“Napo”) all of its rights, title and interest in and to Fulyzaq. By this transfer, Napo has acquired ownership of Fulyzaq.

This letter serves as formal notification to your entity to please provide detailed inventory information relating to Fulyzaq to Napo or its authorized agent, including:

Units of Fulyzaq by lot number and expiration date

Estimated number of weeks of inventory on hand

Fulyzaq order history since December 1st 2015

Estimated date of next Fulyzaq order

The appropriate contact person for Napo regarding such inventory is:

1.              Brian Zorn

(970) 568 8091

2.              Charles Thompson

(415) 726 3248

Napo Pharmaceuticals, Inc.

301 Main Street #30G

San Francisco, CA  94105

If you have any questions regarding this ownership change please contact our Customer Service Department at [(919) 862-1000].

Sincerely,

Salix Pharmaceuticals, Inc.

By:

SCHEDULE 4.8(c)

Form of Letter Agreement between Salix and Jaguar

(See Attached).

Final

[Letterhead of Jaguar Animal Health, Inc.]

[Date]

Salix Pharmaceuticals, Inc.

400 Somerset Corporate Blvd.

Bridgewater, New Jersey 08807

Gentlemen:

Reference is hereby made to that certain Settlement, Termination, Asset Transfer and Transition Agreement, dated [*], 2016 (the “Napo/Salix Agreement”), between Napo Pharmaceuticals, Inc. (“Napo”) and Salix Pharmaceuticals, Inc. (“Salix”).  Terms used herein and not otherwise defined are used herein with the meanings given to them in the Napo/Salix Agreement.  Jaguar Animal Health, Inc., a Delaware corporation, is referred to herein as “Jaguar.”

Jaguar proposes to enter into a transaction that will constitute a Napo Change of Control Transaction that will result in Jaguar becoming a controlling Person in respect of Napo or Napo’s business in respect of the Transferred Assets, Napo’s rights under the Napo/Salix Agreement, or the Licensed Compound or Licensed Products, as further described in Attachment A hereto (the “Subject Transaction”).  Pursuant to and in compliance with Section 4.8(c) of the Napo/Salix Agreement, Jaguar hereby agrees with Salix that Jaguar will, effective upon the consummation of the Subject Transaction, assume, be bound by, and thereafter perform the provisions of Section 4.8(a) of the Napo/Salix Agreement (and the related definitions of terms (including the definitions of Claim Amount, Napo Change of Control Consideration, Napo Change of Control Transaction, Napo Entity, Napo Third Party Product Revenue, and Tail Payment contained in Sections 1.18, 1.56, 1.57, 1.58, 1.59, and 1.92, respectively, of the Napo/Salix Agreement) and the related payment, record-keeping, audit, tax withholding, payment method, foreign exchange conversion, and other provisions contained in the Napo/Salix Agreement (including those contained in Sections 4.8(b), 4.13, 4.14, 4.15, and 4.16 of the Napo/Salix Agreement)) as though Jaguar and each of its Affiliates and its and its Affiliates’ shareholders were added alongside the corresponding Napo Entity as an additional named Person for purposes of all such provisions, such that upon the consummation of the Subject Transaction and continuing thereafter Salix will be entitled to receive Napo Change of Control Consideration and Napo Third Party Product Revenue from and in respect of any transaction into which any Napo Entity or Jaguar or any of its Affiliates or any of its or its Affiliates’ shareholders may enter in respect of the Transferred Assets, Napo’s rights under the Napo/Salix Agreement, or the Licensed Compound or Licensed Products.

In executing and delivering this letter agreement, Jaguar represents and warrants to Salix as follows:

(a)           Jaguar is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this letter agreement.

(b)           This letter agreement is a legal and valid obligation binding upon Jaguar and enforceable in accordance with its terms.  The execution, delivery and performance of this letter agreement by Jaguar have been duly authorized by all necessary corporate action and do not and will not:  (i) require any consent or approval of its stockholders; (ii) violate any Applicable Law, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over Jaguar; or (iii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which Jaguar is a party or by which it is bound.  In particular, and without limiting the generality of the foregoing, Jaguar represents and warrants to Salix that it is fully entitled to enter into the covenants and undertake the obligations set forth herein.

(c)           Jaguar is not relying in any manner on any statement, promise, representation or omission, whether oral or written, express or implied, made by any Person or entity, not specifically set forth in this letter agreement.

Salix hereby acknowledges that this letter agreement constitutes the written agreement contemplated by clause (i) of the first sentence of Section 4.8(c) of the Napo/Salix Agreement and satisfies the requirements of such provision in respect of the Subject Transaction.

Without limitation of any other term of this letter agreement, the provisions of Articles VIII and IX of the Napo/Salix Agreement shall apply to this letter agreement and to each of Jaguar and Salix as parties hereto mutatis mutandis as though such provisions were set out in full herein and were by their terms applicable to this letter agreement and to Jaguar and Salix as parties hereto.

This letter agreement in no way limits or qualifies the obligations of Napo under the Napo/Salix Agreement.  Jaguar hereby covenants and agrees with Salix that it will cause Napo from and after the consummation of the Subject Transaction to fully, faithfully, and promptly perform all such obligations and guarantees to Salix the full , faithful, and prompt performance by Napo of each such obligation.

[Signatures appear on next page.]

2

Upon execution by both parties hereto, this letter agreement shall constitute a legally binding agreement between such parties effective as of the date first set forth above.

Very truly yours,

JAGUAR ANIMAL HEALTH, INC.

By
Title

Acknowledged and agreed:

SALIX PHARMACEUTICALS, INC.

By
Title

3

ATTACHMENT A

Description of Subject Transaction

[To be completed by Jaguar]

4

SCHEDULE 4.11

Form of NDA Transfer and Acceptance Letters

(see attached)

Libette Luce, MA	400 Somerset Corporate Boulevard, Bridgewater, NJ 08807
Senior Manager, Regulatory Affairs	Tel: 908-927-1400, Fax: 908-927-1856
Email: libette.luce@valeant.com
www.Salix.com

CHANGE IN OWNERSHIP

ESG

4 March 2016

Donna Griebel, MD, Director

Division of Gastroenterology and Inborn Errors Products

Attention: Central Document Room

Center for Drug Evaluation and Research

Food and Drug Administration

5901-B Ammendale Road

Beltsville, MD 20705-1266

RE:                          NDA 202292: Fulyzaq® (crofelemer) 125mg tablets

Sequence No. 0082

Product Correspondence — Change in Ownership of NDA 202292

Dear Dr. Griebel,

In accordance with the provisions of 21 CFR §314.72(a)(1), the ownership of the above referenced New Drug Application (NDA) 202292 has been transferred, as of the date set forth above, to the following company:

Napo Pharmaceuticals, Inc.
201 Mission Street, Suite 2375
San Francisco, CA 94105
Attention: Lisa Conte
Facsimile: (415) 371-8311
E-mail: Lconte@napopharma.com

The Change in Ownership is effective as of 4 March 2016.  VPII affirms that all rights to this NDA 202292 has been transferred and a complete copy of the application, including supplements, annual reports, and FDA correspondence has been provided to NAPO Pharmaceuticals, Inc.

A copy of the transfer of ownership acceptance letter will be submitted to the Orange Book staff.

This submission is in a complete electronic CTD format (eCTD) in accordance with FDA guidance documents on producing regulatory submissions in electronic format. All electronic files were scanned and checked for viruses using McAfee VirusScan. The submission is being provided via the FDA’s Electronic Submission Gateway (ESG).

The information contained in this submission is confidential and as such should be handled in accordance with the provisions established in 21 CFR §314.430.

Should you have any questions or comments regarding this submission, please do not hesitate to contact me. Alternately, you may contact Isabelle B. Lefebvre, MSc, (RAC EU & US), Vice President, Regulatory Affairs, by telephone at 908-541-3065 or by email at isabelle.lefebvre@valeant.com.

Sincerely,

Libette Luce, MA

Senior Manager, Regulatory Affairs

Tel: 908-541-3425l

Email: libette.luce@valeant.com

Libette Luce, MA	400 Somerset Corporate Boulevard, Bridgewater, NJ 08807
Senior Manager, Regulatory Affairs	Tel: 908-927-1400, Fax: 908-927-1856
Email: libette.luce@valeant.com
www.Salix.com

CHANGE IN OWNERSHIP

ESG

4 March 2016

Donna Griebel, MD, Director

Division of Gastroenterology and Inborn Errors Products

Attention: Central Document Room

Center for Drug Evaluation and Research

Food and Drug Administration

5901-B Ammendale Road

Beltsville, MD 20705-1266

RE:                          IND 070764: TRN-002 (crofelemer, NP-303)

Serial No. 0031; Sequence No. 0006

GENERAL CORRESPONDENCE: Change in Ownership of IND 070764

Dear Dr. Griebel,

Valeant Pharmaceuticals International, Inc. (“VPII”) hereby notifies the Food and Drug Administration that the above referenced Investigational New Drug Application (IND) has been transferred, as of the date set forth above, to the following company:

Napo Pharmaceuticals, Inc.

201 Mission Street, Suite 2375

San Francisco, CA 94105

Attention: Lisa Conte

Facsimile: (415) 371-8311

E-mail: lconte@napopharma.com

The Change in Ownership is effective as of 4 March 2016.  VPII affirms that all rights to this IND have been transferred and a complete copy of the application including annual reports and FDA correspondence has been provided to NAPO Pharmaceuticals, Inc.

This submission is in a complete electronic CTD format (eCTD) in accordance with FDA guidance documents on producing regulatory submissions in electronic format. All electronic files were scanned and checked for viruses using McAfee VirusScan. The submission is being provided via the FDA’s Electronic Submission Gateway (ESG).

The information contained in this submission is confidential and as such should be handled in accordance with the provisions established in 21 CFR §314.430.

Should you have any questions or comments regarding this submission, please do not hesitate to contact me. Alternately, you may contact Isabelle B. Lefebvre, MSc, (RAC EU & US), Vice President, Regulatory Affairs, by telephone at 908-541-3065 or by email at isabelle.lefebvre@valeant.com.

Sincerely,

Libette Luce, MA

Senior Manager, Regulatory Affairs

Tel: 908-541-3425l

Email: libette.luce@valeant.com

Libette Luce, MA	400 Somerset Corporate Boulevard, Bridgewater, NJ 08807
Senior Manager, Regulatory Affairs	Tel: 908-927-1400, Fax: 908-927-1856
Email: libette.luce@valeant.com
www.Salix.com

CHANGE IN OWNERSHIP

ESG

4 March 2016

Donna Griebel, MD, Director

Division of Gastroenterology and Inborn Errors Products

Attention: Central Document Room

Center for Drug Evaluation and Research

Food and Drug Administration

5901-B Ammendale Road

Beltsville, MD 20705-1266

RE:                          IND 051818: Crofelemer

Serial No. 0140; Sequence No. 0038

GENERAL CORRESPONDENCE: Transfer of Ownership of IND 051818

Dear Dr. Griebel,

Valeant Pharmaceuticals International, Inc. (“VPII”) hereby notifies the Food and Drug Administration that the above referenced Investigational New Drug Application (IND) has been transferred, as of the date set forth above, to the following company:

Napo Pharmaceuticals, Inc.

201 Mission Street, Suite 2375

San Francisco, CA 94105

Attention: Lisa Conte

Facsimile: (415) 371-8311

E-mail: lconte@napopharma.com

Regulatory Contact: Brian Zorn (bzorn@smartpharmainc.com)

The Change in Ownership is effective as of 4 March 2016.  VPII affirms that all rights to this IND have been transferred and a complete copy of the application including annual reports and FDA correspondence has been provided to NAPO Pharmaceuticals, Inc.

This submission is in a complete electronic CTD format (eCTD) in accordance with FDA guidance documents on producing regulatory submissions in electronic format. All electronic files were scanned and checked for viruses using McAfee VirusScan. The submission is being provided via the FDA’s Electronic Submission Gateway (ESG).

The information contained in this submission is confidential and as such should be handled in accordance with the provisions established in 21 CFR §314.430.

Should you have any questions or comments regarding this submission, please do not hesitate to contact me. Alternately, you may contact Isabelle B. Lefebvre, MSc, (RAC EU & US), Vice President, Regulatory Affairs, by telephone at 908-541-3065 or by email at isabelle.lefebvre@valeant.com.

Sincerely,

Libette Luce, MA

Senior Manager, Regulatory Affairs

Tel: 908-541-3425l

Email: libette.luce@valeant.com

SCHEDULE 6.3

Press Release

(See attached.)

Napo and Salix Settle Litigation
Rights to Crofelemer Revert to Napo Including
Fulyzaq® and Worldwide Irritable Bowel and Chemotherapy Induced Diarrhea Indications
Collaboration Agreement Terminated

San Francisco, California  (March 7, 2016).  Salix Pharmaceuticals, Inc. (“Salix”) and Napo Pharmaceuticals, Inc. (“Napo”) today announced the settlement (the “Settlement”) of Napo’s litigation with Salix.

As part of the Settlement, the Collaboration Agreement between Salix and Napo dated December 9, 2008 has been terminated.  Accordingly, Napo has regained the rights for Fulyzaq® (crofelemer) which has been approved by the FDA for the systematic relief of non-infectious diarrhea in adults with HIV/AIDs on antiretroviral therapy as well as the rights for the development and commercialization of:

•                  Crofelemer for diarrhea predominant irritable bowel syndrome (CRO-IBS), Phase 2, worldwide;

•                  Crofelemer for acute infectious diarrhea, including cholera (CRO-ID), Phase 2, Western Territories including the US, most EU and Japan;

•                  Crofelemer for pediatric diarrhea (CRO-PED), Phase 1, Western Territories including the US, most EU and Japan;

Napo will assume all commercial and regulatory responsibility for Fulyzaq® within thirty (30) days and is developing plans for the further development of crofelemer for other potential indications.  As part of the Settlement, Napo will receive all finished product inventory and inventory used in the production of crofelemer API.

Lisa A. Conte, Napo’s Interim CEO commented, “I am happy that we were able to achieve this Settlement Agreement with Salix.  We are developing plans to provide for expanded commercial access and awareness of Fulyzaq to people living with HIV/AIDS, and development of crofelemer for indication expansion.”

About Crofelemer

Napo’s proprietary patented gastrointestinal compound, crofelemer, is a first-in-class anti-secretory agent isolated and purified from Croton lechleri, a medicinal plant sustainably harvested under fair-trade working conditions in several South American countries.  Crofelemer (trade name Fulyzaq®) was approved in 2012 and is indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy. Crofelemer is in various stages of clinical development for the following indications:

•                  Crofelemer for diarrhea predominant irritable bowel syndrome (CRO-IBS), Phase 2

•                  Crofelemer for acute infectious diarrhea, including cholera (CRO-ID), and

•                  Crofelemer for pediatric diarrhea (CRO-PED), Phase 1.

The FDA has granted fast track status to crofelemer development for the IBS indication.

About Napo Pharmaceuticals, Inc.

Napo Pharmaceuticals, Inc. focuses on the development and commercialization of proprietary pharmaceuticals for the global marketplace in collaboration with local partners. Jaguar Animal Health, Inc. and Napo are engaged in preliminary exploratory discussions to review a potential merger and/or other ways to cooperate with their respective business endeavors.  Napo owns 26.3% of the outstanding shares of Jaguar Animal Health, Inc.  Napo is based in San Francisco.

Please note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the cost and unpredictability of the duration and results of clinical trials and FDA approval; the possible impairment of, or inability to obtain, intellectual property rights, and the costs of obtaining such rights from third parties; market acceptance for approved products; ability to secure the product; and generic and other competition, and the need to acquire new products.